Filed Pursuant to Rule 424(b)(5)
Registration No. 333-190273

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 15, 2013)

3,750,000 American Depositary Shares

JinkoSolar Holding Co., Ltd.

Representing 15,000,000 Ordinary Shares

We are offering 3,750,000 American Depositary Shares, or ADSs. Each ADS represent four ordinary shares, par value US$0.00002 per share.

Concurrently with this offering, we are offering US$130.0 million aggregate principal amount of convertible notes in accordance with Rule 144A under the Securities Act of 1933 to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and outside the United States to non-U.S. persons in reliance on Regulation S of the Securities Act, assuming no exercise of the initial purchaser’s over-allotment option (or US$150.0 million aggregate principal amount of our convertible notes if the initial purchaser in the convertible notes offering exercises its over-allotment option in full), pursuant to a separate offering memorandum. The offering of shares pursuant to this prospectus is contingent upon the closing of the convertible notes offering, and the concurrent offering of our convertible notes is contingent upon the closing of the offering of the shares hereunder.

Our ADSs are traded on the New York Stock Exchange, or the NYSE, under the symbol “JKS.” On January 15, 2014, the closing sale price of our ADSs on the NYSE was US$36.26 per ADS.

Investing in our ADSs involves a high degree of risk. Before buying any ADSs, you should read the discussion of material risks of investing in our ADSs in “Risk Factors” beginning on page S-28.

Neither the United States Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public offering price	US$35.25	US$132,187,500
Underwriting discounts and commissions	US$1.59	US$5,948,438
Proceeds, before expenses, to us	US$33.66	US$126,239,063

The underwriter may also purchase up to an additional 562,500 ADSs at the public offering price, less the underwriting discounts and commissions, if any, within 30 days of the date of this prospectus supplement. If the underwriter exercises this option in full, the total underwriting discounts and commissions will be US$6,840,703, and our total proceeds, before expenses, will be US$145,174,922.

The underwriter is offering the ADSs as set forth under “Underwriting.” Delivery of the ADSs will be made on or about January 22, 2014.

Credit Suisse

The date of this prospectus supplement is January 16, 2014.

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a “shelf” registration process. Under the shelf registration process, from time to time, we may sell any combination of the securities described in the accompanying prospectus in one or more offerings, subject in certain cases to the receipt of regulatory approval. This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of our ADSs and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part consists of the accompanying prospectus, which gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not be applicable to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and Credit Suisse Securities (USA) LLC has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and Credit Suisse Securities (USA) LLC is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires,

•	“we,” “us,” “our company,” “our” or “JinkoSolar” refer to JinkoSolar Holding Co., Ltd., a Cayman Islands holding company, its current and former subsidiaries for the relevant periods;
•	“ADRs” refers to the American depositary receipts evidencing our American depositary shares;
•	“ADSs” refers to our American depositary shares;
•	“CE” refers to CE certification, a verification of electromagnetic compatibility (EMC) compliance issued by SGS Taiwan Ltd. certifying compliance with the principal protection requirement of directive 2004/108/EC of the European Union and EN61000-6-3:2001+A11:2004 and EN61000-6-1:2001 standards;
•	“CQC” refers to the certificate issued by China Quality Certification Centre certifying that our solar modules comply with IEC61215:2005 and IEC61730-2:2004 standards;
•	“Euro” refers to the legal currency of the European Union;
•	“JET” refers to the certificate issued by Japan Electrical Safety & Environment Technology Laboratories certifiying that our modules comply with IEC61215: 2005, IEC61730-1: 2004 and IEC61730-2 :2004 standards;
•	“Jiangxi Desun” refers to Jiangxi Desun Energy Co., Ltd., an entity in which our founders and substantial shareholders, Xiande Li, Kangping Chen and Xianhua Li, each holds more than 10%, and collectively hold 73%, of the equity interest; Jiangxi Desun’s financial results were consolidated into our financial statements from June 6, 2006 to July 28, 2008;
•	“Jiangxi Jinko” refers to Jinko Solar Co., Ltd., our wholly-owned operating subsidiary incorporated in the PRC;
•	“JIS Q 8901” refers to the certificate for the Japanese market from TUV that demonstrates that a company’s management system ensures the highest standards of reliability in their products;
•	“kWh” refers to kilowatt-hour(s);
•	“MCS” refers to MCS certificate of factory production control issued by British Approvals Board for Telecommunications certifying that the production management system of our certain types of solar panels complies with MCS005 Issue 2.3 and MCS010 Issue 1.5 standards;

•	“NYSE” refers to the New York Stock Exchange;
•	“PRC” or “China” refers to the People’s Republic of China, excluding, for purposes of this prospectus supplement and the accompany prospectus, Taiwan, Hong Kong and Macau;
•	“RMB” or “Renminbi” refers to the legal currency of China;
•	“Topoint” refers to Zhejiang Topoint Photovoltaic Co., Ltd., Zhejiang Yutai Photovoltaic Material Co., Ltd., Zhejiang Weishida Photovoltaic Material Co., Ltd., and Zhejiang Jiutai New Energy Co., Ltd., collectively;
•	“TÜV” refers to TÜV certificates, issued by TÜV Rheinland Product Safety GmbH certifying that certain types of our solar modules comply with IEC 61215:2005, EN 61215:2005, IEC 61730-1:2004, IEC 61730-2:2004, EN 61730-1:2007 and EN 61730-2:2007 standards;
•	“UL” refers to the certificate issued by Underwriters Laboratories Inc., to certify that certain types of our solar modules comply with its selected applicable standards;
•	“US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States;
•	“watt” or “W” refers to the measurement of total electrical power, where “kilowatt” or “kW” means one thousand watts, “megawatts” or “MW” means one million watts and “gigawatt” or “GW” means one billion watts; and
•	“Zhejiang Jinko” refers to Zhejiang Jinko Solar Co., Ltd., formerly Zhejiang Sun Valley Energy Application Technology Co., Ltd., a solar cell supplier incorporated in the PRC which has been our wholly-owned subsidiary since June 30, 2009.

Discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

We publish our consolidated financial statements in Renminbi. The conversion of Renminbi into U.S. dollars in this prospectus supplement is solely for the convenience of readers. The exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus supplement and the accompanying prospectus were made at a rate of RMB6.1200 to US$1.00, the noon buying rate in effect as of September 30, 2013. The Renminbi is not freely convertible into foreign currency. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. On January 10, 2014, the exchange rate, as set forth in the H.10 statistical release of the Federal Reserve Board, was RMB6.0519 to US$1.00.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated herein by reference include “forward-looking statements” within the meaning of, and intended to qualify for the safe harbor from liability established by, the United States Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections expectations or any combination of the above regarding future events, which may or may not occur. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify these forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would,” or similar expressions, including their negatives. These forward-looking statements include, without limitation, statements relating to our expectations and beliefs regarding:

•	general economic conditions;
•	the worldwide demand for electricity and the market for environmentally friendly power generation, and photovoltaic, or PV, energy in particular;
•	the effects of environmental regulation and long-term fossil fuel supply constraints;
•	government support, government subsidies and economic incentives to the solar power industry;
•	the acceleration of adoption of PV technologies;
•	the price trends of silicon wafers, solar cells, solar modules and our raw materials;
•	the advantages of our business model and the competitiveness of our products;
•	the scaling and expansion of our production capacity;
•	our ability to maintain and expand our existing customer base;
•	our current and potential joint venture enterprises and other strategic investments;
•	our ability to successfully implement our strategies, including our ability to successfully develop PV projects;
•	advancements in our process technologies and cost savings from such advancements;
•	our ability to secure raw materials in the future;
•	our ability to secure sufficient funds to meet our cash needs for our operations and capacity expansion;
•	our future business development, results of operations and financial condition;
•	competition from other manufacturers of silicon wafers, solar cells and solar modules, other renewable energy systems and conventional energy suppliers; and
•	PRC government policies regarding foreign investments.

Market data and certain industry forecasts used in or incorporated into this prospectus supplement were obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, industry forecasts and market research, while believed to be reliable, have not been independently verified, and neither we nor the underwriter make any representation as to the accuracy of such information.

The forward-looking statements and any related statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are made as of the date of the respective documents. The forward-looking statements obtained from third-party studies or reports are made as of the date of the corresponding study or report. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though circumstances may change in the future.

SUMMARY

The following summary contains information about us and the offering. It may not contain all of the information that may be important to you in making an investment decision. For a more complete understanding of us and the offering, we urge you to read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section and the documents incorporated by reference, including our financial statements and the notes to those statements contained in such documents.

Our Business

We are a global leader in the PV industry based in Jiangxi and Zhejiang Provinces in China. We have built a vertically integrated solar power product value chain, from recovering silicon materials to manufacturing solar modules and solar project development. We sell most of our solar modules under our own “JinkoSolar” brand, with a small portion of solar modules on an OEM basis. We also sell silicon wafers and solar cells not used in our solar module production. Leveraging our expertise in manufacturing high quality solar modules and our experience in the PV industry, we also develop PV projects in China and provide solar system integration services. As of December 31, 2013, our share of completed solar projects amounted to 213 MW, with annual power generation capacity approaching 324 million kWh.

We sell our products in major export markets and China. We have established subsidiaries in a number of strategic markets, including Germany, Italy, Switzerland, Canada, the United States, Japan, Australia, India and South Africa, to conduct sales, marketing and brand development for our products in Europe and around the world. We also opened offices in and began to ship our products to Japan and South Africa in 2013. As of December 31, 2013, we had an aggregate of more than 250 customers for our solar modules globally, including distributors, project developers and system integrators.

Our solar modules utilize advanced solar technologies. All of our solar modules sold in Europe are CE, TÜV, and MCS certified, all of our solar modules sold in Japan are JET certified, all of our solar modules sold in North America are UL certified and our monocrystalline solar modules sold in China are CQC certified. In 2013, our solar modules passed TÜV Nord's Dust & Sand Certification Test, demonstrating their suitability for installation in desert regions. We also unveiled our “Eagle II” solar modules, which represent a new standard for performance and reliability. The “Eagle II” solar modules can reach peak power output of approximately 260 to 270 watts for a 60-cell module. We have also begun research on our “Eagle+” solar modules, which will be composed of multicrystalline cells that reached conversion efficiencies of approximately 18.5% in lab tests by a third party.

We leverage our vertically integrated platform and cost-efficient manufacturing capabilities in China to produce high quality products and develop projects at competitive costs. Our solar cell and silicon wafer operations support our solar module production, which further supports our project development business, reducing our overall procurement costs. As of December 31, 2013, we had annual capacity of approximately 1.5 GW each for silicon ingots, wafers and solar cells and approximately 2.0 GW for solar modules. Our manufacturing facilities are located in Shangrao, Jiangxi Province and Haining, Zhejiang Province, providing convenient and timely access to key resources and suppliers.

Our experienced solar projects team is well-equipped to take advantage of attractive downstream solar project opportunities in China and globally. We believe that we have both developed and currently own, operate and maintain the largest aggregate capacity of projects in China, among solar companies publicly listed in the United States. In 2011, we began developing projects, as one of the first movers in downstream solar development in China. As of December 31, 2013, our share of completed solar projects amounted to 213 MW. All of our connected projects qualify for feed-in-tariffs of RMB1.00 to RMB1.05 per kWh for 20 years. We have another approximately 1,100 MW of projects currently under evaluation in our project pipeline. Our projects under evaluation include approximately 700 MW of utility scale projects and 400 MW of rooftop projects, as well as 300 to 400 MW of projects in various stages of permitting and expected to connect to grid in 2014. Our procurement costs for our solar projects are low, as we use our own solar modules and source other components through our extensive industry contacts. We also have a dedicated operations and maintenance team and enjoy low operating and maintenance costs for our solar projects.

As one of the earliest solar developers in China, we have strong local strategic relationships with local governments and financial institutions, such as China Development Bank, a PRC policy bank that funds large infrastructure projects. These relationships increase our access to local projects and improve our ability to secure permits for, construct and complete our solar projects. In March 2013, we entered into loan facilities for an aggregate principal amount of RMB360 million (US$58.8 million) with a term of 15 years with China Development Bank. We have also entered into a strategic cooperation agreement with China Development Bank, which has stipulated its intention to provide up to US$1.0 billion in financing for development of overseas projects from 2013 through 2017. On January 6, 2014, we entered into another loan facility for an aggregate principal amount of RMB400 million (US$65.3 million) also for a term of 15 years with China Development Bank for the development of three PV projects in Xinjiang and Qinghai provinces of the PRC with a total capacity of 50MW.

Our Competitive Strengths

We believe that the following strengths enable us to compete successfully in the PV industry:

We have developed a vertically integrated manufacturing and project development platform.

We are a global leader in the PV industry. Since our inception in June 2006, we have developed a vertically integrated solar product value chain, from manufacturing solar products, such as silicon wafers, solar cells and solar modules, to solar project development.

Our in-house annual production capacity for silicon wafers, solar cells and solar modules grew from approximately 300 MW, 150 MW and 150 MW, respectively, as of December 31, 2009 to 600 MW each as of December 31, 2010 to approximately 1.2 GW each as of December 31, 2011 and 2012 to approximately 1.5 GW, 1.5 GW and 2.0 GW, respectively, as of December 31, 2013.

Beginning on January 16, 2014, we began operating the restructured manufacturing assets of Topoint under an operating lease agreement, including 500 MW capacity for silicon wafers, 500 MW for PV cells and 100 MW for PV modules. Topoint is a high-tech PV manufacturer with production and research and development facilities in the Huangwan Industry Park in Haining, Zhejiang Province. We were selected to operate Topoint’s assets in light of our extensive operating experience, solid balance sheet and reputation for advanced technology. Under the operating lease agreement, we will operate Topoint's manufacturing assets until the completion of Topoint's reorganization. We intend to take ownership of Topoint and continue to operate the manufacturing assets after the reorganization.

In 2011, we began to develop solar projects and, as of December 31, 2013, our share of completed solar projects amounted to 213 MW. All of our connected projects qualify for recurring feed-in-tariffs of RMB1.00 to RMB1.05 per kWh for 20 years.

Our vertically integrated manufacturing and product development platform is designed to provide more efficient production, shorter product development cycles, better quality control, lower costs and increased access to end customers. Our procurement costs for our solar projects are low, as we use our own solar modules and source other components through our extensive industry contacts. We also have a dedicated operations and maintenance team and enjoy low operating and maintenance costs for our solar projects. We can provide our customers with comprehensive and tailored solar project development solutions, from project origination to providing our PV products, construction and operations and maintenance. As a vertically integrated manufacturer and project developer, we have incrementally captured revenue and profit at each point of the PV industry value chain, thereby reducing the volatility of our earnings. We have positioned ourselves to maintain or improve our overall profit margin to take advantage of the growing PV industry in diverse industry conditions.

Our high-quality products increase our sales and enhance our brand recognition.

We have substantial expertise in manufacturing PV products and developing solar projects. Our research and development team, consisting of 130 experienced researchers and engineers as of December 31, 2013, including 106 experienced engineers in the Shangrao Economic Development Zone and 24 experienced engineers in Zhejiang Province, has improved our manufacturing efficiency and the quality of our products, and developed next-generation PV technology. Our PV multicrystalline cell average conversion efficiency increased from 17.6% as of December 31, 2012 to 17.9% as of December 31, 2013.

Our solar modules meet the industry’s highest performance ratios. All of our solar modules sold in Europe are CE, TÜV, and MCS certified, all of our solar modules sold in Japan are JET certified, all of our solar modules sold in North America are UL certified and our monocrystalline solar modules in China are CQC certified. In May 2012, we began selling our high-efficiency “WING” series modules. The power output of a 60-cell polycrystalline solar module can reach up to 265 W with a conversion efficiency of 16.2%. The modules are potential induced degradation free, or PID-free, and can withstand high temperature and extreme humidity. In January 2013, we introduced the world’s first PID-free modules to be certified under weather conditions of 85 degrees Celsius and 85% relative humidity, the “Eagle II” series. We have also begun research on our “Eagle+” solar modules, which will be composed of multicrystalline cells reached conversion efficiencies of approximately 18.5% in lab tests by a third party. We believe the high quality of our products will continue to enhance our brand recognition among our customers and in the industry.

Our manufacturing capabilities include advanced production equipment, proprietary intellectual property and strict quality control procedures. We procure our production equipment from leading domestic and international vendors and leverage our proprietary know-how and technology to improve the quality of our products and reduce our costs. We also operate in accordance with ISO 9001 quality management standards.

We enforce strict quality control procedures, including incoming, in-process and output inspections. Our lab was UL Witness Test Data Program-certified and meets the industry’s highest standards for performance and reliability. In July 2012, we were selected as a finalist for the “Solar Projects in North America” category of the Intersolar Award 2012, which is presented each year to award innovation in the international solar industry. In 2013, we were awarded the Solar Industry Award for Module Manufacturing Innovation, recognizing our innovation in manufacturing.

Our strong pipeline and strategic partnerships with leading Chinese institutions position us to rapidly grow our downstream business.

We were one of the first movers in downstream solar development in China. We believe that we have developed the largest aggregate capacity of projects in China, among solar companies publicly listed in the United States. We have approximately 1,100 MW of projects currently under evaluation in our project pipeline. Our projects under evaluation include approximately 700 MW of utility scale projects and 400 MW of rooftop projects, as well as 300 to 400 MW of projects in various stages of permitting and expected to connect to grid in 2014.

China has recently seen a number of favorable developments in the downstream PV business, including increased targets for solar power capacity, the standardization of solar subsidy payment methods, increased funding for subsidy payments and new subsidies for distributed-generation-connected projects. As one of the earliest solar developers in China, we are well-positioned to take advantage of the increasingly positive landscape.

We have strong local strategic relationships with local governments and financial institutions, including China Development Bank. These relationships increase our access to local projects and improve our ability to secure permits for, construct and complete our solar projects. In March 2013, we entered into loan facilities for an aggregate principal amount of RMB360 million (US$58.8 million) with a term of 15 years with China Development Bank to develop PV projects. The long credit term provided by China Development Bank substantially reduces the risks associated with selling electricity to grid over a long investment horizon. We have also entered into a strategic cooperation agreement with China Development Bank, which has stipulated its intention to provide financing of up to US$1.0 billion for overseas project development from 2013 through 2017. On January 6, 2014, we entered into another loan facility for an aggregate principal amount of RMB400 million (US$65.3 million) also for a term of 15 years with China Development Bank for development of three PV projects in Xinjiang and Qinghai provinces of the PRC with a total capacity of 50MW.

We have developed long-standing relationships with a leading, diversified and international customer base.

We have established a global sales and distribution platform for our solar products to improve marketing and build our customer base. We sell our solar modules through 12 overseas subsidiaries. We also selectively use sales agents and distributors to expand our overseas footprint with reduced overhead costs. As of

December 31, 2013, we had more than 250 customers for our solar modules from China and 38 other countries, including Germany, Italy, Switzerland, Canada, the United States, Japan, Singapore, Australia, India and South Africa. We opened our Japan office and began to ship products to South Africa in 2013. Our module customers include leading players in the PV industry, such as Enel Green Power, BayWa r.e. Solarsysteme GmbH, AMEC, the Juwi Group, Energiebau Solarstrom System GmbH, WBHO Build Energy (Pty) Ltd, Solar Century Holding Ltd and Solairedirect S.A.

The high quality of our products and after-sales services have helped improve existing customer relationships and develop new customer relationships, thereby improving the predictability of our earnings. Our experienced local teams solicit product feedback and provide localized customer services from 19 overseas offices with a prompt response time. We work closely with customers expanding to new emerging markets, which also allows us to cost-effectively introduce our products to new regions. We also highlight our relationships with our customers who are local leaders in the solar industry to increase our overall reputation to the market.

We have operated and grown our business while maintaining a competitive cost structure.

We have leveraged our industry relationships and expertise in the PV industry to operate and grow our business at a low cost. Our gross margins were among the highest for Chinese solar companies publicly listed in the United States in the first, second and the third quarter of 2013. We have had relatively low operating expenses, in light of our revenue growth. We were profitable in 2011, in spite of challenging conditions in the solar industry and losses recorded by the large majority of publicly listed solar companies. We were also among the first companies in the industry to return to net profitability after the economic downturn, in the second and third quarter of 2013, as average selling prices began to stabilize.

We believe we enjoy relatively low equipment costs, as we purchased high-quality equipment from solar products manufacturers exiting the industry in the first half of 2013. We also recorded low depreciation per watt relative to our vertically-integrated peers, based on the public filings of such companies. We have also acquired substantial land reserves and land-use rights for future production capacity expansion. We believe that our substantial land reserves, high utilization ratio and ability to expand capacity at relatively low costs have prepared us to take advantage of any future growth of the solar industry. According to PricewaterhouseCoopers LLP’s 2012 Photovoltaic Sustainable Growth Index, we ranked fourth among the largest publicly traded solar companies around the world based on growth performance and financial and operational efficiency.

We manufacture our solar products in Shangrao, Jiangxi Province and Haining, Zhejiang Province, China to support our low-cost manufacturing operations. As a fast-growing manufacturing company located in the Shangrao Economic Development Zone, we enjoy favorable government policies, including preferential pricing for land, grants for production equipment investments and financial assistance for recruitment, as well as low electricity costs. The close proximity of our facilities to Zhejiang and Jiangsu Provinces, two of the most economically developed provinces in eastern China, provides us with convenient and timely access to our key resources and suppliers, as well as easy access to skilled labor at competitive costs.

We procure our production equipment from leading domestic and international vendors and leverage our proprietary know-how and technology to improve the quality of our products and reduce our costs. For example, our furnace reloading technology allows us to increase the size of our ingots while lowering our unit production costs by increasing the production output of our furnaces and reducing the consumption of consumables and electricity. Our sophisticated wire saws currently enable us to produce monocrystalline wafers with an average thickness of 180 microns and multicrystalline wafers with an average thickness of 200 microns, reducing the amount of silicon raw material used to produce our wafer products. In addition, we have developed proprietary process technologies and know-how allowing us to process and recover silicon materials outside of the customary range in relation to certain electrical characteristics, while ensuring the consistent quality of our products.

We use 10 automated production lines for the production of solar modules, in addition to our 76 manual production lines, which enables us to reduce human error and labor cost, enhance efficiency and gain a competitive advantage over competitors who do not use automated production lines. In addition, we have made comprehensive improvements to our solar cell production lines, production process, production management and quality control process, which has improved the conversion efficiency of our solar cells and increased the percentage of solar cells meeting our quality standards.

We continue to reduce our production costs by improving solar cell conversion efficiency and enhancing manufacturing yields. In 2011, we successfully developed Quantum-1 solar modules, which combine the benefits of mono- and multi-crystalline solar modules to achieve a higher efficiency than multi-crystalline solar modules, while maintaining lower production costs than monocrystalline solar modules. We have long-term relationships with top domestic and international producers to mitigate the impact of potential tariffs and ensure conversion efficiency and module quality. We also enjoy significant cost advantages by sourcing the majority of our polysilicon through spot pricing, thereby reducing the risk of being bound to high-priced long-term polysilicon contracts.

Our strong management and experienced solar projects team are well-equipped to drive the expansion of our business in diverse economic conditions.

We have a strong management team led by our chairman Mr. Xiande Li and chief executive officer Mr. Kangping Chen, who have proven expertise in the solar industry, corporate management and the development and execution of growth strategies. Mr. Xiande Li and Mr. Xianhua Li, the founders of our company, have over 16 years of aggregate experience in the solar industry. Mr. Kangping Chen has more than 17 years of experience in the management and operation of solar businesses and other manufacturing businesses.

Under their leadership, we have been able to quickly expand our business from processing recoverable silicon materials in 2006. We began producing monocrystalline ingots in 2007, monocrystalline wafers and multicrystalline ingots and wafers in 2008 and solar cells and solar modules in 2009. We began solar project development in 2011. We have also been able to rapidly grow our production capacity in a cost-efficient manner. In addition, our management team has demonstrated their ability to respond to the market changes promptly, sustaining our growth even in the face of economic uncertainty. We believe that our management team possesses the insight, vision and knowledge required to effectively execute our growth strategy in the face of challenging economic conditions.

Our experienced solar projects team of over 100 employees is well-equipped to take advantage of attractive downstream solar project opportunities in China and globally. We have recruited highly experienced solar projects team members from leading companies in the solar industry, the construction industry and other energy sectors. They have demonstrated their strong capabilities at all stages of solar project development, including permit application, feasibility study, engineering, purchase and construction, financing and operations and maintenance.

Our Strategies

In order to achieve our goal of becoming a leading vertically integrated solar company, we intend to pursue the following principal strategies:

Grow our downstream solar development business to diversify our revenue, improve profitability and increase the predictability of our earnings.

We plan to grow our downstream solar development business to diversify our revenue, improve profitability and increase the predictability of our earnings. We have approximately 1,100 MW of projects currently under evaluation in our project pipeline. Our projects under evaluation include approximately 700 MW of utility scale projects and 400 MW of rooftop projects, as well as 300 to 400 MW of projects in various stages of permitting and expected to connect to grid in 2014.

We will leverage our access to solar modules and experience and relationships in the solar industry to explore new opportunities as an independent power producer. We believe that growing our solar plant business will also improve our reputation in the solar market. We plan to meet the working capital requirements of our solar project development by improving our financing capabilities, including through our operations and proceeds from this offering and our concurrent convertible senior notes offering.

We plan to focus primarily on projects in China, where we have our strongest local relationships and deepest market understanding, but we will selectively explore potential opportunities in overseas projects. We have also entered into a strategic cooperation agreement with China Development Bank, which has stipulated its intention to provide financing of up to US$1.0 billion for overseas project development from 2013 through 2017.

Expand capacity opportunistically and in a cost-efficient manner.

We enjoy high utilization rates for our current production lines. We will continue to monitor our customers’ short-term and long-term demands to opportunistically expand our production capacity. During the global economic crisis, despite challenging capital markets, our in-house annual production capacity for silicon wafers, solar cells and solar modules grew from approximately 600 MW each as of December 31, 2010 to approximately 1.5 GW each for silicon ingots, wafers and solar cells and approximately 2.0 GW for solar modules as of December 31, 2013. Additionally, we believe that our operation and proposed future acquisition of Topoint’s manufacturing assets will help us address the growing demands of our strong international customer base. We have also acquired substantial land reserves and land-use rights for future production capacity expansion. We will continue to leverage our industry relationships and expertise in the PV industry to source high-quality production equipment at low costs. We will also continue to manage our accounts payable terms with our manufacturers to manage our working capital. We believe that we are ready to respond to increased demand for our solar products by strategically expanding our capacity in a cost-efficient manner.

Enhance our procurement and research and development capabilities to reduce our average costs and improve product quality.

We believe that secure and cost-efficient access to silicon raw material supplies is critical to our future success. We will continue to purchase solar grade virgin polysilicon from both domestic and foreign suppliers. We plan to purchase our virgin polysilicon primarily through spot market purchases to take advantage of decreasing virgin polysilicon prices. We will continue to source our raw materials from high-quality suppliers. In 2012, our five largest suppliers of our silicon materials provided approximately 63.2% of our total silicon purchases by value.

We also believe that the continual improvement of our research and development capability is vital to maintaining our long-term competitiveness. In 2010, 2011, 2012 and the nine months ended September 30, 2013, our research and development expenses were approximately RMB31.6 million, RMB30.0 million, RMB69.0 million and RMB36.1 million, respectively. We plan to enhance our research and development capability by recruiting additional experienced engineers specialized in the PV industry. Our senior management lead our research and development efforts and set the strategy for improving our products and manufacturing processes. We intend to continue to devote management and financial resources to research and development.

Our research and development laboratories, located in the Shangrao Economic Development Zone in Jiangxi Province and in Haining, Zhejiang Province, focus on enhancing the quality of our silicon wafers and solar modules, improving production efficiency and increasing the conversion efficiency of our silicon wafers and solar modules. We have entered into a cooperative agreement with Nanchang University in Jiangxi Province, China and established a joint PV materials research center on the campus of Nanchang University to improve our manufacturing processes and develop new materials and technologies. The research center also provides on-site technical support to us and training for our employees, as well as assisting in the improvement of the conversion efficiency, production process and overall quality of our solar products.

Selectively grow our sales and marketing network.

We are prepared to identify attractive new opportunities in mature and emerging markets and selectively expand our sales and marketing network to regions with high government incentives and high demand for solar energy. We will strive to increase recognition of our brand domestically and internationally. China, Japan and the United States are expected to drive demand growth and account for 61% of global demand for solar modules in 2014. China is expected to install 12 GW in 2014. As the PV market becomes increasingly competitive, we plan to devote more resources to the expansion of our sales and marketing network and the enhancement of our sales and marketing channels.

We have established subsidiaries in North America, Europe and Asia to conduct sales, marketing and brand development. We may establish similar subsidiaries in new emerging markets to expand our customer base and market penetration. For example, we opened our offices and began selling products to Japan and South Africa in 2013. Furthermore, we have diversified our geographic exposure in recent years. For example, the percentage of our total revenue from solar module sales changed from from 63.8% for Europe, 28.3% for China, <1% for Africa, 4.8% for Americas and 3.0% for other Asia-Pacific countries for the nine months ended September 30, 2012 to 42.9% for China, 21.1% for Europe, 18.8% for other Asia-Pacific countries, 10.6% for Africa and 6.0% for Americas for the same period in 2013.

We also plan to continue to devote significant resources to develop a stable end-user customer base by establishing diversified sales channels through project developers, system integrators, distributors and sales agents. We also plan to participate in diverse marketing activities, including advertising on major industry publications, attending trade shows and exhibits worldwide, in addition to providing our high quality customer service. We intend to strategically leverage our sales force and distribution network to cost-effectively expand our sales and marketing footprint. In August 2012, we launched the JinkoSolar Priority Solar Club partner program for our strategic customers to further drive our module sales and reward customer loyalty. In 2012 and 2013, we attended 27 and 40 exhibitions and conferences in the PV industry globally, respectively.

Establish and strengthen our brand and customer relationships.

We believe our ability to establish and maintain long-term customer relationships for our solar cells and solar modules is critical to our continued business development. Since our inception, we have established a reputation for providing our customers with high quality PV products at competitive prices. As we extend our product line downstream, expand our production capacity and increase our operation scale, we intend to strengthen our brand. To achieve this, we plan to take the following initiatives:

•	continue to provide our customers with high quality products and services by further improving our manufacturing process, strengthening quality control and increasing the level of vertical integration;
•	increase our brand awareness among major players in the PV industry by strengthening our marketing efforts and sales to such customers;
•	extend our distribution network globally in a flexible and practical manner and establish our presence in key markets; and
•	strengthen our solar project development capabilities and provide tailored solar project development services.

Recent Industry Developments

In recent years, the solar market in China has grown rapidly to become one of the largest solar market in the world, primarily due to increasing demand for electricity and increasing government incentives. Due in part to China’s economic boom and urbanization, China’s electricity demands have also grown sharply. In July 2011, the Chinese government announced its national feed-in-tariff policy. Certain provinces, such as Jiangsu, Liaoning and Shandong, also adopted their own feed-in-tariff policies. As a result, the solar market in Ningxia, Jiangsu and Gansu Provinces have grown particularly quickly, with Jiangsu representing almost half of new installations of recent building-mount projects.

The following represent key recent developments in the market in China:

•	Anti-Dumping Settlement with the European Union — On July 27, 2013, EU and Chinese trade negotiators announced that a price undertaking had been reached pursuant to which Chinese manufacturers, including JinkoSolar, would limit their exports of solar panels to the EU and set prices above a minimum price, in exchange for the EU agreeing to forgo the imposition of anti-dumping duties on these solar panels from China. The offer was approved by the European Commission on August 2, 2013. The China Chamber of Commerce for Import and Export of Machinery and Electronic Product (CCCME) is responsible for allocating the quota among Chinese export producers. JinkoSolar has been allocated a portion of the quota. Solar panels imported exceeding the annual quota will be subject to anti-dumping duties.

On December 5, 2013, the European Council announced its final decision imposing definitive anti-dumping and anti-subsidy duties on imports of crystalline silicon PV cells and modules originating from or consigned from China. An average duty of 47.7%, consisting of the anti-dumping and anti-subsidy duties, will be applied for a period of two years beginning on December 6, 2013 to Chinese solar panel exporters who cooperated with the European Commission’s investigations. On the same day, the European Commission announced its decision to confirm the acceptance of the price undertaking offered by Chinese export producers, including JinkoSolar, with CCCME in connection with the anti-dumping proceeding and to extend the price undertaking to the anti-subsidy proceeding, which will exempt them from both anti-dumping and anti-subsidy duties.

•	New Targets for Solar Power Capacity — In response to the increased pace of market development, China’s State Council, in a statement dated July 4, 2013, announced that installed capacity for solar electricity is expected to reach more than 35 GW by 2015 at a growth rate of about 10 GW a year between now and then, and to reach more than 100 GW by 2020. This was the fourth revision in less than three years for the 2015 installed capacity target, which was originally set at 5 GW in 2010, but increased to 10 GW in May 2011, 15 GW in December 2011 and 21 GW in July 2012.

On July 4, 2013, China’s State Council also described principles promoting the PV industry through (i) the exploration of the distributed PV power generation market, (ii) the improvement to the grid connection management and service, in particular for PV power generation, (iii) the improvement to pricing and subsidy policies and development of fund for renewable energy and (iv) support from the financial institutions to the PV industry, among other matters.

•	Solar Subsidy Payments Standardized — Although solar project development in China began to accelerate rapidly several years ago, there have been concerns about the timely payment of renewable subsidies to project developers since 2011. As a result, independent power producers experienced long accounts receivable periods. However, in March 2012, the National Development and Reform Commission, or the NDRC, the National Energy Commission and the Ministry of Finance, or the MOF, jointly issued a measure to standardize settlement of feed-in tariffs.

In addition, according to a notice issued in July 2013 by the MOF, beginning in August 2013, subsidy payments for distributed PV power generation stations (excluding distributed PV power generation projects) shall be allocated directly from the central MOF to the State Grid Corporation of China and the China Southern Power Grid Co., Ltd., rather than to the provincial financial department. The Interim Measures for the Administration of Distributed PV Power Generation Projects promulgated by National Energy Commission, which became effective on November 18, 2013, further provides that grid companies shall make subsidy payments to project companies on a monthly basis for distributed PV power generation projects which are entitled to subsidy treatments.

•	Increased Funding for Subsidy Payments — The MOF has proposed to almost double the renewable surcharge for electricity end-users from RMB0.008 per kW to RMB0.015 per kW, effective September 25, 2013.
•	Distributed-Generation-Connected Projects Receive New Subsidies — On August 30, 2013, the Department of Price of the NDRC released subsidy details for projects. Transmission-grid-connected projects will receive a feed-in-tariff of RMB0.90 to RMB1.00 per kWh, whereas distribution-grid-connected projects will receive a premium of RMB0.42 per kWh in addition to the desulphurized coal benchmark price. Distribution-grid-connected projects are expected to represent the majority of China’s new PV installation in the next few years. Unlike the rest of the world, capital expenditures for distribution-grid-connected projects are higher than transmission-grid-connected projects, since labor costs for scaffolding and work on rooftops are low in China and rooftop space is currently free.

Our Solar Projects

Beginning in 2011, we began to develop solar projects. As of December 31, 2013, our share of completed solar projects amounted to 213 MW, with annual power generation capacity approaching 324 million kWh. We are able to operate and maintain our solar projects at minimal costs. Unlike other power generation facilities, solar projects are less susceptible to risks associated with fuel prices.

Our solar projects generally begin with the signing of a non-binding investment agreement with the local government, which outlines the size and location of the project. While an investment agreement is not required for the construction of solar projects, we generally receive preferential treatment from the local governments as a result of signing such agreements. After signing the investment agreement, we will solicit the preliminary approval of the provincial NDRC. After receiving the preliminary approval, we will apply for the interconnection plan with the provincial grid company and prepare and submit applications to a number of local government authorities for approvals, such as environmental and land approvals. At the same time, we will conduct an operational and financial feasibility study. After receiving the local governmental permissions, we will apply for the construction permit, the final approval by the provincial NDRC, and, upon receipt, begin construction. Construction typically requires three to four months. After construction, we apply for the Electric Power Business Certificate with State Electricity Regulatory Commission. Finally, we sign the electricity sale agreement and interconnection agreement with the provincial grid company. It generally takes approximately seven to eight months from the signing of the investment agreement to obtaining the construction permit.

As of December 31, 2013, our share of completed solar projects amounted to 213 MW. All of our connected projects qualify for feed-in-tariffs of RMB1.00 to RMB1.05 per kWh for 20 years. We have another approximately 1,100 MW of projects currently under evaluation in our project pipeline. Our projects under evaluation include approximately 700 MW of utility scale projects and 400 MW of rooftop projects, as well as 300 to 400 MW of projects in various stages of permitting and expected to connect to grid in 2014.

The following map shows the status of the projects we completed in 2013.

The following table shows the details of the projects we completed in 2013.

Region	Project	Capacity (MW)	Connected Date	Approximate Cost (RMB per watt)	FIT (RMB)	JinkoSolar’s Ownership	Share of Capacity (MW)	Debt Financing Raised (RMB million)	Current Status
Qinghai	Delingha Ruiqida	30	Jan. 2013	11.44	1.05	88.7%	27	200	Completed
Gansu	Gansu Longchang PV	20	Feb. 2013	8.43	1	100%	20	—	Completed
Gansu	Gansu Jintai Electric I	100	July 2013	8.17	1	28%	28	—	Completed
Qinghai	Hainanzhou PV	10	Sept. 2013	8.06	1	100%	10	80	Completed
Xinjiang	Shaya Jingxin	20	Sept. 2013	8.38	1	100%	20	160	Completed
Xinjiang	Wusu Zhongjing PV	20	Dec. 2013	8.72	1	100%	20	160	Completed
Xinjiang	Alaer JinkoSolar	20	Dec. 2013	8.53	1	100%	20	—	Completed
Gansu	Gansu Jintai Electric II	100	Dec. 2013	8.17	1	28%	28	—	Completed
Xinjiang	Bohu Jingjia Sunshine	20	Dec. 2013	8.86	1	99.9%	20	160	Completed
Xinjiang	Shaya Jingxin II	20	Dec. 2013	7.02	1	100%	20	—	Completed
Total		360					213	760

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Segment Information

We began developing solar projects in 2011. During the third quarter of 2013, we changed our operational focus to include both product manufacturing and solar project development. As a result of these changes, our chief operating decision maker changed the information regularly reviewed for purposes of allocating resources and assessing performance. Therefore, in accordance with ASC 280, Segment Reporting, in the third quarter of 2013, we began reporting our financial performance based on our two new segments: the manufacturing segment and the solar projects segment.

Revenue from the manufacturing segment consists primarily of sales of solar power products. Costs of revenue for the manufacturing segment consist primarily of costs associated with manufacturing solar products. Revenue from the solar projects segment consists primarily of feed-in-tariffs, including electricity sold on the spot market plus government subsidies. Costs of revenue for the solar projects segment consist primarily of depreciation of project assets and costs associated with operating a solar project.

The following tables set forth the results of operations of our segments and the reconciliation with our consolidated results of operations for the nine months ended September 30, 2012 and 2013 and as of December 31, 2012 and September 30, 2013.

	For the Nine Months Ended September 30,
	2012				2013
	Manufacturing	Solar projects	Elimination(1)	Total	Manufacturing	Solar projects	Elimination(1)	Total
	(RMB in thousands)
Revenues	3,637,771.0	—	(10,169.0)	3,627,602.0	5,083,894.4	46,899.0	(240,020.7)	4,890,772.7
Gross profit	189,590.6	—	(1,348.6)	188,242.0	933,042.8	27,050.4	(63,580.8)	896,512.4
Interest expense, net	(165,399.3)	—	—	(165,399.3)	(162,547.8)	(7,465.4)	—	(170,013.2)
Loss/(income) before income taxes	(788,920.7)	—	(1,348.6)	(790,269.3)	138,648.7	13,252.8	(87,435.9)	64,465.6

	As of
	December 31, 2012				September 30, 2013
	Manufacturing	Solar projects	Elimination(2)	Total	Manufacturing	Solar projects	Elimination(2)	Total
	(RMB in thousands)
Total assets	7,719,329.1	798,992.9	(146,001.7)	8,372,320.3	9,094,808.1	1,952,132.5	(642,223.6)	10,404,717.0

(1)	Elimination refers to the elimination of revenue and profit from the sale of solar modules from the manufacturing segment to the solar project segment.

(2)	Elimination refers to the elimination of unsettled receivables of the manufacturing segment and unsettled payables of the solar projects segment resulting from the above sales of solar modules.

In conjunction with this offering and the concurrent offering of our convertible notes, we assessed the impact of the aforementioned segment change on our consolidated financial statements as of December 31, 2011 and 2012 and each of the three years ended December 31, 2012, which were previously included in our annual report on Form 20-F filed with the SEC on April 30, 2013, as amended on May 23, 2013, or the 2012 Annual Report, which is incorporated by reference into this prospectus supplement and the accompanying prospectus and the offering memorandum in connection with our concurrent convertible senior notes offering. We do not consider such segment change material to our financial statements taken as a whole for the periods presented, and therefore we did not retrospectively recast the annual financial statements included in the 2012 Annual Report in conjunction with this offering or the concurrent offering of our convertible notes.

The following tables set forth our updated segment information as of and for the years ended December 31, 2011 and 2012.

	For the Year Ended December 31,
	2011				2012
	Manufacturing	Solar projects	Elimination(1)	Total	Manufacturing	Solar projects	Elimination(1)	Total
	(RMB in thousands)
Revenues	7,544,252.0	—	(159,300.6)	7,384,951.4	4,909,005.4	1,607.1	(115,844.1)	4,794,768.4
Gross profit	1,162,940.4	—	(13,089.2)	1,149,851.2	237,322.3	(3,986.8)	(1,098.4)	232,237.1
Interest expense, net	(182,502.2)	—	—	(182,502.2)	(221,719.8)	—	—	(221,719.8)
Loss/(income) before income taxes	367,637.7	(149.9)	(13,089.2)	354,398.6	(1,526,557.9)	(25,061.0)	(1,098.5)	(1,552,717.4)

	As of December 31,
	2011				2012
	Manufacturing	Solar projects	Elimination(2)	Total	Manufacturing	Solar projects	Elimination(2)	Total
	(RMB in thousands)
Total assets	8,921,130.3	288,358.3	(33,089.3)	9,176,399.3	7,719,329.1	798,992.9	(146,001.7)	8,372,320.3

(1)	Elimination refers to the elimination of revenue and profit from the sale of solar modules from the manufacturing segment to solar project segment.
(2)	Elimination refers to the elimination of unsettled receivables of the manufacturing segment and unsettled payables of the solar projects segment resulting from the above sales of solar modules.

We did not have any solar projects business prior to 2011. Therefore, the financial information for the period prior to and including the year ended December 31, 2010, as reported in the 2012 Annual Report, is solely in connection with our manufacturing business.

Results of Operations

The following table sets forth a summary of our unaudited consolidated results of operations for the periods indicated.

	For the Nine Months Ended September 30,
	2012 (RMB)	2012 (% of revenue)	2013 (RMB)	2013 (US$)	2013 (% of revenue)
	(in thousands, except percentage)
Consolidated Statements of Operations Data:
Revenue	3,627,602.0	100.0	4,890,772.7	799,145.9	100.0
Sales of solar modules	3,006,372.1	82.9	4,611,999.4	753,594.7	94.3
Sales of silicon wafers	296,658.2	8.2	62,559.0	10,222.1	1.3
Sales of solar cells	98,044.7	2.7	102,294.3	16,714.8	2.1
Sales of silicon ingots	1,885.6	0.1	1,175.0	192.0	0.0
Sales of recovered silicon materials	270.4	0.0	4,550.6	743.6	0.1
Processing service fees	142,824.1	3.9	45,803.7	7,484.3	0.9
Solar system integration projects	79,796.4	2.2	201.1	32.9	0.0
Revenue from generated electricity	—	—	46,899.0	7,663.2	1.0
Others	1,750.5	0.0	15,290.6	2,498.3	0.3
Cost of revenues	(3,439,360.0)	94.8	(3,994,260.3)	(652,656.9)	81.7
Gross profit	188,242.0	5.2	896,512.4	146,489.0	18.3
Total operating expenses	(688,019.9)	19.0	(513,272.2)	(83,868.0)	10.5
Income/(loss) from operations	(499,777.9)	13.8	383,240.2	62,621.0	7.8
Interest expenses, net	(165,399.3)	4.6	(170,013.2)	(27,779.9)	3.5
Subsidy income	284.0	0.0	4,059.7	663.3	0.1
Exchange loss	(46,176.4)	1.3	(31,968.2)	(5,223.6)	0.7
Other (expense)/income, net	8,333.2	0.2	7,366.3	1,203.6	0.2
Change in fair value of forward contracts	(59,043.3)	1.6	32,643.3	5,333.9	0.7
Change in fair value of convertible senior notes and capped call options	(28,489.6)	0.8	(160,862.5)	(26,284.7)	3.3
Income/(loss) before income taxes	(790,269.3)	21.8	64,465.6	10,533.6	1.3
Income tax (expense)/benefit	9,000.8	0.2	(18,185.2)	(2,971.4)	0.4
Equity in gain/(loss) of affiliated companies	—	—	(21,731.1)	(3,550.8)	0.4
Net income/(loss)	(781,268.5)	21.5	24,549.3	4,011.4	0.5
Less: Net income attributable to the non-controlling interests	16.9	0.0	823.5	134.6	0.0
Net income/(loss) attributable to JinkoSolar Holding Co., Ltd.	(781,285.4)	21.5	23,725.8	3,876.8	0.5

Unaudited Quarterly Results of Operations

The following table sets forth selected unaudited quarterly results of operations for each quarter during the period from March 31, 2012 to September 30, 2013. We derived this information from our unaudited consolidated financial statements, which we prepared on the same basis as our audited consolidated financial statements contained in the 2012 Annual Report. In our opinion, these unaudited statements include all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair statement of that information when read in conjunction with the consolidated financial statements and related notes included elsewhere in the 2012 Annual Report. The operating results for any quarter should not be considered indicative of results for any future period.

	For the Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013
	(RMB in thousands, except as otherwise indicated)
Revenue	1,060,081.5	1,237,991.4	1,329,529.1	1,167,166.5	1,163,403.7	1,764,884.9	1,962,484.1
Cost of revenues	(1,053,049.4)	(1,134,400.8)	(1,251,909.8)	(1,123,171.4)	(1,016,091.6)	(1,453,298.1)	(1,524,870.6)
Gross profit	7,032.1	103,590.6	77,619.3	43,995.1	147,312.1	311,586.8	437,613.5
(Loss)/income before income taxes	(356,253.7)	(320,777.7)	(113,237.9)	(762,448.1)	(129,103.5)	67,335.9	126,233.2
Income tax benefit/(expense)	—	10,290.2	(1,289.4)	(83.1)	(13.2)	215.6	(18,387.6)
Net (loss)/income	(356,253.7)	(310,487.5)	(114,527.3)	(762,546.4)	(129,161.7)	48,270.8	105,440.2
Net (loss)/income attributable to JinkoSolar Holding Co., Ltd.	(356,270.5)	(310,485.8)	(114,529.1)	(761,135.4)	(128,744.1)	48,962.5	103,507.4
Module shipments (MW)	157.1	223.0	280.0	252.3	282.4	460.0	489.3
Module average selling price (US$)	0.83	0.74	0.64	0.56	0.59	0.60	0.63
Module silicon costs (US$ per watt)	0.16	0.14	0.12	0.09	0.09	0.09	0.09
Module non-silicon costs (US$ per watt)	0.58	0.52	0.47	0.45	0.42	0.41	0.41
PV multicrystalline cell average conversion efficiency	16.9%	17.2%	17.5%	17.6%	17.6%	17.8%	17.9%

The following table describes depreciation and amortization expenses included in our cost of sales and operating expenses for the periods indicated.

	For the Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013
	(RMB in thousands, except as otherwise indicated)
Depreciation of plant, property and equipment	78,633.8	80,062.2	82,249.8	82,206.8	83,639.0	77,032.7	86,385.4
Depreciation of project assets	1,147.2	1,235.7	1,397.5	1,361.1	5,016.7	6,441.3	6,468.7
Amortization of land use rights and intangible assets	1,857.1	1,686.4	1,895.4	1,871.5	1,722.8	2,048.1	1,903.3

We shipped solar modules in the range of 500 MW to 530 MW in the fourth quarter of 2013 and in the range 1.7 GW to 1.8 GW for the full year ended December 31, 2013. We operated 213 MW of projects as an independent power producer as of December 31, 2013. Our PV multicrystalline cell average conversion efficiency reached 17.9% in the fourth quarter of 2013.

Nine Months Ended September 30, 2013 Compared to Nine Months Ended September 30, 2012

Total revenue of RMB3,637.8 million for the nine months ended September 30, 2012 was derived entirely from the manufacturing segment. Total revenue of RMB5,130.8 million (US$838.4 million) for the same period in 2013 consisted of RMB5,083.9 million (US$830.7 million) from the manufacturing segment and RMB46.9 million (US$7.7 million) from the solar projects segment.

The increase in total revenue from the manufacturing segment was primarily due to an increase in shipments of solar modules from 660 MW for the nine months ended September 30, 2012 to 1,232 MW for the nine months ended September 30, 2013, primarily due to a significant increase in shipments to China and other Asia-Pacific countries, which was mainly driven by the increased sales and marketing activities in such regions, partially offset by a decrease in shipments to Europe, which was mainly driven by reduced demand as government support for solar projects in Europe decreased in response to the European debt crisis. Revenue from the increase in shipments was partially offset by a decrease in average selling prices of solar modules, primarily due to an increase in the relative oversupply of solar modules and decrease in the price of polysilicon, the principal raw material for PV modules, from the nine months ended September 30, 2012 to the same period in 2013. Cost of revenues for the manufacturing segment increased 20.4% from RMB3,448.2 million for the nine months ended September 30, 2012 to RMB4,150.9 million (US$678.2 million) for the same period in 2013, primarily as a result of the increase in shipments of solar modules, partially offset by a decrease in the average unit cost for our solar modules. Gross profit for the manufacturing segment for the nine months ended September 30, 2013 was RMB933.0 million (US$152.5 million), compared to RMB189.6 million for the same period in 2012.

In the nine months ended September 30, 2013, total revenue from the solar project segment was RMB46.9 million (US$7.7 million), all of which was from feed-in-tariffs. In the third quarter of 2013, we began recording as revenue government subsidies for electricity revenues from solar projects since July 1, 2013. Of the revenue from generated electricity in the third quarter of 2013, RMB16.7 million (US$2.7 million) was related to the government subsidy for electricity revenues for the six months ended June 30, 2013, RMB2.1 million (US$0.3 million) was related to the government subsidy for electricity revenues for the full year ended December 31, 2012 and RMB14.7 million (US$2.4 million) was related to the government subsidy for electricity revenues in the third quarter of 2013. Excluding the government subsidy for electricity revenues before July 1, 2013 which were recognized during the third quarter of 2013, electricity revenues and gross profit for electricity from solar projects for the nine months ended September 30, 2013 were RMB28.1 million (US$4.6 million) and RMB8.2 million (US$1.3 million), respectively. Cost of revenues for the solar projects segment for the nine months ended September 30, 2013 were RMB19.8 million (US$3.2 million) primarily as a result of increased depreciation of property, plant and equipment. Gross profit for the solar projects segment for the nine months ended September 30, 2013 was RMB27.1 million (US$4.4 million). We did not generate revenue from the solar project segment in the nine months ended September 30, 2012.

Gross margin increased from 5.2% for the nine months ended September 30, 2012 to 18.3% for the same period in 2013, primarily due to our improvements in operating efficiency and continued cost reductions for polysilicon and auxiliary materials, partially offset by lower average selling prices of solar modules.

Total operating expenses decreased from RMB688.0 million for the nine months ended September 30, 2012 to RMB513.3 million (US$83.9 million) for the same period in 2013, primarily due to (i) a provision of RMB129.8 million in the first quarter of 2012 on inventory purchase prepayments under long-term polysilicon supply contracts as a result of adverse developments in a supplier’s operations and (ii) the reversal of provision for bad debts of RMB119.0 million (US$19.4 million) for the nine months ended September 30, 2013 as a result of the subsequent cash collection of long-aged accounts receivable, partially offset by an increase in shipping and warranty costs resulting from the increase in solar module shipments.

Liquidity and Capital Resources

We have financed our operations primarily through equity contributions from our shareholders, the net proceeds of our securities offerings, cash flow generated from operations, as well as issuance of bonds, short-term and long-term debt financing.

As of September 30, 2013, we had RMB950.0 million (US$155.2 million) in cash and cash equivalents and RMB388.4 million (US$63.5 million) in restricted cash. Our cash and cash equivalents represent cash on hand and demand deposits with original maturities of three months or less that are placed with banks and other financial institutions. Our restricted cash represents deposits legally held by banks which are not available for general use. These deposits are held as collateral for issuance of letters of credit and bank acceptable notes to vendors for purchase of machinery and equipment and raw materials.

As of September 30, 2013, we had entered into purchase agreements for purchasing additional manufacturing equipment. Our purchase capital commitments under these contracts amounted to approximately RMB392.8 million (US$64.2 million) as of September 30, 2013, of which RMB373.9 million (US$61.1 million) will be due within one year after September 30, 2013. We plan to use the remaining available cash for research and development and for working capital and other day-to-day operating purposes.

As of September 30, 2013, we had total bank credit facilities available of RMB4.80 billion (US$784.8 million) with various banks, of which RMB2.86 billion (US$468.0 million) were drawn down and RMB1.94billion (US$316.8 million) were available.

As of September 30, 2013, we had short-term borrowings (including the portion of long-term borrowings due within one year) of RMB2,020.9 million (US$330.2 million). As of September 30, 2013, we had short-term borrowings outstanding of RMB1,839.2 million (US$300.5 million) and RMB181.7 million (US$29.7 million), which were denominated in RMB and U.S. dollars, respectively, and bearing a weighted average interest rates of 6.3% and 2.5% per annum, respectively.

As of September 30, 2013, we pledged equipment of a total net book value of RMB2,084.0 million (US$340.5 million) and inventories of a total net book value of RMB212.7 million (US$34.8 million) and land use rights of a total net book value of RMB204.3 million (US$33.4 million) and property and plants of a total net book value of RMB375.1 million (US$61.3 million) to secure repayment of our short-term borrowings of RMB1,432.2 million (US$234.0 million). As of September 30, 2013, our outstanding short-term borrowings guaranteed by our founders were RMB542.0 million (US$88.6 million). Although we have increased our level of short-term bank borrowings to meet our working capital, capital expenditures and other needs, we have not experienced any difficulties in repaying our borrowings.

We have long-term borrowings (excluding the portion of long-term borrowings due within one year) of RMB383.0 million (US$62.6 million) as of September 30, 2013. Long-term borrowings outstanding as of September 30, 2013 bore interest at an average annual rate of 7.2%. In connection with most of our long-term borrowings, we have granted security interests over significant amounts of our assets. As of September 30, 2013, we pledged land use rights with net book value of RMB78.7 million (US$12.9 million) and project assets of a total net book value of RMB325.2 to secure repayment of borrowings of RMB383.0 million (US$62.6 million). As of September 30, 2013, long-term loans (including the portion of long-term borrowings due within one year) in the amount of RMB278.0 million (US$45.4 million) will be due for repayment upon maturity within one year after September 30, 2013 and long-term loans in the amount of RMB31.0 million (US$5.1 million) will be due for repayment upon maturity in September 30, 2015.

In addition, we have substantial repayment obligations under our convertible notes. On May 17, 2011, we issued convertible senior notes in the principal amount of US$125 million due 2016, bearing an annual interest rate of 4.00%, with an option for holders to require us to repurchase their notes in May 2014 for the principal of the notes plus accrued and unpaid interest. Concurrent with our issuance of the convertible senior notes, we entered into a capped call option transaction with an affiliate of the initial purchaser of the notes. We paid a total premium for the capped call option of US$18.0 million. As of September 30, 2013, we had US$123.0 million of the convertible notes due 2016 outstanding.

On April 23, 2012, Jinko Solar Co., Ltd., our wholly-owned operating subsidiary incorporated in the PRC, issued unsecured one-year short-term bonds with a principal amount of RMB300 million. The bonds bear a fixed annual interest rate of 6.3% and will mature on April 23, 2013. On January 29, 2013, Jinko Solar Co., Ltd. issued six-year bonds with a principal amount of RMB800 million, bearing a fixed annual interest rate of 8.99%. At the end of the third year in the life of the bonds, Jinko Solar Co., Ltd. has the option to raise the interest rate by up to 100 basis points, and the bondholders will have the right to require Jinko Solar Co., Ltd. to repurchase all or part of their bonds upon Jinko Solar Co., Ltd.’s announcement of whether or not we decide to raise the interest rate, and by how much, at such time. On March 19, 2013, we entered into loan facilities for an aggregate principal amount of RMB360 million (approximately US$58.8 million) and a term of 15 years with China Development Bank.

On September 25, 2013, we completed a follow-on public offering of 4,370,000 ADSs, receiving aggregate net proceeds of approximately US$67.3 million, after deducting discounts and commissions and offering expenses.

We had negative working capital as of September 30, 2013. Our management believes that our current cash position as of September 30, 2013, the cash expected to be generated from operations and funds available from borrowings under the bank quotas will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months from September 30, 2013. However, in light of the amount of bank borrowings and bonds are due in the near term future and exercise of the put option of the convertible senior notes on May 14, 2014, sufficient funds may not be available. Accordingly, we may need to reduce discretionary spending and raise additional funds through public or private equity or debt financing. Any additional equity financing may be dilutive to our shareholders and debt financing, if available, may involve covenants that would restrict us. Additional funds may not be available on terms commercially acceptable to us or at all. Failure to manage discretionary spending and raise additional capital or debt financing as required may adversely impact our ability to achieve our intended business objectives.

Cash Flows and Working Capital

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Nine Months Ended September 30,
	2012 (RMB)	2013 (RMB)	2013 (US$)
	(in thousands)
Net cash provided by operating activities	723,773.5	514,631.7	84,090.1
Net cash used in investing activities	(380,829.0)	(1,203,322.3)	(196,621.3)
Net cash (used in)/provided by financing activities	(549,054.7)	1,364,577.4	222,970.2
Effect of foreign exchange rate changes on cash and cash equivalents	708.6	(5,014.4)	(819.3)
Net (decrease)/increase in cash and cash equivalent	(205,401.6)	670,872.4	109,619.7
Cash and cash equivalents, beginning of year	433,851.0	279,130.0	45,609.5
Cash and cash equivalents, end of year	228,449.4	950,002.4	155,229.2

Operating Activities

Net cash provided by operating activities in the nine months ended September 30, 2013 was RMB514.6 million (US$84.1 million), consisting primarily of (i) a decrease in accounts receivable of RMB356.5 million (US$58.3 million); (ii) an increase in other payables and accruals of RMB117.6 million (US$19.2 million), primarily due to an increase in subsidy payments for several power plants; an increase in the payment of interest on bonds and increase in accrued warranty cost; (iii) a change in fair value of convertible senior notes of RMB201.8 million (US$33.0 million) and (iv) an increase in advances from customers of RMB193.2 million (US$31.6 million), primarily due to improved credit terms with our customers and decreased accounts receivable turnover, partially offset by (i) an increase in notes receivable of RMB196.3 million (US$32.1 million), primarily due to the receipt of one customer’s RMB141.0 million (US$23.0 million) corporate acceptance notes; (ii) an increase in prepayments and other current assets of RMB141.8 million (US$23.2 million), primarily due to an increase in the balance of VAT recoverable of RMB137.7 million (US$22.5 million), as more raw material purchased and (iii) the reversal of provision for allowance of doubtful accounts of RMB119.0 million (US$19.4 million), primarily due to settlement of long-aged accounts receivable which were previously provided for.

Investing Activities

Net cash used in investing activities in the nine months ended September 30, 2013 was RMB1,203.3 million (US$196.6 million), consisting primarily of (i) cash paid for short-term investments of RMB1,368.2 million (US$223.6 million); (ii) the purchase of property, plant and equipment of RMB387.6 million (US$63.3 million) and (iii) cash paid for project assets of RMB373.6 million (US$61.1 million), partially offset by cash collected for short-term investments of RMB1,244.3 million (US$203.3 million).

Financing Activities

Net cash provided by financing activities in the nine months ended September 30, 2013 was RMB1,364.6 million (US$223.0 million), consisting primarily of (i) borrowings from third parties of RMB2,451.7 million (US$400.6 million); (ii) proceeds from Jinko Solar Co., Ltd.’s January 2013 bond issuance of RMB800.0 million (US$130.7 million); (iii) proceeds from the September 2013 follow-on offering of RMB414.7 million (US$67.8 million) and (iv) an increase in notes payable of RMB406.8 million (US$66.5 million), primarily due to draw down in the credit quotes provided by major banks for issuing acceptance note, partially offset by (i) repayment of borrowings to third parties of RMB2,455.9 million (US$401.3 million) and (ii) repayment of bonds payable of RMB300.0 million (US$49.0 million) for our short-term bonds.

Contractual Obligations

The following table sets forth our contractual obligations as of September 30, 2013.

	Payment due by period
Contractual Obligations	Total	less than 1 year	1 – 3 years	3 – 5 years	more than 5 years
	(RMB in thousands)
Short-term Debt Obligations*	2,058,828.8	2,058,828.8	—	—	—
Long-term Debt Obligations*	659,292.0	27,697.7	86,318.2	60,417.6	484,858.5
Bonds Payable and Accrued Interests	968,812.2	71,920.0	896,892.2	—	—
Convertible Senior Notes*	771,746.3	771,746.3	—	—	—
Operating Lease Obligations	17,611.0	8,893.2	5,256.1	2,478.8	982.9
Capital Commitment	392,835.9	373,942.4	18,893.5	—	—
Total	4,869,126.2	3,313,028.4	1,007,360.0	62,896.4	485,841.4

*	Include accrued interest

THE OFFERING

Price per ADS
US$35.25
Total ADSs we are offering
3,750,000 ADSs.
ADSs outstanding immediately after this offering
20,144,493 ADSs (20,706,993 ADSs if the underwriter exercises its option to purchase additional ADSs in full).
Ordinary shares outstanding immediately after this offering
123,051,630 shares (125,301,630 shares if the underwriter exercises its option to purchase additional ADSs in full).
The number of ordinary shares outstanding immediately after the offering:
• excludes 7,070,802 ordinary shares issuable as of the date of this prospectus supplement upon the exercise of outstanding options granted under our 2009 Long Term Incentive Plan;
• excludes a further 3,192,620 ordinary shares reserved for issuance under our 2009 Long Term Incentive Plan; and

•

excludes ordinary shares issuable upon the conversion of our US$123.0 million of outstanding convertible senior notes issued on in May 2011, which may be converted into 14,577,776 ordinary shares, and the convertible notes offered concurrently with this offering.

The ADSs
Each ADS represents four ordinary shares, par value US$0.00002 per ordinary share.
The depositary will be the holder of the ordinary shares underlying the ADSs and, as an ADS holder, you will not be treated as one of our shareholders in respect of those ADSs. You will have the rights provided in the deposit agreement among us, the depositary and the owners and beneficial owners of ADSs from time to time. Under the deposit agreement, you may instruct the depositary to vote the ordinary shares underlying your ADSs. You must pay a fee for each issuance or cancellation of an ADS, distribution of securities by the depositary or any other depositary service.
For more information about our ADSs, you should carefully read the section in the accompanying prospectus entitled “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus supplement and the accompanying prospectus.
Option to purchase additional ADSs
We have granted the underwriter an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 562,500 additional ADSs.
Use of proceeds
We estimate that the net proceeds from this offering will be approximately US$126.0 million (or US$144.9 million if the underwriter exercises its option to purchase additional ADSs in full), after deducting underwriting commissions and fees and estimated offering expenses.
We intend to use the net proceeds from this offering and the concurrent offering of convertible notes for general corporate purposes, which may include expanding manufacturing capacity, the development of solar power projects and working capital. Our management will retain broad discretion over the use of proceeds, and we may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the net proceeds in short-term, marketable instruments.
Risk factors
See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement, as such factors may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission, or the SEC, for a discussion of factors you should carefully consider before deciding to invest in the ADSs.
Description of concurrent offering
Concurrently with this offering, US$130.0 million aggregate principal amount of convertible notes are being offered pursuant to a separate offering memorandum (or up to US$150.0 million aggregate principal amount if the underwriter in the convertible notes offering exercises its over-allotment option in full) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and outside of the United States to non-U.S. persons in reliance on Regulation S. The closing of the offering of the shares pursuant to this prospectus is contingent upon the closing of the convertible notes offering, and the closing of the concurrent offering of our convertible notes is contingent upon the closing of the offering of the shares hereunder.
NYSE symbol for our ADSs
Our ADSs are listed on the NYSE under the symbol “JKS.”
Depositary
JPMorgan Chase Bank
Lock-up
We have agreed for a period until 90 days after the date of this prospectus supplement not to sell, transfer or otherwise dispose of any of our ordinary shares, all of our existing ADSs or similar securities, subject to certain exceptions. Furthermore, our directors and executive officers and certain of our shareholders have agreed to a similar 90-day lock-up, subject to certain exceptions. This lock-up will not apply to the exercise of share options granted as of the date of this prospectus supplement. See “Underwriting.”
Payment and settlement
The ADSs are expected to be delivered through the book-entry transfer facilities of the Depository Trust Company, or DTC, in New York, New York on or about January 22, 2014.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated statements of operations data for the years ended December 31, 2010, 2011 and 2012 and the summary consolidated balance sheet data as of December 31, 2011 and 2012 have been derived from our audited consolidated financial statements included in our 2012 Annual Report. The summary consolidated balance sheet data as of December 31, 2010 have been derived from our audited consolidated financial statements included in our annual report on Form 20-F filed with the SEC on April 18, 2012, as amended on April 19, 2012.

The following summary consolidated statement of operations data for the nine months ended September 30, 2012 and 2013 and the summary consolidated balance sheet data as of September 30, 2013 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus supplement. Our unaudited interim condensed consolidated financial statements have been prepared on a consistent basis as our audited consolidated financial statements and include all normal and recurring adjustments that we consider necessary for a fair statement of our financial position and operating results for the applicable dates and periods presented.

The summary consolidated financial data should be read in conjunction with those financial statements and the accompanying notes and “Item 5. Operating and Financial Review and Prospects” included in our 2012 Annual Report incorporated by reference in this prospectus supplement. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The historical results are not necessarily indicative of results to be expected in any future period.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2010 (RMB)	2011 (RMB)	2012 (RMB)	2012 (RMB)	2013 (RMB)	2013 (US$)
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenues	4,654,854.7	7,384,951.4	4,794,768.4	3,627,602.0	4,890,772.7	799,145.9
Cost of revenues	(3,297,468.9)	(6,235,100.2)	(4,562,531.3)	(3,439,360.0)	(3,994,260.3)	(652,656.9)
Gross profit	1,357,385.8	1,149,851.2	232,237.1	188,242.0	896,512.4	146,489.0
Total operating expenses	(367,463.5)	(833,965.5)	(1,465,724.3)	(688,019.9)	(513,272.2)	(83,868.0)
Income/(loss) from operations	989,922.3	315,885.7	(1,233,487.2)	(499,777.9)	383,240.2	62,621.0
Interest expenses, net	(64,268.4)	(182,502.2)	(221,719.8)	(165,399.3)	(170,013.2)	(27,779.9)
Convertible senior notes issuance costs	—	(30,154.1)	—	—	—	—
Subsidy income	15,696.6	25,553.8	40,902.6	284.0	4,059.7	663.3
Investment gain	60.1	—	—	—	—	—
Exchange loss	(10,143.4)	(138,994.3)	(36,472.7)	(46,176.4)	(31,968.2)	(5,223.6)
Other (expense)/income, net	(1,357.9)	28,257.1	4,263.5	8,333.2	7,366.3	1,203.6
Change in fair value of forward contracts	98,039.3	36,604.9	(9,043.1)	(59,043.3)	32,643.3	5,333.9
Change in fair value of embedded derivatives	55.0	—	—	—	—	—
Change in fair value of convertible senior notes and capped call options	—	299,747.7	(97,160.7)	(28,489.6)	(160,862.5)	(26,284.7)
Income/(loss) before income taxes	1,028,003.6	354,398.6	(1,552,717.4)	(790,269.3)	64,465.6	10,533.6
Income tax (expense)/benefit	(146,130.4)	(81,072.7)	8,917.6	9,000.8	(18,185.2)	(2,971.4)
Equity in gain/(loss) of affiliated companies	—	—	(16.3)	—	(21,731.1)	(3,550.8)
Net income/(loss)	881,873.2	273,325.9	(1,543,816.1)	(781,268.5)	24,549.3	4,011.4
less: Net income attributable to the non-controlling interests	—	16.9	1,394.0	16.9	823.5	134.6
Net income/(loss) attributable to JinkoSolar Holding Co., Ltd.	881,873.2	273,342.8	(1,542,422.1)	(781,285.4)	23,725.8	3,876.8
Net income/(loss) attributable to JinkoSolar Holding Co., Ltd’s ordinary shareholders per share
Basic	11.16	2.91	(17.38)	(8.80)	0.27	0.04
Diluted	10.92	(1.23)	(17.38)	(8.80)	0.26	0.04
Net income (loss) attributable to JinkoSolar Holding Co., Ltd’s ordinary shareholders per ADS(1)
Basic	44.64	11.64	(69.52)	(35.20)	1.08	0.16
Diluted	43.69	(4.92)	(69.52)	(35.20)	1.04	0.16

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2010 (RMB)	2011 (RMB)	2012 (RMB)	2012 (RMB)	2013 (RMB)	2013 (US$)
	(in thousands, except share and per share data)
Weighted average ordinary shares outstanding
Basic	74,896,543	93,966,535	88,752,706	88,748,445	89,317,742	89,317,742
Diluted	80,748,080	102,686,971	88,752,706	88,748,445	91,097,669	91,097,669

(1)	Each ADS represents four ordinary shares.

	As of December 31,			As of September 30,
	2010 (RMB)	2011 (RMB)	2012 (RMB)	2013 (RMB)	2013 (US$)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	521,204.8	433,851.0	279,130.0	950,002.5	155,229.2
Restricted cash	416,789.7	146,175.5	140,760.8	388,424.5	63,468.1
Short-term investments	34,705.8	494,215.0	722,461.3	846,302.7	138,284.8
Account receivable, net – related parties	100.4	31,010.2	105,531.4	284,336.2	46,460.2
Accounts receivable, net – third parties	576,796.4	1,600,206.9	1,712,685.2	1,409,422.7	230,297.8
Advances to suppliers, net – third parties	339,738.1	208,104.1	63,553.0	92,774.2	15,159.2
Inventories	819,514.5	798,075.3	527,962.4	629,624.0	102,879.7
Total current assets	3,194,474.1	4,608,473.7	3,985,609.2	5,474,862.3	894,585.3
Project assets	—	272,504.7	536,391.1	962,521.2	157,274.7
Property, plant and equipment, net	1,938,978.2	3,568,294.3	3,329,872.7	3,331,930.0	544,433.0
Land use rights, net	261,858.6	368,042.9	365,749.2	360,694.6	58,937.0
Advances to suppliers to be utilized beyond one year	234,577.1	209,630.9	—	—	—
Total assets	5,880,345.8	9,176,399.3	8,372,320.3	10,404,717.0	1,700,117.2
Accounts payable – a related party	—	35,887.8	30,045.2	28,611.3	4,675.0
Accounts payable – third parties	355,011.7	340,998.6	1,347,327.0	1,444,785.5	236,076.1
Notes payable	571,522.2	909,830.6	1,149,136.5	1,555,973.0	254,244.0
Accrued payroll and welfare expenses	96,853.9	176,647.8	206,425.1	228,541.3	37,343.3
Advance from third party customers	164,956.9	85,524.0	121,031.2	313,814.9	51,276.9
Bonds payable and accrued interests	—	1,039,635.3	313,689.8	48,745.8	7,965.0
Convertible senior notes	—	—	—	673,228.1	110,004.6
Short-term borrowings from third parties (including current portion of long-term borrowings)	1,171,776.3	2,200,032.1	2,245,630.8	2,020,911.2	330,214.2
Total current liabilities	2,941,912.9	5,642,586.6	6,238,443.5	7,242,408.3	1,183,400.0
Long-term borrowings	269,250.0	155,500.0	167,000.0	383,000.0	62,581.7
Bond payables	—	—	—	800,000.0	130,719.0
Convertible senior notes		387,777.2	483,581.7	—	—

	As of December 31,			As of September 30,
	2010 (RMB)	2011 (RMB)	2012 (RMB)	2013 (RMB)	2013 (US$)
	(in thousands)
Total liabilities	3,215,143.9	6,271,225.8	6,998,508.9	8,567,297.8	1,399,885.3
Total JinkoSolar Holding Co., Ltd. shareholders’ equity	2,665,201.9	2,895,190.5	1,365,122.3	1,827,106.9	298,546.9
Non-controlling interests	—	9,983.1	8,689.1	10,312.2	1,685.0
Total liabilities and shareholders’ equity	5,880,345.8	9,176,399.3	8,372,320.3	10,404,717.0	1,700,117.2

RISK FACTORS

An investment in our ADSs involves certain risks. You should carefully consider the risks described below as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The value of our ADSs could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Special Note on Forward-Looking Statements” in this prospectus supplement and the accompanying prospectus where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to Our Business and Industry

We require a significant amount of cash to fund our operations and future business developments; if we cannot obtain additional funding on terms satisfactory to us when we need it, our growth prospects and future profitability may be materially and adversely affected.

We require a significant amount of cash to fund our operations, including the development of solar projects and payments to suppliers for our polysilicon feedstock. We may also require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue, as well as our research and development activities in order to remain competitive. We had negative working capital as of September 30, 2013. Management believes that our current cash position, the cash expected to be generated from operations and funds available from borrowings under our bank facilities will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. However, in light of the amount of bank borrowings and bonds due in the near term future, and the put option of our convertible senior notes becoming exercisable in May 2014, we may need to reduce discretionary spending and raise additional funds through public or private equity or debt financing. Our ability to obtain external financing is subject to a number of uncertainties, including:

•	our future financial condition, results of operations and cash flows;
•	the state of global credit markets;
•	general market conditions for financing activities by companies in our industry; and
•	economic, political and other conditions in China and elsewhere.

Any additional equity financing may be dilutive to our shareholders and any debt financing may require restrictive covenants. Additional funds may not be available on terms commercially acceptable to us. Failure to manage discretionary spending and raise additional capital or debt financing as required may adversely impact our ability to achieve our intended business objectives. See “— Our substantial indebtedness could adversely affect our business, financial condition and results of operations.”

Our future growth and profitability depend on the demand for and the prices of solar power products and the development of PV technologies.

The rate and extent of market acceptance for solar power depends on the availability of government subsidies and the cost-effectiveness, performance and reliability of solar power relative to conventional and other renewable energy sources. Changes in government policies towards solar power and advancements in PV technologies could significantly affect the demand for solar power products.

Demand for solar power products is also affected by macroeconomic factors, such as energy supply, demand and prices, as well as regulations and policies governing renewable energies and related industries. For example, demand for solar power products declined precipitously in late 2008 due to decreased financing availability for downstream buyers caused by the global economic crisis. As a result, decreased demand coupled with increased manufacturing capacity caused a decline in the prices of solar power products. The prices of solar power products further declined since 2009 primarily due to decreased prices of polysilicon as well as increased manufacturing capacity for solar power products. Over the last three years, demand in

Europe was generally low as a result of the reductions in feed-in-tariffs in Germany and the elimination of feed-in-tariffs in Italy, the two largest European markets. In 2010, as the effect of the global economic crisis subsided, the combination of increased availability of financing for downstream buyers and decreased average selling prices of solar power products contributed to an overall increase in demand for solar power products. However, in 2011, a decrease in payment to solar power producers, in the form of feed-in tariffs and other reimbursements, and a reduction in available financing caused a decrease in the demand for solar power products, including solar modules, in the European markets. Payments to solar power producers decreased as governments in Europe, under pressure to reduce sovereign debt levels, reduced subsidies such as feed-in tariffs. Furthermore, many downstream purchasers of solar power products were unable to secure sufficient financing for the solar power projects due to the global credit crunch. It is estimated that demand for solar modules in Europe fell significantly in 2013. As a result, many solar power producers that typically purchase solar power products from manufacturers like us were unable or unwilling to expand their operations.

These market conditions were exacerbated by an oversupply of solar power products driven by increased manufacturing capacity, which adversely affected the prices of solar power products. As a result, the average selling price of our solar modules, which represented 81.3% of our total revenue in 2012, decreased from RMB8.7 per watt for 2011 to RMB4.3 per watt for 2012, and further decreased to RMB3.74 per watt for the nine months ended September 30, 2013.

We cannot assure you that the price of solar modules will not decline further in the future. Any reduction in the price of solar modules will have a negative impact on our revenue and results of operations. As a result, we may not be profitable on a quarterly or annual basis. For example, we experienced net losses in each quarter from the fourth quarter of 2011 to the first quarter of 2013. In addition, if demand for solar power projects and solar power products weakens in the future, our business and results of operations may be materially and adversely affected.

Solar project development may not proceed as expected and may not be successfully completed, which could increase our costs, impair our ability to recover our investments and have a material adverse effect on our business, financial condition and results of operations.

The development and construction of solar projects involve numerous risks and uncertainties. We may be required to spend significant amounts of money for land and interconnection rights, preliminary engineering, permitting, legal and other expenses before we can determine whether a project is economically, technologically or otherwise feasible. Success in developing a particular project is contingent upon, among other things:

•	negotiation of satisfactory engineering, procurement and construction agreements;
•	securing a project site, necessary rights of way and satisfactory land rights;
•	receipt from governmental authorities of required land use and construction permits and approvals;
•	receipt of rights to interconnect the project to the electric grid or to transmit energy;
•	payment of interconnection and other deposits, some of which are non-refundable;
•	financeable arrangements for the purchase of the solar power and renewable energy attributes generated by the project;
•	construction financing, including debt, equity and funds from tax credits and other tax benefits; and
•	timely implementation and satisfactory completion of construction.
•	Successful completion of a particular project may be adversely affected by numerous factors, including without limitation:
•	delays in obtaining and maintaining required governmental permits, licenses and approvals;
•	inability to procure adequate financing, especially for engineering, procurement and construction;
•	potential challenges from project stakeholders, such as local residents, environmental organizations and others who may not support the project;

•	unforeseen engineering problems;
•	construction delays and contractor performance shortfalls;
•	work stoppages;
•	cost over-runs;
•	labor, equipment and materials supply shortages or disruptions;
•	unfavorable tax treatment;
•	adverse weather conditions;
•	adverse environmental and geological conditions; and
•	force majeure and other events beyond our control.

Accordingly, some of the solar projects in our pipeline may not be completed or even proceed to construction. If a number of projects are not completed, our business, financial condition and results of operations could be materially and adversely affected.

The delay between making significant upfront investments in our projects and receiving revenue could materially and adversely affect our business and results of operations.

There are generally many months or even years between our initial significant upfront investments in solar projects and when those projects begin to generate revenue. These upfront investments include payments for land rights, large transmission and power purchase agreement deposits or other payments, all of which may be non-refundable. In addition, there have historically been significant delays in the payment of China’s renewable energy subsidies, even after electricity has been sold to grid. Furthermore, we rely on long-term financing, such as equity financing or debt financing with long investment horizons, such as our financing from China Development Bank, to reduce risks associated with our solar projects. The delay between generating revenue and making upfront investments could adversely affect our business and results of operations. Furthermore, our ability to simultaneously fund our operations may be constrained by our inability to recognize revenue.

We are subject to risks associated with construction, cost overruns, delays and other contingencies.

Construction of our solar projects may be adversely affected by circumstances outside of our control, including inclement weather, acts of God, delays in regulatory approvals, or third-party delays in providing inverters or other materials. Shortages of skilled labor could also significantly delay a project or otherwise increase our costs. Changes in project plans or defective or late execution may increase our costs and reduce our margins.

To expand our solar project development business, we must find and obtain land use rights for suitable solar project sites.

Solar projects require solar conditions that can only be found in a limited number of geographic areas and project sites. Further, large utility-scale solar projects must be interconnected to electricity transmission grids in order to deliver electricity. Once we have identified a suitable solar site, our ability to obtain requisite land use rights with respect to the site is subject to growing competition from other solar power producers that may have better access to local government support, financial or other resources to locate and obtain land use rights of such sites. Our competitors may impede our development efforts by acquiring control of all or a portion of a solar site we seek to develop. If we were unable to find or obtain land use rights for suitable solar sites, our ability might be harmed to develop new solar projects on a timely basis or at all, which could have a material adverse effect on our business, financial condition and results of operations.

We may not compete effectively in the bidding process for solar projects.

Our solar projects are frequently awarded through a competitive bidding process. We compete for project awards based on, among other things, pricing, technical and engineering expertise, past experience, track record and financing resources and capabilities. It is difficult to predict whether and when we will be awarded a new solar project. The bidding and selection process are affected by a number of factors, including factors which may be beyond our control, such as market conditions or government incentive programs. Any increase in competition during the bidding process or reduction in our competitive capabilities could have a significant adverse impact on our market share and on the margins we generate from our projects.

We rely on local grid companies for grid connection and grid companies may not have adequate transmission capacity or may be unwilling to purchase and transmit electricity generated by our solar power plants. In addition, the on-grid tariff and preferential tax treatment applicable to us are subject to changes.

We must obtain consents from local grid companies to connect our solar power plants to their power grids before constructing an on-grid integrated solar system. Such consent depends on a number of external factors, including the availability of existing grids with adequate transmission capacity, progress of grid construction or system upgrades, the distance between our preferred sites and the local grids, and the costs of additional interconnection facilities. Many of these factors are beyond our control. We may not be able to obtain all necessary consents for our new solar power system integration projects in a timely manner, or at all.

Further, under the current regulatory framework in the PRC, grid companies generally must purchase and dispatch all electricity generated by renewable energy producers within the coverage of their grids. Solar power stations with grid connection voltage of not more than 10 Kilovolts and installation capacity of not more than 6 MW are all allowed to apply for connection to large grid, with State Grid Corporation of China offering free connection service throughout the entire process. In case of PV power generation projects connected to public grids, grid companies are responsible for investment and construction of the connection projects and related modification of public grids, and for PV power generation projects connected to users’ end through the public grid, grid companies are responsible for investment and construction of public grids’ modification related to the connection. However, we cannot assure you that local grid companies will comply with these obligations at all times or at all. In addition, solar power plants and other renewable energy facilities of our competitors located near our solar power system integration projects may compete with us to secure grid connections. Grid companies may not have adequate transmission capacity or may be unwilling to purchase and transmit electricity generated by our solar power plants. We may not be able to dispatch electricity when our solar power system integration projects commence operations, which could have a material adverse effect on our revenue and results of operations.

In addition, the on-grid tariff and preferential tax treatment applicable to us are subject to changes. Historically, there was no national feed-in tariff mechanism for on-grid solar power plants. In July 2011, the NDRC launched the unified pricing mechanism for on-grid solar power plants in China. Pursuant to the unified pricing mechanism, the on-grid tariff (including value added tax) for on-grid solar power plants either approved after July 1, 2011 or completed after December 31, 2011 was RMB1.00 per kWh (excluding on-grid solar power plants located in Tibet). For the on-grid solar power plants sponsored by central government subsidies, the desulphurized coal benchmark price shall apply. On August 30, 2013, the Price Department of the NDRC released new subsidy details for solar projects in China. Transmission-grid-connected projects will receive a feed-in-tariff of RMB0.90 to RMB1.00 per kWh, whereas distribution-grid-connected projects will receive a premium of RMB0.42 per kWh in addition to the desulphurized coal benchmark price. Furthermore, from October 1, 2013 to December 31, 2015, taxpayers selling electricity products produced themselves using solar energy are entitled to a 50% immediate refund when they pay value added tax. However, we cannot assure you that the tariffs or preferential tax treatment for solar power projects will not decrease or expire in the future. The occurrence of any of the foregoing may cause us to substantially change our planned projects, incur significant costs and increase the risk of our future investment, and materially and adversely affect our business prospects and results of our on-grid solar power plant and solar system integration service business.

The oversupply of solar cells and modules in the solar industry may cause substantial downward pressure on the prices of our products and reduce our revenue and earnings.

The solar industry experienced an oversupply of high-purity silicon in 2009, which contributed to an oversupply of solar wafers, cells and modules and resulted in substantial downward pressure on prices throughout the value chain in 2009. However, strong demand in 2010 stabilized prices across the value chain, particularly in the second half of 2010, and, polysilicon and solar module, cell and wafer pricing increased. In

2011, the solar industry again experienced oversupply across the value chain, and by the end of the year, solar module, cell and wafer pricing had decreased. Demand for solar products remained soft in 2012 and at the end of 2012, solar module, cell and wafer pricing had all further decreased.

Our average module selling price decreased from RMB8.7 per watt for 2011 to RMB4.3 per watt for 2012 and RMB3.74 (US$0.61 per watt) for the nine months ended September 30, 2013, in large part because the supply of solar cells and modules increased more quickly than demand. Continued increases in solar module production in excess of market demand may result in further downward pressure on the price of solar cells and modules, including our products. Increasing competition could also result in us losing sales or market share. If we are unable, on an ongoing basis, to procure silicon, solar wafers and solar cells at reasonable prices, or mark up the price of our solar modules to cover our manufacturing and operating costs, our revenue and gross margin will be adversely impacted, either due to higher costs compared to our competitors or due to inventory write-downs, or both. In addition, our market share may decline if our competitors are able to price their products more competitively.

Revisions, reductions or the elimination of government subsidies and economic incentives for the use and development of solar power products may have a material adverse effect on our results of operations and business prospects.

We believe that market demand for solar power and solar power products in the near term will continue to substantially depend on the availability of government incentives because the cost of solar power currently exceeds, and we believe will continue to exceed in the near term, the cost of conventional fossil fuel energy and certain non-solar renewable energy. We received government grants totaling RMB70.7 million, RMB117.2 million, RMB160.7 million and RMB49.2 million (US$8.0 million) for 2010, 2011, 2012 and the nine months ended September 30, 2013, respectively, which included government grants for assets, our expansion of production scale, technology upgrades, the development of export markets and the development of solar projects. We cannot assure you that we will continue to receive a similar amount or any amount of government subsidy in future periods.

Various governments have used policy initiatives to encourage or accelerate the development and adoption of solar power and other renewable energy sources, including: certain countries in Europe, notably Italy, Germany, France, Belgium and Spain; certain countries in Asia, including China, Japan, India and South Korea; countries in North America, such as the United States and Canada; as well as Australia and South Africa. Recently, local governments and the national government in China have enacted new policies to support solar developments in China. See “Summary — Recent Industry Developments”. Examples of government-sponsored financial incentives to promote solar power include capital cost rebates, feed-in tariffs, tax credits, net metering and other incentives to end-users, distributors, project developers, system integrators and manufacturers of solar power products.

Governments may reduce or eliminate existing incentive programs for political, financial or other reasons, which will be difficult for us to predict. Reductions in feed-in tariff programs may result in a significant fall in the price of and demand for solar power products. For example, subsidies have been reduced or eliminated in some countries such as Germany, Italy, Spain and Canada. The German market represents a major portion of the world’s solar market due in large part to government policies that established high feed-in tariff rates. However, since 2010, the German government has introduced legislation to reduce the feed-in-tariff program due to the strong growth of its domestic solar market. In 2009, the Spanish government continued reductions in the feed-in tariff as a result of its government’s spending cut backs, which resulted in a weakened solar market. In 2010, Italy also announced annual reductions to feed-in tariffs beginning in 2011 in an effort to impede overheating of its solar market. In 2011 and 2012, several countries, including Germany, Italy, Spain, our three largest export markets, and certain other major markets for solar power and solar power products, such as Greece, France and Belgium, continued to reduce their feed-in tariffs as well as other incentive measures.

In the nine months ended September 30, 2013, we generated 54.8% of our total revenue from overseas markets, and Germany, South Africa and Singapore, our three largest export markets, represented 11.4%, 10.0% and 7.6% of our total revenue, respectively. As a result, any significant reduction in the scope or discontinuation of government incentive programs in the overseas markets, especially where our major customers are located, could cause demand for our products and our revenue to decline and have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, the announcement of a significant reduction in incentives in any major market may have an adverse effect on the trading price of our ADSs.

Volatility in the prices of silicon raw materials makes our procurement planning challenging and could have a material adverse effect on our results of operations and financial condition.

The prices of polysilicon, the essential raw material for solar cell and module products and silicon wafers have been subject to significant volatility. Historically, increases in the price of polysilicon had increased our production costs. Since the first half of 2010, as a result of the growth of newly available polysilicon manufacturing capacity worldwide, there has been an increased supply of polysilicon, which has driven down its price and the price of its downstream products. Since the second half of 2011, the prices of polysilicon and silicon wafers further fell significantly. As the polysilicon raw materials became more accessible to producers, the global production and supply of solar cell and module products has experienced considerable growth, which has imposed substantial downward pressure on the price of solar module products, including our solar module products. From 2010 to 2012, the prices of solar products declined, and prices began to stabilize in the first half of 2013. However, the price of solar products has started smoothly and rose slightly since 2013, we cannot assure you that the supply of solar cells and modules will not further increase or the prices of solar module products will not continue to decline due to the oversupply in the market.

We expect that the prices of virgin polysilicon feedstock may continue to be subject to volatility, making our procurement planning challenging. For example, if we refrain from entering into fixed-price, long-term supply contracts, we may miss the opportunities to secure long-term supplies of virgin polysilicon at favorable prices if the price of virgin polysilicon increases significantly in the future. On the other hand, if we enter into more fixed-price, long-term supply contracts, we may not be able to renegotiate or otherwise adjust the purchase prices under such long-term supply contracts if the price declines. As a result, our cost of silicon raw materials could be higher than that of our competitors who source their supply of silicon raw materials through floating-price arrangements or spot market purchases. To the extent we may not be able to fully pass on higher costs and expenses to our customers, our profit margins, results of operations and financial condition may be materially and adversely affected.

We may not be able to obtain sufficient silicon raw materials in a timely manner or on commercially reasonable terms, which could have a material adverse effect on our results of operations and financial condition.

In 2010, 2011, 2012 and the nine months ended September 30, 2013, our five largest suppliers accounted for approximately 47.4%, 57.8%, 63.2% and 66.1%, respectively, of our total silicon purchases by value. In the nine months ended September 30, 2013, two of our suppliers individually accounted for more than 10% and our largest supplier accounted for 33.9% of our total silicon purchases by value. In 2012, four of our suppliers individually accounted for more than 10% and our largest supplier accounted for 20.5% of our total silicon purchases by value.

Although the global supply of polysilicon has increased significantly, we may experience interruption to our supply of silicon raw materials or late delivery in the future for the following reasons, among others:

•	suppliers under our silicon material supply contracts may delay deliveries for a significant period of time without incurring penalties;
•	our virgin polysilicon suppliers may not be able to meet our production needs consistently or on a timely basis;
•	compared with us, some of our competitors who also purchase virgin polysilicon from our suppliers have longer and stronger relationships with and have greater buying power and bargaining leverage over some of our key suppliers; and
•	our supply of silicon raw materials is subject to the business risk of our suppliers, some of whom have limited operating history and limited financial resources, and one or more of which could go out of business for reasons beyond our control in the current economic environment.

Our failure to obtain the required amounts of silicon raw materials in a timely manner and on commercially reasonable terms could increase our manufacturing costs and substantially limit our ability to meet our contractual obligations to our customers. Any failure to meet such obligations could have a material adverse effect on our reputation, ability to retain customers, market share, business and results of operations and may subject us to claims from our customers and other disputes. Furthermore, our failure to obtain sufficient silicon raw materials would result in under-utilization of our production facilities and an increase in our marginal production costs. Any of the above events could have a material adverse effect on our growth, profitability and results of operations.

The loss of, or a significant reduction in orders from, any of our customers could significantly reduce our revenue and harm our results of operations.

In 2010, 2011, 2012 and the nine months ended September 30, 2013, sales to our top five customers represented 29.8%, 33.6%, 18.3% and 34.9%of our total revenue, respectively. In the nine months ended September 30, 2013, one of our customers individually accounted for 11.4% of our total revenue. In 2012, no customer generated sales that individually exceeded 10% of our total revenue. Our relationships with our key customers for solar modules have been developed over a relatively short period of time and are generally in nascent stages. We cannot assure you that we will be able to continue to generate significant revenue from these customers or that we will be able to maintain these customer relationships. In addition, we purchase solar wafers and cells and silicon raw materials through toll manufacturing arrangements that require us to make significant capital commitments to support our estimated production output. In the event our customers cancel their orders, we may not be able to recoup prepayments made to suppliers, which could adversely influence our financial condition and results of operations. The loss of sales to any of these customers could also have a material adverse effect on our business, prospects and results of operations.

Our future success depends in part on our ability to expand our business downstream. Any failure to successfully implement this strategy could have a material adverse effect on our growth, business prospects and results of operations in future periods.

We have been expanding our business downstream domestically. These expansion plans may include investments in downstream companies and joint ventures and alliances with third parties for balance of system technologies, engineering, procurement and construction services, and related financing needs. These plans may require significant capital expenditures, which could be used in pursuit of other opportunities and investments. Additionally, our experience in the solar power products manufacturing industry may not be as relevant or applicable downstream. We may also face intense competition from companies with greater experience or established presence in the targeted downstream markets or competition from our industry peers with similar expansion plans. Furthermore, we may not be able to manage or control entities which we invest in or provide adequate resources to such entities to maximize the return on our investments. We may also consider acquisitions of existing downstream players, in which we may face difficulties related to the integration of the operations and personnel of acquired businesses and the division of resources between our existing and acquired downstream operations.

We cannot assure you that we will be successful in expanding our business into downstream markets along the solar power product value chain. Any failure to successfully identify, execute and integrate our acquisitions, investments, joint ventures and alliances as part of entering into downstream markets may have a material adverse impact on our growth, business prospects and results of operations, which could lead to a decline in the price of our ADSs.

We manufacture our products in two locations in China, which exposes us to various risks relating to long distance transportation of our silicon wafers and solar cells in the manufacturing process.

The geographical separation of our manufacturing facilities necessitates constant long distance transportation of substantial volumes of our silicon wafers and solar cells between Shangrao, Jiangxi Province and Haining, Zhejiang Province. We produce and will continue to produce silicon ingots, silicon wafers and most of our solar modules in our manufacturing facilities in Shangrao, while also producing solar cells and solar modules in our manufacturing facilities in Haining. As a result, we transport a substantial volume of our silicon wafers from Shangrao to Haining to be processed into solar cells and a substantial volume of our solar cells from Haining back to Shangrao to be processed into solar modules. The distance between Shangrao and Haining is approximately 410 kilometers and the two cities are connected by roads and railway. The constant long distance transportation of a large volume of our silicon wafers and solar cells may expose us to various risks, including (i) increases in transportation costs, (ii) loss of our silicon wafers or solar cells as a result of any accidents that may occur in the transportation process; (iii) delays in the transportation of our silicon wafers or solar cells as a result of any severe weather conditions, natural disasters or other conditions adversely affecting road traffic between Haining and Shangrao; and (iv) disruptions to our production of solar cells and solar modules as a result of delays in the transportation of our silicon wafers and solar cells. Any of these risks could have a material adverse effect on our business and results of operations.

Prepayment arrangements to suppliers for the procurement of silicon raw materials expose us to the credit risks of such suppliers and may also significantly increase our costs and expenses, which could in turn have a material adverse effect on our financial condition, results of operations and liquidity.

Our supply contracts generally include prepayment obligations for the procurement of silicon raw materials. As of September 30, 2013, we had approximately RMB92.8 million (US$15.2 million) of advances to suppliers. We generally do not receive collateral to secure such payments for these contracts and the collateral we received are deeply subordinated and shared with all other customers and other senior lenders of the supplier.

Our prepayments, secured or unsecured, expose us to the credit risks of our suppliers, and reduce our chances of obtaining the return of such prepayments in the event that our suppliers become insolvent or bankrupt. Moreover, we may have difficulty recovering such prepayments if any of our suppliers fails to fulfill its contractual delivery obligations to us. Accordingly, a default by our suppliers to whom we have made substantial prepayment may have a material adverse effect on our financial condition, results of operations and liquidity. For example, on June 13, 2012, we terminated our supply agreement with one of our former polysilicon providers, Hoku Materials, Inc., or Hoku, in light of adverse developments in Hoku’s operations. We did not receive any shipments from Hoku throughout the term of the supply agreement. Upon the termination of the supply agreement, we demanded that Hoku return all outstanding prepayments as well as pay associated charges and interests, but we have not yet received such payments. As a result, we fully provided for RMB129.8 million (US$21.2 million) of the outstanding balance of prepayments we made to Hoku. In addition, in January 2013, we notified Wuxi Zhongcai Technological Co. Ltd., or Wuxi Zhongcai, another of our former polysilicon providers, to terminate our long-term supply agreement, in response to adverse developments in Wuxi Zhongcai’s business. In February 2013, we became involved in litigation with Wuxi Zhongcai over the supply agreement. We have fully provided for RMB93.2 million (US$15.2 million) of the outstanding balance of prepayments to Wuxi Zhongcai.

Decreases in the price of silicon raw materials and solar power products, including solar modules, may result in additional provisions for inventory losses.

We typically plan our production and inventory levels based on our forecasts of customer demand, which may be unpredictable and can fluctuate materially. Recent market volatility has made it increasingly difficult for us to accurately forecast future product demand trends. Due to the decrease in the prices of silicon raw materials and solar power products, including solar modules, which have been our principal products since 2010, we recorded inventory provisions of RMB29.6 million, RMB201.7 million, RMB332.3 million and RMB117.7 million (US$19.2 million) in 2010, 2011, 2012 and for the nine months ended September 30, 2013, respectively. If the prices of silicon materials and solar power problems continue to decrease, the carrying value of our existing inventory may exceed its market price in future periods, thus requiring us to make additional provisions for inventory valuation, which may have a material adverse effect on our financial position and results of operations.

Increases in electricity costs or a shortage or disruption of electricity supply may adversely affect our business.

We consume a significant amount of electricity in our operations. Electricity prices in China have increased in the past few years and are expected to continue to increase in the future. Our average per kWh electricity prices were RMB0.678, RMB0.675, RMB0.734 and RMB0.700 in the 2010, 2011, 2012 and the

nine months ended September 30, 2013, respectively. Our electricity prices decreased during 2013, as the local electricity bureau reduced the electricity price, as the amount of electricity delivered increased. Our electricity costs may become substantially higher than our competitors, which could diminish our competitive advantage and adversely affect our business, financial condition and results of operations. Moreover, with the rapid development of the PRC economy, demand for electricity has continued to increase. There have been shortages or disruptions in electricity supply in various regions across China, especially during peak seasons, such as the summer, or when there are severe weather conditions. We cannot assure you that there will not be disruptions or shortages in our electricity supply or that there will be sufficient electricity available to us to meet our future requirements. Increases in electricity costs, shortages or disruptions in electricity supply may significantly disrupt our normal operations, cause us to incur additional costs and adversely affect our profitability.

We face intense competition in solar power product markets. If we fail to adapt to changing market conditions and to compete successfully with existing or new competitors, our business prospects and results of operations would be materially and adversely affected.

The markets for solar power products are intensely competitive. We compete with manufacturers of solar power products such as Trina Solar Ltd., or Trina, Yingli Green Energy Holding Co., Ltd., or Yingli Green Energy, Canadian Solar Inc. and ReneSola Ltd. in a continuously evolving market. Recently, some downstream manufacturers have also built out or expanded their silicon wafer or solar cell production operations. Some of these competitors are also our customers and suppliers.

Some of our current and potential competitors have a longer operating history, stronger brand recognition, more established relationships with customers, greater financial and other resources, a larger customer base, better access to raw materials and greater economies of scale than we do. Furthermore, some of our competitors are integrated players in the solar industry that engage in the production of virgin polysilicon. Their business models may give them competitive advantages as these integrated players place less reliance on the upstream suppliers, downstream customers or both.

We may also face extensive competition in developing solar power projects and providing solar system integration services from competitors such as Trina, Yingli Green Energy, Canadian Solar Inc. and ReneSola Ltd. Some of our potential competitors in that market may have a longer history, more extensive experience in this industry, greater financial and other resources, stronger brand recognition, stronger relationships with customers and greater economies of scale than we do. Moreover, the key barriers to entry into the project development and system integration business at present consist of availability of financing, availability of experienced technicians and executives who are familiar with the industry and the implementation of market access standards. If these barriers disappear or become more easily surmountable, new competitors may successfully enter into the market, resulting in the loss of our market share and increased price competition, which could adversely affect our operating and net margins.

The solar industry faces competition from other types of renewable and non-renewable power industries.

The solar industry faces competition from other renewable energy companies and non-renewable power industries, including nuclear energy and fossil fuels such as coal, petroleum and natural gas. Technological innovations in these other forms of energy may reduce their costs or increase their safety. Large-scale new deposits of fossil fuel may be discovered, which could reduce their costs. Local governments may decide to strengthen their support for other renewable energy sources, such as wind, hydro, biomass, geothermal and ocean power, and reduce their support for the solar industry. The inability to compete successfully against producers of other forms of power or otherwise enter into power purchase agreements favorable to us would negatively affect our ability to develop and finance our projects and negatively impact our revenue.

Technological changes in the solar power industry could render our products uncompetitive or obsolete, which could reduce our market share and cause our revenue and net income to decline.

The solar power industry is characterized by evolving technologies and standards. These technological evolutions and developments place increasing demands on the improvement of our products, such as solar cells with higher conversion efficiency and larger and thinner silicon wafers and solar cells. Other companies may develop production technologies that enable them to produce silicon wafers, solar cells and solar modules with higher conversion efficiencies at a lower cost than our products. Some of our competitors are developing alternative and competing solar technologies that may require significantly less silicon than crystalline silicon wafers and solar cells, or no silicon at all. Technologies developed or adopted by others may prove more advantageous than ours for commercialization of solar power products and may render our products obsolete. As a result, we may need to invest significant resources in research and development to maintain our market position, keep pace with technological advances in the solar power industry, and effectively compete in the future. Our failure to further refine and enhance our products and processes or to keep pace with evolving technologies and industry standards could cause our products to become uncompetitive or obsolete, which could materially and adversely reduce our market share and affect our results of operations.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

The market for electricity generation products is heavily influenced by government regulations and policies concerning the electric utility industry, as well as by policies adopted by electric utility companies. These regulations and policies often relate to electricity pricing and technical interconnection requirements for customer-owned electricity generation. In a number of countries, these regulations and policies are being modified and may continue to be modified. Customer purchases of, or further investment in the research and development of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the demand for our products. For example, without a regulatory mandated exception for solar power systems, utility customers may be charged interconnection or standby fees for putting distributed power generation on the electric utility grid. These fees could increase the cost of and reduce the demand for solar power, thereby harming our business, prospects, results of operations and financial condition.

In addition, we anticipate that solar power products and their installation will be subject to oversight and regulation in accordance with national and local regulations relating to building codes, safety, environmental protection, utility interconnection, and metering and related matters. Any new government regulations or utility policies pertaining to solar power products may result in significant additional expenses to the users of solar power products and, as a result, could eventually cause a significant reduction in demand for our products.

We may face termination and late charges and risks relating to the termination and amendment of certain equipment purchases contracts.

We transact with a limited number of equipment suppliers for all our principal manufacturing equipment and spare parts, including our silicon ingot furnaces, squaring machines, wire saws, diffusion furnaces, firing furnaces and screen print machine. In the nine months ended September 30, 2013, our top three equipment suppliers included, Zhejiang Aide Energy Co, Ltd, Jsun International Limited and Jiaxi Shanchua Machinery Co. Ltd. These suppliers have supplied 43.6% of our current principal equipment and spare parts. We have entered into purchase agreements for purchasing additional manufacturing equipment. As we have shifted our focus from capacity expansion to improving efficiency, we may terminate these equipment purchase agreements or revise their terms in line with our new plan and as a result, may be subject to cancellation, late charges or forfeiture of prepayments. For example, we made a prepayment of RMB44.2 million (US$7.2 million) to Miyamoto for the purchase of equipment for capacity expansion. As we were focusing on improving our efficiency, we did not place any purchase orders for equipment from Miyamoto in 2012 and we made a provision of RMB44.2 million (US$7.2 million) in 2012 for the balance of our prepayments.

We may rely on certain major suppliers to provide a substantial portion of the principal manufacturing equipment and spare parts if we implement any expansion plan in the future. If we fail to develop or maintain our relationships with these and other equipment suppliers, or should any of our major equipment suppliers encounter difficulties in the manufacturing or shipment of its equipment or spare parts to us, including due to natural disasters or otherwise fail to supply equipment or spare parts according to our requirements, it will be difficult for us to find alternative providers for such equipment on a timely basis and on commercially reasonable terms. As a result, our production and result of operation could be adversely affected.

Selling our products on credit terms may increase our working capital requirements and expose us to the credit risk of our customers.

To accommodate and retain customers in the negative market environment, many solar module manufacturers, including us, shifted from demanding advance payments towards increasing credit sales and providing longer credit terms to both existing and new customers. Starting from the third quarter of 2011, we began to offer new customers credit terms of 60 to 120 days as well as extend similar credit terms to certain existing customers under new contracts. Most of our sales are made on credit terms and we allow our customers to make payments after a certain period of time subsequent to the delivery of our products. The increased use of credit sales and the longer credit terms have led to increased accounts receivable turnover and bad debt risks. Our accounts receivable turnover were 45 days, 54 days, 129 days and 97 days in 2010, 2011, 2012 and the nine months ended September 30, 2013, respectively. In particular, in 2010, 2011, 2012 and the nine months ended September 30, 2013, our accounts receivable turnover in Germany were 30 days, 69 days, 70 days and 99 days, respectively, our accounts receivable turnover in South Africa were nil, nil, nil and 52 days, respectively, and our accounts receivable turnover in China were 4 days, 50 days, 119 days and 135 days, respectively. Correspondingly, we recorded significantly higher provisions for accounts receivable. We recorded provisions for accounts receivable of RMB0.4 million, RMB179.7 million, RMB673.7 million and RMB507.0 million as of December 31, 2010, 2011 and 2012 and September 30, 2013, respectively. We recorded bad debt provisions of RMB507.0 million (US$82.9 million) for the nine months ended September 30, 2013.

We expect the use of credit sales to continue in the industry and this trend will continue to negatively affect our liquidity and our accounts receivable turnover. Selling our products on credit terms has increased, and may continue to increase our working capital requirements, which may negatively impact our short-term liquidity. We may not be able to maintain adequate working capital primarily through cash generated from our operating activities and may need to secure additional financing for our working capital requirements. Based on our ongoing assessment of the recoverability of our outstanding accounts receivable, we may need to continue to provide for doubtful accounts and write off overdue accounts receivable we determine as not collectible. If we fail to secure additional financing on a timely basis on terms acceptable to us or at all, our financial conditions, results of operations and liquidity may be adversely affected. In addition, we are exposed to the credit risk of customers to which we have made credit sales in the event that any of such customers becomes insolvent or bankrupt or otherwise does not make timely payments.

We face risks associated with the marketing, distribution and sale of our products internationally, and if we are unable to effectively manage these risks our ability to expand our business abroad may be restricted.

We commenced export sales in May 2008 when we exported a small portion of our products to Hong Kong, and have since continued to increase export sales. In 2012 and the nine months ended September 30, 2013, we generated 54.5% and 54.8%, respectively, of our total revenue from export sales and 54.9% and 55.1%, respectively, of our total revenue were denominated in foreign currencies, including U.S. dollars and euros. We plan to continue to increase sales outside China and expand our customer base overseas. However, the marketing, distribution and sale of our products in export markets may expose us to a number of risks, including those associated with:

•	fluctuations in currency exchange rates;
•	costs associated with understanding local markets and trends;
•	marketing and distribution costs;
•	customer services and support costs;
•	risk management and internal control structures for our overseas operations;
•	compliance with the different commercial, environmental and legal requirements;
•	obtaining or maintaining certifications for our products or services;
•	maintaining our reputation as an environmentally friendly enterprise for our products or services;
•	obtaining, maintaining or enforcing intellectual property rights;

•	changes in prevailing economic conditions and regulatory requirements;
•	transportation and freight costs;
•	employing and retaining sales personnel who are knowledgeable about, and can function effectively in, export markets;
•	trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries;
•	challenges due to our unfamiliarity with local laws, regulation and policies, our absence of significant operating experience in local market, increased cost associated with establishment of overseas subsidiaries and maintaining a multi-national organizational structure; and
•	other various risks that are beyond our control.

Our exports to foreign markets, such as Europe, have increased significantly during the last three years, increasing the risk that any unfavorable trade policies in foreign markets could affect the sale of our products. As our manufacturing bases are located in China, we may be affected by any claims of unfair trade practices that are brought against the PRC government through the imposition of tariffs, non-tariff barriers to trade or other trade remedies. For example, in 2012, we became subject to anti-dumping and countervailing (i.e., anti-subsidy) duties imposed by the U.S. government and, in 2013, we became subject to annual import quotas imposed by the European Commission. See “— We are subject to anti-dumping and countervailing duties imposed by the U.S. government and quotas imposed by the European Union.” Any significant changes in international trade policies, practices or trade remedies, especially those instituted in our target markets or markets where our major customers are located, could increase the price of our products compared to our competitors or decrease our customers’ demand for our products, which may adversely affect our business prospects and results of operations.

We are subject to anti-dumping and countervailing duties imposed by the U.S. government and quotas imposed by the European Union.

Our direct sales to the U.S. market accounted for 2.8% of our total revenue in 2012 and 4.4% of our total revenue in the nine months ended September 30, 2013.

In March 2012, the U.S. Commerce Department announced a preliminary decision to impose countervailing duties. In December of 2012, the United States Department of Commerce imposed tariffs on a number of China-based solar panels, including anti-dumping duties of 24.48% and countervailing duties of 15.24% on our crystalline silicon PV cells, whether or not assembled into modules from the People's Republic of China. The United States International Trade Commission determined that imports of crystalline silicon PV cells and modules from China “materially injure” a U.S. industry, but the USITC did not make an affirmative determination regarding critical circumstances. As a result, after the publication of the preliminary determinations by the Department of Commerce, we face a counter-veiling duty at 15.24% and an anti-dumping duty at 24.48% for the imports of crystalline silicon PV cells, whether or not assembled into modules from the People's Republic of China. An export subsidy rate of 10.54% is deducted from the anti-dumping duty calculation to avoid double application. Our sales in U.S. may be adversely affected by these anti-dumping and countervailing duties, which may in turn materially and adversely affect our business, financial condition and results of operations. We have made provisions of RMB6.4 million (US$1.1 million) for preliminary U.S. countervailing and anti-dumping duties in the nine months ended September 30, 2013.

Our direct sales to the European market accounted for 48.0% of our total revenue in 2012 and 20.5% of our total revenue in the nine months ended September 30, 2013. On June 6, 2013, the EU imposed provisional anti-dumping duties on Chinese solar panels, including JinkoSolar’s products, at the starting rate of 11.8% until August 5, 2013, and followed by an increased rate averaging 47.6%.

On July 27, 2013, the EU and Chinese trade negotiators announced that a price undertaking has been reached pursuant to which Chinese manufacturers, including JinkoSolar, would limit their exports of solar panels to the EU and for no less than a minimum price, in exchange for the EU agreeing to forgo the imposition of anti-dumping duties on these solar panels from China. The offer was approved by the European Commission on August 2, 2013. The CCCME is responsible for allocating the quota among Chinese export producers, and JinkoSolar has been allocated a portion of the quota. Solar panels imported exceeding the annual quota will be subject to anti-dumping duties. On December 5, 2013, the European Council announced its final decision imposing definitive anti-dumping and anti-subsidy duties on imports of crystalline silicon PV cells and modules originating from or consigned from China. An average duty of 47.7%, consisting of the anti-dumping and anti-subsidy duties, will be applied for a period of two years beginning on December 6, 2013 to Chinese solar panel exporters who cooperated with the European Commission’s investigations. On the same day, the European Commission announced its decision to confirm the acceptance of the price undertaking offered by Chinese export producers, including JinkoSolar, with CCCME in connection with the anti-dumping proceeding and to extend the price undertaking to the anti-subsidy proceeding, which will exempt them from both anti-dumping and anti-subsidy duties.

The EU is one of the most important market for solar products. Anti-dumping, countervailing duties or both imposed on imports of our products into the EU could materially and adversely affect our affiliated EU import operations, increase our cost of selling into the EU, and adversely affect our EU export sales.

On July 18, 2013, China's Ministry of Commerce announced that it would enact preliminary tariffs on imports of solar-grade polysilicon at rates up to 57% for U.S. suppliers and 48.7% for South Korean suppliers. While we do not expect these tariffs to materially increase our cost of production in 2013 as we do not expect to source any significant amount of our polysilicon from the United States or South Korea during 2013, we cannot guarantee that these tariffs will not have a material and adverse effect in the event we begin to source a significant amount of polysilicon from these countries.

Imposition of anti-dumping and countervailing orders in one or more markets may result in additional costs to us, our customers or both, which could materially and adversely affect our business, financial condition, results of operations and future prospects.

We are exposed to various risks related to legal or administrative proceedings or claims that could adversely affect our financial condition, results of operations and reputation, and may cause loss of business.

Litigation in general can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. We and/or our directors and officers may be involved in allegations, litigation or legal or administrative proceedings in the from time to time.

On October 11, 2011, JinkoSolar, along with our directors and officers at the time of our initial public offering, or the Individual Defendants, and the underwriters of our initial public offering were named as defendants in a putative shareholder class action lawsuit filed in the United States District Court for the Southern District of New York captioned Marco Peters v. JinkoSolar Holding Co., Ltd., et al., Case No. 11-CV-7133 (S.D.N.Y.). In an amended complaint filed on June 1, 2012, the plaintiff, representing a class of all purchasers and acquirers of ADSs of JinkoSolar between May 13, 2010 and September 22, 2011, inclusive, alleged that the defendants violated Sections 11 and 12(a)(2) of the Securities Act and Section 10(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, by making material misstatements or failing to disclose material information regarding, among other things, JinkoSolar’s compliance with environmental regulations at its Haining facility. The amended complaint also asserted claims against the Individual Defendants for control person liability under Section 15 of the Securities Act and Section 20(a) of the Exchange Act. On August 1, 2012, JinkoSolar filed a motion to dismiss the amended complaint, as did Stephen Markscheid, who was the only Individual Defendant to have been served in the action. On the same date, the underwriter defendants filed a joinder to JinkoSolar’s motion to dismiss. On January 22, 2013, the court issued a Memorandum and Order granting JinkoSolar’s and Stephen Markscheid’s motions to dismiss in their entirety and dismissing the amended complaint as against all defendants. The Court entered judgment in favor of defendants on the same date. On February 19, 2013, lead plaintiffs filed a notice of appeal from the court’s January 22, 2013 Memorandum and Order and Judgment. Oral argument on the appeal was heard on September 18, 2013. Although JinkoSolar was successful before the district court, we cannot guarantee that the decision will be upheld on appeal.

Regardless of the merits, responding to allegations, litigation or legal or administration proceedings and defending against litigation can be time consuming and costly, and may result in us incurring substantial legal and administrative expenses, as well as divert the attention of our management. Any such allegations, lawsuits or proceedings could have a material adverse effect on our business operations. Further, unfavorable outcomes from these claims or lawsuits could adversely affect our business, financial condition and results of operations.

We may continue to undertake acquisitions, investments, joint ventures or other strategic alliances, and such undertakings may be unsuccessful.

We have expanded our product lines into solar cells through our acquisition of Zhejiang Jinko in June 2009 and developed solar power projects in China since late 2011. We may in the future continue to grow our operations through acquisitions, participation in joint ventures or other strategic alliances with suppliers or other companies in China and overseas along the solar power industry value chain. Such acquisitions, participation in joint ventures and strategic alliances may expose us to new operational, regulatory, market and geographical risks as well as risks associated with additional capital requirements and diversion of management resources. In particular, our acquisitions may expose us to the following risks:

•	There may be unforeseen risks relating to the target’s business and operations or liabilities of the target that were not discovered by us through our legal and business due diligence prior to such acquisition. Such undetected risks and liabilities could have a material adverse effect on our business and results of operations in the future.
•	There is no assurance that we will be able to maintain relationships with previous customers of the target, or develop new customer relationships in the future. Loss of our existing customers or failure to establish relationships with new customers could have a material adverse effect on our business and results of operations.
•	Acquisitions will generally divert a significant portion of our management and financial resources from our existing business and the integration of the target’s operations with our existing operations has required, and will continue to require, significant management and financial resources, potentially straining our ability to finance and manage our existing operations.
•	There is no assurance that the expected synergies from any acquisition or joint venture investment will actually materialize. If we are not successful in the integration of a target’s operations, we may not be able to generate sufficient revenue from its operations to recover costs and expenses of the acquisition.
•	Acquisition or participation in new joint venture or strategic alliance may involve us in the management of operation in which we do not possess extensive expertise.

The materialization of any of these risks could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to non-competition or other similar restrictions or arrangements relating to our business.

We may from time to time enter into non-competition, exclusivity or other restrictions or arrangements of a similar nature as part of our sales agreements with our customers. Such restrictions or arrangements may significantly hinder our ability to sell additional products, or enter into sales agreements with new or existing customers that plan to sell our products, in certain markets. As a result, such restrictions or arrangements may have a material adverse effect on our business, financial condition and results of operation.

Our substantial indebtedness could adversely affect our business, financial condition and results of operations.

We typically require a significant amount of cash to meet our capital requirements, including the expansion of our production capacity and investments in our solar projects, as well as to fund our operations. As of September 30, 2013, we had approximately RMB2.02 billion (US$330.2 million) in outstanding short-term borrowings (including the current portion of long-term bank borrowings) and RMB383 million (US$62.6 million) in outstanding long-term bank borrowings (excluding the current portion and deferred financing cost).

In addition, we have substantial repayment obligations under the debt securities we issued. On May 17, 2011, we issued convertible senior notes in the principal amount of US$125 million due 2016, bearing an annual interest rate of 4.00%. The notes have an option for holders to require us to repurchase their notes in May 2014 for the principal of the notes plus accrued and unpaid interest, to qualified institutional buyers under Rule 144A of the Securities Act. On December 5, 2011, we repurchased an aggregate principal amount of US$2.0 million of such notes for a total consideration of RMB5.2 million. As of the date of this prospectus supplement, our convertible senior notes with principal amount of US$123 million are outstanding. On April 23, 2012, Jiangxi Jinko issued unsecured one-year short-term bonds with a principal amount of RMB300 million which was repaid on April 23, 2013. On January 29, 2013, Jiangxi Jinko issued six-year bonds with a principal amount of RMB800 million (US$130.7 million), bearing a fixed annual interest rate of 8.99%. As of the date of this prospectus supplement, we have credit facilities with various banks available. At the end of the third year in the life of the bonds, Jiangxi Jinko has the option to raise the interest rate by up to 100 basis points, and the bondholders will have the right to require Jiangxi Jinko to repurchase all or part of their bonds at such time. On March 19, 2013, we entered into loan facilities for an aggregate principal amount of RMB360 million (US$58.8 million) with a term of 15 years with China Development Bank to develop solar power projects, which we fully drew down on April 3, 2013. On January 6, 2014, we entered into another loan facility for an aggregate principal amount of RMB400 million (US$65.3 million) also for a term of 15 years with China Development Bank for development of PV projects. In light of the amount of bank borrowings and bonds due in the near term future and possible exercise of the put option of the convertible senior notes on May 14, 2014, sufficient funds may not be available to meet our payment obligations.

This level of debt and the imminent repayment of our notes and other bank borrowings could have significant consequences on our operations, including:

•	reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes as a result of our debt service obligations, and limiting our ability to obtain additional financing;
•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and
•	potentially increasing the cost of any additional financing.

Any of these factors and other consequences that may result from our substantial indebtedness could have an adverse effect on our business, financial condition and results of operations as well as our ability to meet our payment obligations under our debt.

In addition, we may incur gain or loss in relation to our change in the fair value of our financial instruments. For example, in 2012, we had net loss from a change in fair value of convertible senior notes and capped call options of RMB97.2 million. The change in fair value of financial instruments may fluctuate significantly from period to period due to factors that are largely beyond our control, and may result in us recording substantial gains or losses as a result of such changes. As a result of the foregoing, you may not be able to rely on period to period comparisons of our operating results as an indication of our future performance.

Our failure to maintain sufficient collateral under certain pledge contracts for our short-term bank loans may materially and adversely affect our financial condition and results of operations.

As of September 30, 2013, Jiangxi Jinko had short-term bank borrowings of RMB90 million (US$14.7 million) secured by certain of our inventory. The net book value of the inventory at the time of the pledge contracts amounted to approximately RMB212.7 million (US$34.8 million). Although the net book value of the inventory as of September 30, 2013 exceeded the amount of the pledge required, we cannot assure you that we will not be requested by the pledgees to provide additional collateral to bring the value of the collateral to the level required by the pledgees if our inventory depreciates in the future. If we fail to provide additional collateral, the pledgees will be entitled to require the immediate repayment of the outstanding bank loans. In addition, the pledgees may auction or sell the inventory and negotiate with us to apply the proceeds from the auction or sale to the repayment of the underlying loan. Furthermore, we may be subject to liquidated damages pursuant to relevant pledge contracts. Although the pledgees have conducted regular site inspections on our inventory since the pledge contracts were executed, they have not requested us to provide additional collateral or take other remedial actions. However, we cannot assure you the pledgees will not require us to provide additional collateral in the future or take other remedial actions or otherwise enforce their rights under the pledge contracts and loan agreements. If any of the foregoing occurs, our financial condition and results of operations may be materially and adversely affected.

We rely principally on dividends and other distributions on equity paid by our principal operating subsidiaries, Jiangxi Jinko and Zhejiang Jinko, and limitations on their ability to pay dividends to us could have a material adverse effect on our business and results of operations.

We are a holding company and rely principally on dividends paid by our principal operating subsidiaries, Jiangxi Jinko and Zhejiang Jinko, for cash requirements. Zhejiang Jinko entered into loan agreements with a group of PRC banks on March 31, 2011, which were subsequently amended in August 2011. Pursuant to these loan agreements, Zhejiang Jinko obtained two syndicated loans with an aggregate principal amount of RMB600.0 million from a group of PRC banks and, as of September 30, 2013, we had outstanding borrowings under such syndicated loans of RMB168.0 million (US$27.5million). Pursuant to the syndicated loan agreements, Zhejiang Jinko may pay dividends only if it complies with the agreed repayment schedule. Although such debt was incurred by Zhejiang Jinko, we cannot assure you that Jiangxi Jinko will not also enter into instruments that may restrict dividends or other distribution to us on our equity interests in the future. In order to finance similar transactions, the share capital of our principal operating subsidiaries has been commonly used as pledges for securing loans, which may limit dividends or other distributions to us.

Furthermore, applicable PRC laws, rules and regulations permit payment of dividends by our PRC subsidiaries only out of their retained earnings, if any, determined in accordance with PRC accounting standards. Our PRC subsidiaries are required to set aside a certain percentage of their after-tax profit based on PRC accounting standards each year as reserve funds for future development and employee benefits, in accordance with the requirements of relevant laws and provisions in their respective articles of associations. The percentage should not be less than 10%, unless the reserve funds reach 50% of the company’s registered capital. In addition, under PRC laws, our PRC subsidiaries are prohibited from distributing dividends if there is a loss in the current year. As a result, our PRC subsidiaries may be restricted in their ability to transfer any portion of their net income to us whether in the form of dividends, loans or advances. Any limitation on the ability of our subsidiaries to pay dividends to us could materially adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

If we are unable to remedy the material weakness in our internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence in our company and the market price of our ADSs may be adversely affected.

As a public company in the United States, we are subject to the Sarbanes-Oxley Act of 2002, or the SOX. As required by Section 404 of the SOX and related rules as promulgated by the Securities and Exchange Commission, or the SEC, we are required to include a report of management on the effectiveness of our internal control over financial reporting in our annual report. In addition, under such rules, our independent registered public accounting firm may be required to attest to the effectiveness of our internal controls over financial reporting. As we are a non-accelerated filer for 2012, such attestation was not required in our 2012 Annual Report. In the course of preparing our consolidated financial statements as of and for the year ended December 31, 2012, our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2012, identified a material weakness in our internal control over financial reporting and concluded that as of December 31, 2012, our disclosure controls and procedures and our internal control over financial reporting were not effective. See “Item 15. Controls and Procedures” included in our 2012 Annual Report for discussion of this material weakness.

Despite our efforts to ensure the integrity of our financial reporting process, we cannot assure you that the material weakness identified in our internal control over financial reporting will be successfully remediated. Furthermore, we cannot assure you that additional deficiencies in our internal control over financial reporting will not be identified in the future. Any failure to maintain existing controls or implement new controls could result in additional material weakness and cause us fail to meet our periodic reporting obligations which in turn could cause our ADSs to be delisted or suspended from trading on the NYSE. In addition, any such failure could result in material misstatements and adversely affect the results of annual management evaluations regarding the effectiveness of our internal control over financial reporting. Any of the foregoing could cause investors to lose confidence in our reported financial information, leading to a decline in the price of our ADSs or lawsuits being filed against us by our shareholders or otherwise harm our reputation. In addition, we may require more resources and incur more costs than currently expected to remediate our identified material weakness or any additional material weakness that may be identified in the future, which may adversely affect our results of operations.

Failure to achieve satisfactory production volumes of our products could result in higher unit production costs.

The production of silicon wafers, solar cells, solar modules, silicon ingots and recovered silicon materials involves complex processes. Deviations in the manufacturing process can cause a substantial decrease in output and, in some cases, disrupt production significantly or result in no output. From time to time, we have experienced lower-than-anticipated manufacturing output during the ramp-up of production lines. This often occurs during the introduction of new products, the installation of new equipment or the implementation of new process technologies. As we bring additional lines or facilities into production, we may operate at less than intended capacity during the ramp-up period. In addition, the decreased demand in global solar power product market, including the demand for solar modules, may also cause us to operate at less than intended capacity. This would result in higher marginal production costs and lower output, which could have a material adverse effect on our business, financial condition and results of operations.

Demand for solar power products may be adversely affected by seasonality.

Demand for solar power products tends to be weaker during the winter months partly due to adverse weather conditions in certain regions, which complicate the installation of solar power systems, our operating results may fluctuate from period to period based on the seasonality of industry demand for solar power products. Our sales in the first quarter of any year may also be affected by the occurrence of the Chinese New Year holiday during which domestic industrial activity is normally lower than that at other times. Such fluctuations may result in the underutilization of our capacity and increase our average costs per unit. In addition, we may not be able to capture all of the available demand if our capacity is insufficient during the summer months. As a result, fluctuations in the demand for our products may have a material adverse effect on our business, financial condition and results of operations.

Unsatisfactory performance of or defects in our products may cause us to incur additional expenses and warranty costs, damage our reputation and cause our sales to decline.

Our products may contain defects that are not detected until after they are shipped or inspected by our customers.

Our silicon wafer sales contracts normally require our customers to conduct inspection before delivery. We may, from time to time, allow those of our silicon wafer customers with good credit to return our silicon wafers within a stipulated period, which normally ranges from 7 to 15 working days after delivery, if they find our silicon wafers do not meet the required specifications. Our standard solar cell sales contract requires our customer to notify us within seven days of delivery if such customer finds our solar cells do not meet the specifications stipulated in the sales contract. If our customer notifies us of such defect within the specified time period and provides relevant proof, we will replace those defective solar cells with qualified ones after our confirmation of such defects.

Our solar modules are typically sold with either a five-year or ten-year warranty for all defects and a 12-year and 25-year warranty against declines of more than 10.0% and 20.0%, respectively, from the initial minimum power generation capacity at the time of delivery. If a solar module is defective during the relevant warranty period, we will either repair or replace the solar module. As we continue to increase our sales to the major export markets, we may be exposed to increased warranty claims.

In May 2011, we engaged PowerGuard Specialty Insurance Services, or PowerGuard, a firm specialized in unique insurance and risk management solutions for the wind and solar energy industries, to provide insurance coverage for the product warranty services of our solar modules worldwide effective from May 1,

2011. Since May 2011, we have renewed the insurance policy upon its expiration in May for each year for a period of one year. The policy offers back-to-back coverage through a maximum of ten-year limited product defects warranty, as well as a 12-year and 25-year linear warranty against declines of more than 10.0% and 20.0%, respectively, from the initial minimum power generation capacity at the time of delivery.

If we experience a significant increase in warranty claims, we may incur significant repair and replacement costs associated with such claims. In addition, product defects could cause significant damage to our market reputation and reduce our product sales and market share, and our failure to maintain the consistency and quality throughout our production process could result in substandard quality or performance of our products. If we deliver our products with defects, or if there is a perception that our products are of substandard quality, we may incur substantially increased costs associated with returns or replacements of our products, our credibility and market reputation could be harmed and our sales and market share may be materially and adversely affected.

Fluctuations in exchange rates could adversely affect our results of operations.

We derive a substantial portion of our sales from international customers and a significant portion of our total revenue have been denominated in foreign currencies, particularly, Euros and U.S. dollars. Our export sales represented 65.6%, 82.6%, 54.5% and 54.8% of our total revenue in 2010, 2011, 2012 and the nine months ended September 30, 2013, respectively. As a result, we may face significant risks resulting from currency exchange rate fluctuations, particularly, among Renminbi, Euros and U.S. dollars. Furthermore, we have outstanding debt obligations, and may continue to incur debts from time to time, denominated and repayable in foreign currencies. We incurred foreign-exchange losses of approximately RMB10.1 million, RMB139.0 million, RMB36.5 million and RMB32.0 million, in 2010, 2011, 2012 and September 30, 2013, respectively. We cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign currency losses in the future.

Our consolidated financial statements are expressed in Renminbi. The functional currency of our principal operating subsidiaries, Jiangxi Jinko and Zhejiang Jinko, is also Renminbi. To the extent we hold assets denominated in Euros or U.S. dollars, any appreciation of Renminbi against the Euro or U.S. dollar could reduce the value of our Euro- or U.S. dollar-denominated consolidated assets. On the other hand, if we decide to convert our Renminbi amounts into Euros or U.S. dollars for business purposes, including foreign debt service, a decline in the value of Renminbi against the Euro or U.S. dollar would reduce the Euro or U.S. dollar equivalent amounts of the Renminbi we convert. In addition, a depreciation of Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results and the dividends we may pay in the future, if any, all of which may have a material adverse effect on the price of our ADSs.

In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi was permitted to fluctuate within a band against a basket of certain foreign currencies. As a result, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. However, the People’s Bank of China regularly intervenes in the foreign exchange market to limit fluctuations in Renminbi exchange rates and achieve policy goals. For almost two years after July 2008, the Renminbi traded within a very narrow range against the U.S. dollar, remaining within 1% of its July 2008 high. As a consequence, the Renminbi fluctuated significantly during that period against other freely traded currencies, in tandem with the U.S. dollar. In June 2010, the PRC government announced that it would increase the exchange rate flexibility of the Renminbi, though it did not specify how the increased flexibility would be implemented. In April 2012, the People’s Bank of China announced that it would expand the floating range of the trading price of the Renminbi against the U.S. dollar from 0.5% to 1.0%, beginning on April 16, 2012. In 2012, the Renminbi appreciated 1.02% against the U.S. dollar. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar. The Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the long term, depending on the fluctuation of the basket of currencies against which it is currently valued or it may be permitted to enter into a full float, which may also result in a significant appreciation or depreciation of the Renminbi against the U.S. dollar. Any currency exchange losses we recognize may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. Although we have entered into a number of foreign-exchange forward contracts with local banks to manage our risks associated with foreign-exchange rates fluctuations, we cannot assure you that our hedging efforts will be effective. Our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on our results of operations.

Our limited operating history makes it difficult to evaluate our results of operations and prospects.

We have only been in existence since June 2006 and have limited operating history in the manufacturing and sales of our silicon wafer, solar cell and solar module products. We commenced processing recoverable silicon materials in June 2006, and manufacturing silicon ingots and silicon wafers in 2007 and 2008, respectively. We commenced producing solar cells in July 2009 following our acquisition of Zhejiang Jinko, which has manufactured solar cells since June 2007, and we commenced producing solar modules in August 2009. We commenced our solar power project development and solar system integration service business in late 2011.

Although our revenue experienced significant growth in the past, we cannot assure you that our revenue will increase at previous rates or at all, or that we will be able to continue to operate profitably in future periods. We also experienced net losses in each quarter from the fourth quarter of 2011 to the first quarter of 2013. Our limited operating history makes the prediction of future results of operations difficult, and therefore, past revenue growth experienced by us should not be taken as indicative of the rate of revenue growth, if any, that can be expected in the future. We believe that period to period comparisons of our operating results and our results for any period should not be relied upon as an indication of future performance.

Our operations are subject to natural disasters, adverse weather conditions, operating hazards, environmental incidents and labor disputes.

We may experience earthquakes, floods, mudslides, snowstorms, typhoon, power outages, labor disputes or similar events beyond our control that would affect our operations. Our manufacturing processes involve the use of hazardous equipment, such as furnaces, squaring machines and wire saws. We also use, store and generate volatile and otherwise dangerous chemicals and waste during our manufacturing processes, which are potentially destructive and dangerous if not properly handled or in the event of uncontrollable or catastrophic circumstances, including operating hazards, fires and explosions, natural disasters, adverse weather conditions and major equipment failures, for which we cannot obtain insurance at a reasonable cost or at all.

In addition, our silicon wafer and solar module production and storage facilities are located in close proximity to one another in the Shangrao Economic Development Zone in Jiangxi Province, and our solar cell production and storage facilities are located in close proximity to one another in Haining, Zhejiang Province. The occurrence of any natural disaster, unanticipated catastrophic event or unexpected accident in either of the two locations could result in production curtailments, shutdowns or periods of reduced production, which could significantly disrupt our business operations, cause us to incur additional costs and affect our ability to deliver our products to our customers as scheduled, which may adversely affect our business, financial condition and results of operations. Moreover, such events could result in severe damage to property, personal injuries, fatalities, regulatory enforcement proceedings or in our being named as a defendant in lawsuits asserting claims for large amounts of damages, which in turn could lead to significant liabilities.

Our Haining facility suspended operation from September 17, 2011 to October 9, 2011 due to an environmental incident. See “— Compliance with environmentally safe production and construction regulations can be costly, while non-compliance with such regulations may result in adverse publicity and potentially significant monetary damages, fines and suspension of our business operations.” Occurrences of natural disasters, as well as accidents and incidents of adverse weather in or around Shangrao and Haining in the future may result in significant property damage, electricity shortages, disruption of our operations, work stoppages, civil unrest, personal injuries and, in severe cases, fatalities. Such incidents may result in damage to our reputation or cause us to lose all or a portion of our production capacity, and future revenue anticipated to be derived from the relevant facilities.

As our founders collectively hold 47.0% of our outstanding ordinary shares, they have significant influence over our management and their interests may not be aligned with our interests or the interests of our other shareholders.

As of the date of this prospectus supplement, our founders, Xiande Li who is our chairman, Kangping Chen who is our chief executive officer, and Xianhua Li who is our vice president, beneficially owned approximately 18.5%, 11.5% and 6.0%, respectively, of our outstanding ordinary shares for a total of 36.0% beneficially owned. In addition, as of the date of this prospectus supplement, an aggregate of approximately 38.4% of our outstanding ordinary shares was held by our founders. If the founders act collectively, they will have a substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors, dividend policy and other significant corporate actions. They may take actions that are not in the best interest of our company or our securities holders. For example, this concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs. On the other hand, if the founders are in favor of any of these actions, these actions may be taken even if they are opposed by a majority of our other shareholders, including you and those who invest in ADSs. In addition, under our current articles of association, the quorum required for the general meeting of our shareholders is two shareholders entitled to vote and present in person or by proxy or, if the shareholder is a corporation, by its duly authorized representative representing not less than one-third in nominal value of our total issued voting shares. As such, a shareholders resolution may be passed at our shareholders meetings with the presence of our founders only and without the presence of any of our other shareholders, which may not represent the interests of our other shareholders, including holders of ADSs.

We have limited insurance coverage and may incur losses resulting from product liability claims, business interruption or natural disasters.

We are exposed to risks associated with product liability claims in the event that the use of our products results in property damage or personal injury. Since our products are ultimately incorporated into electricity generating systems, it is possible that users could be injured or killed by devices that use our products, whether as a result of product malfunctions, defects, improper installations or other causes. Due to our limited operating history, we are unable to predict whether product liability claims will be brought against us in the future or to predict the impact of any resulting adverse publicity on our business. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments. We carry limited product liability insurance and may not have adequate resources to satisfy a judgment in the event of a successful claim against us. In addition, we do not carry any business interruption insurance. As the insurance industry in China is still in its early stage of development, even if we decide to take out business interruption coverage, such insurance available in China offers limited coverage compared with that offered in many other countries. Any business interruption or natural disaster could result in substantial losses and diversion of our resources and materially and adversely affect our business, financial condition and results of operations.

The grant of employee share options and other share-based compensation could adversely affect our net income.

We adopted our 2009 Long Term Incentive Plan on July 10, 2009, which was subsequently amended and restated. As of the date of prospectus supplement, share options with respect to 9,328,182 ordinary shares have been granted to our directors, officers and employees pursuant to our 2009 Long Term Incentive Plan, and there are 7,070,802 ordinary shares issuable upon the exercise of outstanding options granted under the plan. U.S. GAAP requires us to recognize share-based compensation as compensation expense in the consolidated statement of operations based on the fair value of equity awards on the date of the grant, with the compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. If we grant more share options to attract and retain key personnel, the expenses associated with share-based compensation may adversely affect our net income. However, if we do not grant share options or reduce the number of share options that we grant, we may not be able to attract and retain key personnel.

Our lack of sufficient patent protection in and outside of China may undermine our competitive position and subject us to intellectual property disputes with third parties, both of which may have a material adverse effect on our business, results of operations and financial condition.

We have developed various production process related know-how and technologies in the production of our products. Such know-how and technologies play a critical role in our quality assurance and cost reduction. In addition, we have implemented a number of research and development programs with a view to developing techniques and processes that will improve production efficiency and product quality. Our intellectual property and proprietary rights from our research and development programs will be crucial in maintaining our competitive edge in the solar power industry. As of the date of this prospectus supplement, we had 87 patents and 89 pending patent applications in China. We plan to continue to seek to protect our intellectual property and proprietary knowledge by applying for patents for them. However, we cannot assure you that we will be successful in obtaining patents in China in a timely manner or at all. Moreover, even if we are successful, China currently affords less protection to a company’s intellectual property than some other countries, including the United States. We also use contractual arrangements with employees and trade secret protections to protect our intellectual property and proprietary rights. Nevertheless, contractual arrangements afford only limited protection and the actions we may take to protect our intellectual property and proprietary rights may not be adequate.

In addition, others may obtain knowledge of our know-how and technologies through independent development. Our failure to protect our production process, related know-how and technologies, our intellectual property and proprietary rights or any combination of the above may undermine our competitive position. Third parties may infringe or misappropriate our proprietary technologies or other intellectual property and proprietary rights. Policing unauthorized use of proprietary technology can be difficult and expensive. Litigation, which can be costly and divert management attention and other resources away from our business, may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of our proprietary rights. We cannot assure you that the outcome of such potential litigation will be in our favor. An adverse determination in any such litigation will impair our intellectual property and proprietary rights and may harm our business, prospects and reputation.

We may be exposed to intellectual property infringement or misappropriation claims by third parties, which, if determined adversely to us, could cause us to pay significant damage awards.

Our success depends on our ability to use and develop our technology and know-how, and to manufacture and sell our recovered silicon materials, silicon ingots, silicon wafers, solar cells and solar modules, develop solar projects or otherwise operate our business in the solar industry without infringing the intellectual property or other rights of third parties. We may be subject to litigation involving claims of patent infringement or violation of intellectual property rights of third parties. The validity and scope of claims relating to solar power technology patents involve complex scientific, legal and factual questions and analyses and, therefore, may be highly uncertain. The defense and prosecution of intellectual property suits, patent opposition proceedings, trademark disputes and related legal and administrative proceedings can be both costly and time consuming and may significantly divert our resources and the attention of our technical and management personnel. An adverse ruling in any such litigation or proceedings could subject us to significant liability to third parties, require us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products or subject us to injunctions prohibiting the manufacture and sale of our products or the use of our technologies. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation.

Our business depends substantially on the continuing efforts of our executive officers and key technical personnel, as well as our ability to maintain a skilled labor force. Our business may be materially and adversely affected if we lose their services.

Our success depends on the continued services of our executive officers and key personnel, in particular our founders, Mr. Xiande Li, Mr. Kangping Chen and Mr. Xianhua Li. We do not maintain key-man life insurance on any of our executive officers and key personnel. If one or more of our executive officers and key personnel are unable or unwilling to continue in their present positions, we may not be able to readily replace them, if at all. As a result, our business may be severely disrupted and we may have to incur additional expenses in order to recruit and retain new personnel. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers. Each of our executive officers and key personnel has entered into an employment agreement with us that contains confidentiality and non-competition provisions. However, if any dispute arises between our executive officers or key personnel and us, we cannot assure you, in light of uncertainties associated with the PRC legal system, that these agreements could be enforced in China where most of our executive officers and key personnel reside and hold most of their assets. See “— Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could have a material adverse effect on us.”

Furthermore, recruiting and retaining capable personnel, particularly experienced engineers and technicians familiar with our products and manufacturing processes, is vital to maintain the quality of our products and improve our production methods. There is substantial competition for qualified technical personnel, and we cannot assure you that we will be able to attract or retain qualified technical personnel. If we are unable to attract and retain qualified employees, key technical personnel and our executive officers, our business may be materially and adversely affected.

Compliance with environmentally safe production and construction regulations can be costly, while non-compliance with such regulations may result in adverse publicity and potentially significant monetary damages, fines and suspension of our business operations.

We are required to comply with all PRC national and local environmental protection regulations. Regulations on emission trading and pollution permits in Zhejiang Province allow entities to increase their annual pollution discharge limit by purchasing emissions trading credits. Entities that purchase emission credits can increase their annual discharge limit by registering the credits with the relevant environmental authorities and amending their pollution permits or obtaining new ones. We have entered into several emissions trading contracts to purchase credits to increase our annual discharge limit and registered all credits as required under a local regulation that became effective on October 9, 2010. However, as our business grows, we may increase our discharge level in the future and we cannot guarantee you that we will continue to be below our annual discharge limit. The penalties for exceeding the annual discharge limit may include corrective orders, fines imposed by the local environmental authority of up to RMB50,000 or, in extreme circumstances, revocation of our pollution permit. Some of our PRC subsidiaries need to obtain and maintain pollution discharge permits, which are subject to renewal or extension on an annual basis or within a longer period. We cannot assure to you that we are or will be able to renew or extend these permits in a timely manner or at all.

We use, store and generate volatile and otherwise dangerous chemicals and wastes during our manufacturing processes, and are subject to a variety of government regulations related to the use, storage and disposal of such hazardous chemicals and waste. In accordance with the requirements of the revised Regulation on the Safety Management of Hazardous Chemicals, which became effective on December 1, 2011, we are required to engage State-qualified institutions to conduct the safety evaluation on our storage instruments related to our use of hazardous chemicals and file the safety evaluation report with the competent safety supervision and administration authorities every three years. In compliance with Jiaxing City environmental authority’s requests, we commenced efforts to meet their targets for hazardous chemical and wastes in May 2012. Environmental authorities of Haining City and Jiaxing City evaluated our efforts and confirmed that we satisfied their targets in September 2012. Moreover, we also need to timely file a report with the competent safety supervision and administration authorities and public security agencies concerning the actual storage situation of our hyper-toxic chemicals and other hazardous chemicals that constitute major of hazard sources. We have not conducted the safety evaluation or filed safety evaluation reports with respect to certain of our storage instruments in compliance with the revised Regulation on the Safety Management of Hazardous Chemicals and we cannot assure you that we will be able to file the safety evaluation reports on time. Failure to make such filing on time may subject us to an order to rectify such conduct within a prescribed time period, fines of up to RMB100,000 or a revocation of our qualification certification and business license.

Moreover, we are required to obtain construction permits before commencing constructing production facilities. We are also required to obtain the approvals from PRC environmental protection authorities before commencing commercial operations of our manufacturing facilities. We commenced construction of a portion of our solar cell and solar module production facilities prior to obtaining the construction permits and commenced operations of certain of our production facilities prior to obtaining the environmental approvals for commencing commercial operation and completing the required safety evaluation procedure. Although we have subsequently obtained all required environmental approvals covering all of our existing production capacity except a portion of our solar cell and solar module production capacity, we cannot assure you that we will not be penalized by the relevant government authorities for any prior non-compliance with the PRC environmental protection, safe production and construction regulations.

In late August 2011, our Haining facility experienced a suspected leakage of fluoride into a nearby small water channel due to extreme and unforeseen weather conditions. On September 15, 2011, residents of Hongxiao Village in proximity to the Haining facility gathered to protest the discharge. The Haining facility suspended production on September 17, 2011. We also took steps recommended by an environmental engineering firms licensed by the PRC government (“Licensed Engineers”). On September 28, 2011, a committee of experts (the “Experts Committee”) established by the Haining government approved a set of recommendations developed by the Licensed Engineers with our assistance and the Haining government to be implemented by us. On October 6, 2011, the Experts Committee, the Environmental Bureau of the Haining government and representatives of Hongxiao Village reviewed the steps taken by us based on the recommendations of the Experts Committee and provided their comments to JinkoSolar’s management. On October 9, 2011, the Experts Committee notified us that the Experts Committee was satisfied with the steps taken by us and we resumed production at the Haining facility. In 2012, we carried out a series of environmental protection efforts intended to ensure our compliance with relevant standards and requirements. In January 2013, Haining City environmental authority issued the “Environmental Management Compliance Certificate for 2012” to us, confirming our compliance with environmental requirements.

Although we will try to take measures to prevent similar incidents from occurring again in the future, we cannot assure you that our operations will not be disrupted by similar or other environmental incidents. In addition, the PRC government may issue more stringent environmental protection, safe production and construction regulations in the future and the costs of compliance with new regulations could be substantial. If we fail to comply with the future environmentally safe production and construction laws and regulations, we may be required to pay fines, suspend construction or production, or cease operations. Moreover, any failure by us to control the use of, or to adequately restrict the discharge of, dangerous substances could subject us to potentially significant monetary damages and fines or the suspension of our business operations.

Risks Related to Doing Business in China

We may fail to comply with laws and regulations regarding the development, construction and operation of solar projects and PV production projects in China.

The development, construction and operation of solar projects and PV production projects are highly regulated activities. Our operations in China are governed by different laws and regulations, including national and local regulations relating to building codes, safety, and environmental protection, utility interconnection and metering and related matters.

Historically, the establishment of a solar power plant is subject to the approval of the NDRC or its local branches, pursuant to the Catalog of Investment Projects Authorized by the Government (2004) promulgated by the NDRC.

The website of the Ministry of Industry and Information Technology, or MIIT, indicates that pursuant to the Polysilicon Industry Access Standards, promulgated jointly by the MIIT, the NDRC and the Ministry of Environment Protection on December 31, 2010, the minimum capital ratio to build or expand a polysilicon project should be no less than 30%. Regarding capacity, newly built solar-grade and semiconductor-grade polysilicon plants must be able to produce more than 3,000 tons per year and 1,000 tons per year, respectively. The standards also include requirements on land use, energy costs, air and water waste controls.

Pursuant to the Interim Measures for the Administration of Distributed Electricity Generation, promulgated by the NDRC on July 18, 2013, the previous requirement to obtain a permit for distributed generation has been waived. Now, the local state grid companies are responsible for connecting distributed generation facilities to the state grid.

Pursuant to the Interim Measures for the Administration of PV Power Generation Projects, promulgated by the National Energy Commission on August 29, 2013, PV power generation projects are subject to filings with the provincial NDRC. Such filing is subject to the national development plan for solar power generation, the regional scale index and implementation plan of the year as promulgated by the National Energy Commission and the condition to get connected to grids.

Pursuant to the Interim Measures for the Administration of Distributed PV Power Generation Projects, or the Distributed PV Interim Measures, promulgated by the National Energy Commission on November 18, 2013, distributed PV power generation projects are subject to filings with the provincial NDRC. Such filing is subject to State Council’s rules for administration of investment projects and the regional scale index and implementation plan of the year as promulgated by the National Energy Commission. The distributed PV Interim Measures also provide that the filing procedures shall be simplified and the power generation permit and permits in relation to land planning, environmental impact review, energy saving evaluation and other supporting documents could be waived. Detailed requirements of the filing are also subject to local regulations, and it is yet to evaluate the effects of the Distributed PV Interim Measures on our business.

Pursuant to the Conditions of Photovoltaic Production Industry, or the Photovoltaic Production Rule, promulgated by the MIIT on September 16, 2013 and effective October 16, 2013, the minimum proportion of capital funds contributed by the producer for newly built, renovation and expansion PV production projects shall be 20%. The Photovoltaic Production Rule also provides, among other matters, requirements in relation to the production scale, cell efficiency, energy consumption and operational life span of various PV products.

Our failure to obtain the required approvals, permits or licenses or to comply with the conditions associated therewith could result in fines, sanctions, suspension, revocation or non-renewal of approvals, permits or licenses, or even criminal penalties, which could have a material adverse effect on our business, financial condition and results of operations. Any new government regulations pertaining to solar projects may result in significant additional expenses to the development, construction and operation of solar projects and, as a result, could cause a significant reduction in demand for our solar projects and services.

We cannot assure you that we will be able to promptly and adequately respond to changes of laws and regulations, or that our employees and contractors will act in accordance with our internal policies and procedures. Failure to comply with laws and regulations where we develop, construct and operate solar projects may materially and adversely affect our business, financial condition and results of operations.

Our auditor, like other independent registered public accounting firms operating in China, is not permitted to be subject to inspection by Public Company Accounting Oversight Board, and as such, investors may be deprived of the benefits of such inspection.

Our independent registered public accounting firm that issues the audit report for our annual report on Form 20-F for the year ended December 31, 2012, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditor is located in China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, our auditor, like other independent registered public accounting firms operating in China, is currently not inspected by the PCAOB. On May 24, 2013, the PCAOB announced that it had entered into a memorandum of understanding on enforcement cooperation with the China Securities Regulatory Commission, or the CSRC, and the MOF that establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations in the United States and China. However, direct PCAOB inspections of independent registered accounting firms in China are still not permitted by Chinese authorities.

Inspections of other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct inspections of independent registered public accounting firms operating in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

Proceedings instituted by the SEC against five PRC-based accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Securities Exchange Act of 1934.

In December 2012, the SEC instituted proceedings under Rule 102(e)(1)(iii) of the SEC’s Rules of Practice against five PRC-based accounting firms, including our independent registered public accounting firm, alleging that these firms had violated U.S. securities laws and the SEC’s rules and regulations thereunder by failing to provide to the SEC the firms’ work papers related to their audits of certain PRC-based companies that are publicly traded in the United States. The order instituting these proceedings requires the administrative law judge presiding over the proceedings to issue an initial decision no later than 300 days from the date of service of the order. Rule 102(e)(1)(iii) grants to the SEC the authority to deny to any person, temporarily or permanently, the ability to practice before the SEC who is found by the SEC, after notice and opportunity for a hearing, to have willfully violated any such laws or rules and regulations. While we cannot predict the outcome of the SEC’s proceedings, if our independent registered public accounting firm were denied, temporarily or permanently, the ability to practice before the SEC, and we are unable to find timely another registered public accounting firm which can audit and issue a report on our financial statements, our financial statements could be determined to not be in compliance with the requirements for financial statements of public companies with a class of securities registered under the Exchange Act. Such a determination could ultimately lead to the delisting of our ADSs from the NYSE, which event would effectively terminate the trading market for our ADSs in the United States. Such a determination could also lead to the SEC’s revocation of the registration of our ordinary shares or ADSs pursuant to Section 12(j) of the Exchange Act, in which event broker-dealers thereafter would be prohibited from effecting transactions in, or inducing the purchase or sale of, our ordinary shares or ADSs in the United States.

The approval of the PRC Ministry of Commerce, or MOFCOM, for or in connection with our corporate restructuring in 2007 and 2008 may be subject to revocation, which will have a material adverse effect on our business, operating results and trading price of our ADSs.

On August 8, 2006, six PRC governmental and regulatory agencies, including the Ministry of Commerce of the People’s Republic of China, or the MOFCOM and the China Securities Regulatory Commission, or CSRC, promulgated a rule entitled “Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors,” or Circular 10, which became effective on September 8, 2006 and was amended in June 2009. Article 11 of Circular 10 requires PRC domestic enterprises or domestic natural persons to obtain the prior approval of MOFCOM when an offshore company established or controlled by them proposes to merge with or acquire a PRC domestic company with which such enterprises or persons have a connected relationship.

We undertook a restructuring in 2007, or the 2007 Restructuring, and our founders and JinkoSolar Technology Limited, previously Paker Technology Limited, or JinkoSolar Technology, obtained the approval of Jiangxi MOFCOM, for the acquisition of certain equity interest in Jiangxi Desun and the pledge by our founders of their equity interest in Jiangxi Desun to Jinko Solar Technology, or the 2007 acquisition and pledge. However, because our founders are PRC natural persons and they controlled both JinkoSolar Technology and Jiangxi Desun, the 2007 acquisition and pledge would be subject to Article 11 of Circular 10 and therefore subject to approval by MOFCOM at the central government level. To remedy this past non-compliance, we undertook another corporate restructuring in 2008, or the 2008 Restructuring, under which the share pledge was terminated on July 28, 2008 and JinkoSolar Technology transferred all of its equity interest in Jiangxi Desun to Long Faith Creation Limited, or Long Faith, an unrelated Hong Kong company, on July 31, 2008. In addition, on November 11, 2008, we received written confirmation from Jiangxi MOFCOM in its reply to our inquiry that there had been no modification to the former approvals for the 2007 acquisition and pledge and JinkoSolar Technology’s transfer of its equity interest in Jiangxi Desun to Long Faith, and we might continue to rely on those approvals for further transactions. Nevertheless, we cannot assure you that MOFCOM will not revoke such approval and subject us to regulatory actions, penalties or other sanctions because of such past non-compliance. If the approval of Jiangxi MOFCOM for the 2007 acquisition and pledge were revoked and we were not able to obtain MOFCOM’s retrospective approval for the 2007 acquisition and pledge, Jiangxi Desun may be required to return the tax benefits to which only a foreign-invested enterprise was entitled and which were recognized by us during the period from April 10,

2007 to December 31, 2007, and the profit distribution to JinkoSolar Technology in December 2008 may be required to be unwound. Under an indemnification letter issued by our founders to us, our founders have agreed to indemnify us for any monetary losses we may incur as a result of any violation of Circular 10 in connection with the restructuring we undertook in 2007. We cannot assure you, however, that this indemnification letter will be enforceable under the PRC law, our founders will have sufficient resources to fully indemnify us for such losses, or that we will not otherwise suffer damages to our business and reputation as a result of any sanctions for such non-compliance.

Meanwhile, given the uncertainty with respect to what constitutes a merger with or acquisition of PRC domestic enterprise and what constitutes circumvention of its approval requirements under Circular 10, we cannot assure you that the 2008 Restructuring is in all respects compliance with Circular 10. If MOFCOM subsequently determines that its approval of the 2008 Restructuring was required, we may face regulatory actions or other sanctions by MOFCOM or other PRC regulatory agencies. Such actions may include compelling us to terminate the contracts between Jiangxi Desun and us, the limitation of our operating privileges in China, the imposition of fines and penalties on our operations in China, restrictions or prohibition on the payment or remittance of dividends by Jiangxi Jinko or others that may have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs.

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our competitive position.

Our business is based in China and a portion of our sales are made in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the level of government involvement;
•	the level of development;
•	the growth rate;
•	the control of foreign exchange; and
•	the allocation of resources.

While the PRC economy has grown significantly in the past 30 years, the growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may have a negative effect on us. For example, our financial condition and results of operations may be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the PRC government. The continued control of these assets and other aspects of the national economy by the PRC government could materially and adversely affect our business. The PRC government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. We cannot predict whether changes in China’s political, economic and social conditions, laws, regulations and policies will have any material adverse effect on our current or future business, financial conditions and results of operations.

Uncertainties with respect to the PRC legal system could have a material adverse effect on us.

We are incorporated in Cayman Islands and are subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign owned companies. The PRC legal system is based on written statutes. Prior court decisions have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative authorities and courts have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult than in more developed legal systems to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may impede our ability to enforce the contracts we have entered into with our business partners, clients and suppliers. In addition, such uncertainties, including the inability to enforce our contracts, could materially adversely affect our business and operations. Furthermore, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of national laws by local regulations. These uncertainties could limit the legal protections available to us and other foreign investors, including you. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

PRC regulations may subject our future mergers and acquisitions activity to national security review.

In February 2011, the State Council promulgated Circular 6, a notice on the establishment of a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Circular 6 became effective on March 3, 2011. To implement Circular 6, MOFCOM promulgated the MOFCOM Security Review Rules on August 25, 2011, which became effective on September 1, 2011. According to Circular 6 and the MOFCOM Security Review Rules, national security review is required to be undertaken to complete mergers and acquisitions (i) by foreign investors of enterprises relating to national defense and (ii) through which foreign investors may acquire de facto control of a domestic enterprise that could raise national security concerns. When determining whether to subject a specific merger or acquisition to national security review, the MOFCOM will look at the substance and actual impact of the transaction. Bypassing national security review by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions by foreign investors is prohibited.

In addition, even if a merger or acquisition by foreign investors that was not submitted for national security review, or was determined to have no impact on national security after such review, does not mean that it will be free of such review. A change in conditions (such as a modification of the merger or acquisition, change of business activities, or amendments to relevant documents or agreements) that results in the merger or acquisition triggering national security review (i.e., involving an enterprise relating to national defense, or the foreign investor acquiring de facto control over a domestic enterprise raising national security concerns), then the foreign investor to the merger or acquisition will be required to apply for national security review with the MOFCOM.

Currently, there are no public provisions or official interpretations specifically providing that our current businesses fall within the scope of national security review and there is no requirement that foreign investors to those merger and acquisition transactions completed prior to the promulgation of Circular 6 take initiatives to submit such transactions to MOFCOM for national security review. However, as the MOFCOM Security Review Rules and Circular 6 are relatively new and there is no clear statutory interpretation on their implementation, there is no assurance that the relevant PRC regulatory authorities will have the same view as us when applying them. If our future merger and acquisition transactions are subject to the national security review, the MOFCOM Security Review Rules and Circular 6 may further complicate the PRC governmental formalities for approving merger and acquisition deals in which we may be involved in the future, and therefore increase the uncertainty of our future business model.

PRC regulations relating to overseas investment by PRC residents may restrict our overseas and cross-border investment activities and adversely affect the implementation of our strategy as well as our business and prospects.

The State Administration of Foreign Exchange, or SAFE, issued a public notice in October 2005, or the SAFE Circular 75, and subsequently issued the operating rules on the SAFE Circular 75 in November 2012, or SAFE Circular 59, requiring PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside China, referred to as an “offshore special purpose company”, for the purpose of acquiring any assets of or equity interest in PRC companies and raising funds from overseas. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any asset located in China. If any PRC shareholder of an offshore special purpose company fails to make the required SAFE registration and amendment, the PRC subsidiaries of that offshore special purpose company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore special purpose company. Moreover, failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign-exchange restrictions. We believe that all of our beneficial owners who are PRC citizens or residents have completed their required registrations with SAFE in accordance with the SAFE Circular 75 prior to the completion of our initial public offering. However, after the initial public offering, we may not at all times be fully aware or informed of the identities of all of our beneficial owners who are PRC citizens or residents, and we may have little control over either our present or prospective direct or indirect PRC resident beneficial owners or the outcome of such registration procedures. We cannot assure you that the SAFE registrations of our present beneficial owners or future beneficial owners who are PRC citizens or residents have been or will be amended to reflect, among others, the shareholding information or equity investment as required by the SAFE Circular 75 and SAFE Circular 59 at all times. The failure of these beneficial owners to amend their SAFE registrations in a timely manner pursuant to the SAFE Circular 75 and SAFE Circular 59 or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in the SAFE Circular 75 and SAFE Circular 59 may subject such beneficial owners and our PRC subsidiaries to fines and legal sanctions and may also result in restrictions on our PRC subsidiaries’ ability to distribute profits to us or our ability to inject capital into our PRC subsidiaries or otherwise materially and adversely affect our business.

On December 25, 2006, the People’s Bank of China promulgated the Measures for Administration of Individual Foreign Exchange, and on January 5, 2007, the SAFE promulgated relevant Implementation Rules. On February 15, 2012, the SAFE promulgated the Notice on Various Issues Concerning Foreign Exchange Administration for Domestic Individuals Participating in Equity Incentive Plans of Overseas Listed Companies, or the Stock Option Notice. The Stock Option Notice terminated the Operating Procedures of Foreign Exchange Administration of PRC Individuals’ Participation in Employee Stock Holding Plans or Stock Option Plans of Overseas Listed Companies issued by the SAFE on March 28, 2007. According to the Stock Option Notice, PRC citizens who are granted shares or share options by a company listed on an overseas stock market according to its employee stock holding plan or stock incentive plan are required to register with the SAFE or its local counterparts by following certain procedures.

We and our employees who are PRC citizens and individual beneficiary owners, or have been granted restricted shares or share options, are subject to the Individual Foreign Exchange Rules and its relevant implementation regulations. The failure of our PRC individual beneficiary owners and the restricted holders to complete their SAFE registrations pursuant to the SAFE’s requirement or the Individual Foreign Exchange Rules may subject these PRC citizens to fines and legal sanctions. It may also limit our ability to contribute additional capital into our PRC subsidiaries, and limit our PRC subsidiaries’ ability to distribute dividends to us, or otherwise materially adversely affect our business.

Our China-sourced income is subject to PRC withholding tax under the Corporate Income Tax Law of the PRC, and we may be subject to PRC corporate income tax at the rate of 25% when more detailed rules or precedents are promulgated.

We are a Cayman Islands holding company with substantially all of our operations conducted through our operating subsidiaries in China. Under the Corporate Income Tax Law, or the CIT Law, of the PRC and the Regulation on the Implementation CIT Law, or the Implementation Rules of the CIT Law, both of which became effective on January 1, 2008, China-sourced passive income of non-PRC tax resident enterprises, such as dividends paid by a PRC subsidiary to its overseas parent, is generally subject to a 10% withholding tax. Under an arrangement between China and Hong Kong, such dividend withholding tax rate is reduced to 5% if the beneficial owner of the dividends is a Hong Kong tax resident enterprise which directly owns at least 25% of the PRC company distributing the dividends and has owned such equity for at least 12 consecutive months before receiving such dividends. As JinkoSolar Technology is a Hong Kong company and has owned 100% of the equity interest in Jiangxi Jinko and 25% of the equity interest in Zhejiang Jinko directly for more than 12 consecutive months to date, any dividends paid by Jiangxi Jinko and Zhejiang Jinko to JinkoSolar Technology will be entitled to a withholding tax at the reduced rate of 5% after obtaining approval from the competent PRC tax authority, provided that JinkoSolar Technology is deemed the beneficial owner of such dividends and that JinkoSolar Technology is not deemed to be a PRC tax resident enterprise as described below. However, according to the Circular of the State Administration of Taxation on How to Understand and Identify “Beneficial Owner” under Tax Treaties, effective on October 27, 2009, an applicant for treaty benefits, including benefits under the arrangement between China and Hong Kong on dividend withholding tax, that does not carry out substantial business activities or is an agent or a conduit company may not be deemed as a “beneficial owner” of the PRC subsidiary and therefore, may not enjoy such treaty benefits. If JinkoSolar Technology is determined to be ineligible for such treaty benefits, any dividends paid by Jiangxi Jinko and Zhejiang Jinko to JinkoSolar Technology will be subject to the PRC withholding tax at a 10% rate.

The CIT Law, however, also provides that enterprises established outside China whose “de facto management bodies” are located in China are considered “tax resident enterprises” and will generally be subject to the uniform 25% corporate income tax rate as to their global income. Under the Implementation Rules of the CIT Law, “de facto management bodies” is defined as the bodies that have, in substance, overall management control over such aspects as the production and business, personnel, accounts and properties of an enterprise. On April 22, 2009, the State Administration of Taxation, or the SAT, promulgated the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or SAT Circular 82. SAT Circular 82 provides certain criteria for determining whether the “de facto management body” of an offshore-incorporated enterprise controlled by PRC enterprises is located in China. On July 27, 2011, the SAT issued Administrative Measures of Enterprise Income Tax of Chinese-controlled Offshore Incorporated Resident Enterprises (Trial), or Bulletin 45, which became effective on September 1, 2011, to provide further guidance on the implementation of SAT Circular 82. Bulletin 45 clarifies certain issues relating to the determination of PRC tax resident enterprise status, post-determination administration and the authorities responsible for determining offshore-incorporated PRC tax resident enterprise status. Bulletin 45 specifies that when provided with a copy of a Chinese tax resident determination certificate issued by the competent tax authorities from an offshore-incorporated PRC tax resident enterprise, the payer should not withhold 10% income tax when paying Chinese-sourced dividends, interest and royalties to the offshore incorporated PRC tax resident enterprise. However, as this circular only applies to enterprises incorporated under laws of foreign jurisdictions that are controlled by PRC enterprises or groups of PRC enterprises, it remains unclear how the tax authorities will determine the location of “de facto management bodies” for overseas incorporated enterprises that are controlled by individual PRC residents such as our company and JinkoSolar Technology. Therefore, although a substantial majority of the members of our management team as well as the management team of JinkoSolar Technology are located in China, it remains unclear whether the PRC tax authorities would require or permit our company or JinkoSolar Technology to be recognized as PRC tax resident enterprises. If our company and JinkoSolar Technology are considered PRC tax resident enterprises for PRC corporate income tax purposes, any dividends distributed from Jiangxi Jinko and Zhejiang Jinko to

JinkoSolar Technology and ultimately to our company could be exempt from the PRC withholding tax; however, our company and JinkoSolar Technology will be subject to the uniform 25% corporate income tax rate as to our global income.

Dividends payable by us to our foreign investors and gains on the sale of our shares or ADSs may become subject to PRC corporate income tax liabilities.

The Implementation Rules of the CIT Law provide that (i) if the enterprise that distributes dividends is domiciled in China, or (ii) if gains are realized from transferring equity interests of enterprises domiciled in China, then such dividends or capital gains are treated as China-sourced income. The CIT Law and the related Implementation Rules of the CIT Law have been in effect for over six years. However, currently, there are still no detailed rules or precedents governing the procedures and specific criteria for determining “domicile,” which are applicable to our company or JinkoSolar Technology. As such, it is not clear how “domicile” will be interpreted under the CIT Law. It may be interpreted as the jurisdiction where the enterprise is incorporated or where the enterprise is a tax resident. Therefore, if our company and JinkoSolar Technology are considered PRC tax resident enterprises for tax purposes, any dividends we pay to our overseas shareholders or ADS holders, as well as any gains realized by such shareholders or ADSs holders from the transfer of our shares or ADSs, may be viewed as China-sourced income and, as a consequence, be subject to PRC corporate income tax at 10% or a lower treaty rate.

If the dividends we pay to our overseas shareholders or ADS holders or gains realized by such shareholders or ADS holders from the transfer of our shares or ADSs are subject to PRC corporate income tax, we would be required to withhold taxes on such dividends. In such case, the value of your investment in our shares or ADSs may be materially and adversely affected.

Our ability to make distributions and other payments to our shareholders depends to a significant extent upon the distribution of earnings and other payments made by our subsidiaries in the PRC.

We conduct substantially all of our operations through our operating subsidiaries in China. Our ability to make distributions or other payments to our shareholders depends on payments from these operating subsidiaries in China, whose ability to make such payments is subject to PRC regulations. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. According to the relevant PRC laws and regulations applicable to our operating subsidiaries in China and their respective articles of association, these subsidiaries are each required to set aside at least 10% of their after-tax profits based on PRC accounting standards each year as general reserves until the accumulative amount of these reserves reaches 50% of their registered capital. These reserves are not distributable as cash dividends. As of December 31, 2012, these general reserves amounted to RMB179.0 million, accounting for 5.3% of the total registered capital of all of our operating subsidiaries in China. In addition, under the CIT Law and its Implementation Rules, which became effective January 1, 2008, dividends from our operating subsidiaries in China to us are subject to withholding tax to the extent that we are considered a non-PRC tax resident enterprise under the CIT Law. See “— “Our China-sourced income is subject to PRC withholding tax under the Corporate Income Tax Law of the PRC, and we may be subject to PRC corporate income tax at the rate of 25% when more detailed rules or precedents are promulgated.” Furthermore, if our operating subsidiaries in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Restrictions on currency exchange may limit our ability to receive and use our revenue effectively.

Certain portions of our revenue and expenses are denominated in Renminbi. If our revenue denominated in Renminbi increases or expenses denominated in Renminbi decrease in the future, we may need to convert a portion of our revenue into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of our ADSs. Under China’s existing foreign exchange regulations, foreign currency under current account transactions, such as dividend payments and trade-related transactions are generally convertible. Accordingly, our operating subsidiaries in China are able to pay dividends in foreign currencies without prior approval from the State Administration of Foreign Exchange, or the SAFE, by complying with certain procedural requirements. However, the PRC government could take further measures in the future to restrict access to foreign currencies for current account transactions.

Foreign exchange transactions by our operating subsidiaries in China under capital accounts continue to be subject to significant foreign exchange controls and require the approval of, or registration with, PRC governmental authorities. In particular, if one of our operating subsidiaries in China borrows foreign currency loans from us or other foreign lenders, these loans must be registered with the SAFE.

If we finance our subsidiaries in China by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or MOFCOM or its local counterparts. On August 29, 2008, the SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. The notice requires that Renminbi converted from the foreign currency-denominated capital of a foreign-invested company may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments in the PRC unless otherwise provided by laws and regulations. In addition, the SAFE strengthened its oversight of the flow and use of Renminbi funds converted from the foreign currency denominated capital of a foreign-invested company. The use of such Renminbi may not be changed without approval from the SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used for purposes within the company’s approved business scope. Furthermore, on November 9, 2010, the SAFE promulgated a notice on relevant issues concerning strengthening the administration of foreign exchange business, which requires the authenticity of the settlement of net proceeds from an offshore offering to be closely examined and the net proceeds to be settled in the manner described in the offering documents.

Violations of Circular 142 may result in severe penalties, including substantial fines as set forth in the Foreign Exchange Administration Regulations. We cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to contribute additional capital to fund our PRC operations may be negatively affected, which could materially adversely affect our liquidity and our ability to fund and expand our business.

These limitations could affect the ability of our operating subsidiaries in China to obtain foreign exchange through debt or equity financing.

The expiration or reduction of tax incentives by the PRC government may have a material adverse effect on our operating results.

The CIT Law imposes a uniform tax rate of 25% on all PRC enterprises, including foreign-invested enterprises, and eliminates or modifies most of the tax exemptions, reductions and preferential treatments available under the previous tax laws and regulations. Under the CIT Law, enterprises that were established before March 16, 2007 and already enjoyed preferential tax treatments (i) in the case of preferential tax rates, continued to enjoy such tax rates that were gradually increased to the new tax rates within five years from January 1, 2008 or (ii) in the case of preferential tax exemptions or reductions for a specified term, continue to enjoy the preferential tax holiday until the expiration of such term.

Zhejiang Jinko was designated by relevant local authorities as a “High and New Technology Enterprise” under the CIT Law, and it is subject to a preferential tax rate of 15% for the years ended December 31, 2013 and 2014. We cannot assure you that Zhejiang Jinko will continue to qualify as a “High and New Technology Enterprise” when it is subject to reevaluation in the future. In addition, there are uncertainties on how the CIT Law and its Implementation Rules will be enforced, and whether its future implementation may be consistent with its current interpretation. If the CIT rates of some of our PRC subsidiaries increase, our financial condition and results of operations would be materially and adversely affected.

We face uncertainty with respect to indirect transfers of equity interests in PRC tax resident enterprises by their non-PRC holding companies.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the SAT on December 10, 2009 with retroactive effect from January 1, 2008, where a non-PRC tax resident enterprise transfers the equity interests of a PRC tax resident enterprise indirectly by disposing of the equity interests of an overseas holding company (exclusive of trading the stocks of a PRC tax resident enterprise in a public capital market), or an “Indirect Transfer”, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate of less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor shall report to the competent tax authority of the PRC tax resident enterprise this Indirect Transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of avoiding PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at a rate of up to 10%. SAT Circular 698 also provides that, where a non-PRC tax resident enterprise transfers its equity interests in a PRC tax resident enterprise to its related parties at a price lower than fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

There is uncertainty as to the application of SAT Circular 698. For example, while the term “Indirect Transfer” is not clearly defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax rates in foreign tax jurisdictions, and the process and format of the reporting of an Indirect Transfer to the competent tax authority of the relevant PRC tax resident enterprise. In addition, there are not any formal declarations with regard to how to determine whether a foreign investor has adopted an abusive arrangement in order to avoid PRC tax. As a result, we may become at risk of being taxed under SAT Circular 698 and we may be required to expend valuable resources to comply with SAT Circular 698 or to establish that we should not be taxed under SAT Circular 698, which may materially adversely affect our financial condition and results of operations.

As a foreign company, our acquisitions of PRC companies may take longer and be subject to higher level of scrutiny by the PRC government, which may delay or prevent any intended acquisition.

Circular 10, which became effective on September 8, 2006 and was amended in June 2009, established additional procedures and requirements including the requirements that in certain instances foreign investors obtain MOFCOM’s approval when they acquire equity or assets of a PRC domestic enterprise. In the future, we may want to grow our business in part by acquiring complementary businesses, although we do not have plans to do so at this time. Complying with Circular 10 to complete these transactions could be more time-consuming and costly, and could result in a more extensive evaluation by the PRC government and its increased control over the terms of the transaction, and any required approval processes may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Our failure to make payments of statutory social welfare and housing funds to our employees could adversely and materially affect our financial condition and results of operations.

According to the relevant PRC laws and regulations, we are required to pay certain statutory social security benefits, including medical care, injury insurance, unemployment insurance, maternity insurance and pension benefits, and housing funds, for our employees. Our failure to comply with these requirements may subject us to monetary penalties imposed by the relevant PRC authorities and proceedings initiated by our employees, which could materially and adversely affect our business, financial condition and results of operations.

Based on the prevailing local practice in Jiangxi Province resulting from the discrepancy between national laws and their implementation by local governments, Jiangxi Jinko did not pay statutory social security benefits, including medical care, injury insurance, unemployment insurance, maternity insurance and pension benefits, and housing funds, for all of its employees. For similar reasons, Zhejiang Jinko did not pay statutory social security benefits and housing funds in Zhejiang Province for all of its employees. We estimate the aggregate amount of unpaid social security benefits and housing funds to be RMB56.6 million, RMB118.3 million, RMB154.8 million and RMB166.4 million (US$27.2 million), respectively, as of December 31, 2010, 2011, 2012 and September 30, 2013. We may be required by the relevant PRC authorities to pay these statutory social security benefits and housing funds within a designated time period. In addition, an employee is entitled to seek compensation by resorting to labor arbitration at the labor arbitration center or filing a labor complaint with the labor administration bureau within a designated time period. We have made provisions for such unpaid social security benefits, housing funds of our former and current PRC subsidiaries and the relevant late charges and penalties.

All employee participants in the 2009 Long Term Incentive Plan who are domestic individual participants may be required to register with SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt additional option plans for our directors and employees under PRC law.

On February 15, 2012, SAFE released the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Individuals’ Participating in Equity Incentive Plans of Overseas Listed Companies, or the Stock Option Notice, which superseded the Operating Procedures of Foreign Exchange Administration for PRC Individuals Participation in Employee Stock Holding Plans or Stock Option Plans of an Overseas-Listed Company, issued by SAFE in 2007. According to the Stock Option Notice, PRC individual participants include directors, supervisors, senior management personnel and other employees who are PRC citizens (which includes citizens of Hong Kong, Macau and Taiwan) or foreign individuals who reside in the PRC for 12 months consecutively. Under the Stock Option Notice, PRC and foreign citizens who receive equity grants from an overseas listed company are required, through a PRC agent or PRC subsidiary of such listed company, to register with SAFE and complete certain other bank and reporting procedures. In addition, according to the Stock Option Notice, domestic individual participants must complete the registration with SAFE or its local branch within three days rather than 10 days from the beginning of each quarter.

Failure to comply with such provisions may subject us and the participants of the 2009 Long Term Incentive Plan who are domestic individual participants to fines and legal sanctions and prevent us from further granting options under the 2009 Long Term Incentive Plan to our employees, and we may become subject to more stringent review and approval processes with respect to our foreign-exchange activities, such as in regards to our PRC subsidiaries’ dividend payment to us or in regards to borrowing foreign currency, which could adversely affect our business operations.

It may be difficult to effect service of process on, or to enforce any judgments obtained outside the PRC against, us, our Directors, or senior management members who live inside the PRC.

Substantially all of our existing directors and senior management members reside in the PRC and substantially all of our assets and the assets of such person are located in the PRC. Accordingly, it may be difficult for investors to effect service of process on any of these persons or to enforce judgments obtained outside of the PRC against us or any of these persons. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments awarded by courts in many developed countries, including the Cayman Islands, the United States and the United Kingdom. Therefore, the recognition and enforcement in the PRC of judgments of a court in any of these jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or even impossible.

Higher labor costs and inflation in China may adversely affect our business and our profitability.

Labor costs in China have also risen in recent years as a result of the enactment of new labor laws and social development. In addition, inflation in China has increased. According to the National Bureau of Statistics of China, consumer price inflation in China was 3.3%, 5.4% and 2.6% in 2010, 2011 and 2012, respectively. Because we purchase raw materials from suppliers in China, higher labor cost and inflation in China increases the costs of labor and raw materials we must purchase for manufacturing. China’s inflation rates are expected to rise further in 2013. As we expect our production staff to increase and our manufacturing operations to become more labor intensive when we commence silicon wafer and solar module production, rising labor costs may increase our operating costs and partially erode the cost advantage of our China-based operations and therefore negatively impact our profitability.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of influenza A, or H1N1, avian flu, severe acute respiratory syndrome, or SARS, or other epidemic outbreak. In April 2009, an outbreak of influenza A caused by the H1N1 virus occurred in Mexico and the United States, and spread into a number of countries rapidly.

There have also been reports of outbreaks of a highly pathogenic avian flu, caused by the H1N1 virus, in certain regions of Asia and Europe. In past few years, there were reports on the occurrences of avian flu in various parts of China, including a few confirmed human cases. In April 2013, there were reports of cases of H7N9 avian flu in southeast China, including deaths in Shanghai and Zhejiang Province. An outbreak of avian flu in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, particularly in Asia. Additionally, any recurrence of SARS, a highly contagious form of atypical pneumonia, similar to the occurrence in 2003 which affected China, Hong Kong, Taiwan, Singapore, Vietnam and certain other countries, would also have similar adverse effects. These outbreaks of contagious diseases and other adverse public health developments in China would have a material adverse effect on our business operations. These could include our ability to travel or ship our products outside China as well as temporary closure of our manufacturing facilities. Such closures or travel or shipment restrictions would severely disrupt our business operations and adversely affect our financial condition and results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of avian flu, SARS or any other epidemic.

Risks Related to Our ADSs and this Offering

The market price for our ADSs has been volatile, which could result in substantial losses to investors.

The market price for our ADSs has been and may continue to be highly volatile and subject to wide fluctuations, which could result in substantial losses to investors. From May 14, 2010 to January 15, 2014, the closing prices of our ADSs ranged from US$2.01 to US$38.92 per ADS. The price of our ADSs may continue to fluctuate in response to factors, including the following:

•	announcements of new products by us or our competitors;
•	technological breakthroughs in the solar and other renewable power industries;
•	reduction or elimination of government subsidies and economic incentives for the solar industry;
•	news regarding any gain or loss of customers by us;
•	news regarding recruitment or loss of key personnel by us or our competitors;
•	announcements of competitive developments, acquisitions or strategic alliances in our industry;
•	changes in the general condition of the global economy and credit markets;
•	general market conditions or other developments affecting us or our industry;
•	the operating and stock price performance of other companies, other industries and other events or factors beyond our control;
•	regulatory developments in our target markets affecting us, our customers or our competitors;
•	announcements regarding patent litigation or the issuance of patents to us or our competitors;
•	announcements of studies and reports relating to the conversion efficiencies of our products or those of our competitors;
•	actual or anticipated fluctuations in our quarterly results of operations;
•	changes in financial projections or estimates about our financial or operational performance by securities research analysts;
•	changes in the economic performance or market valuations of other solar power technology companies;
•	release or expiry of lock-up or other transfer restrictions on our outstanding ordinary shares or ADSs;
•	sales or perceived sales of additional ordinary shares or ADSs;
•	possible sales of our ADSs by investors who view the convertible notes as a more attractive means of equity participation in us; and

•	commencement of, or our involvement in, litigation.

Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade. We cannot give any assurance that these factors will not occur in the future again. In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ADSs. In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. See “— We are exposed to various risks related to legal or administrative proceedings or claims that could adversely affect our results of operations, financial condition and reputation, and may cause loss of business.” If we become involved in similar securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, prospects, financial condition and results of operations.

We may not be able to pay any dividends on our ordinary shares and ADSs.

Under Cayman Islands law, we may only pay dividends out of our profits or our share premium account subject to our ability to service our debts as they fall due in the ordinary course of our business. Our ability to pay dividends will therefore depend on our ability to generate sufficient profits. We cannot give any assurance that we will declare dividends of any amounts, at any rate or at all in the future. We have not paid any dividends in the past. Future dividends, if any, will be paid at the discretion of our board of directors and will depend upon our future operations and earnings, capital expenditure requirements, general financial conditions, legal and contractual restrictions and other factors that our board of directors may deem relevant. See “—  Risks Related to Doing Business in China — We rely principally on dividends and other distributions on equity paid by our principal operating subsidiaries, Jiangxi Jinko and Zhejiang Jinko, and limitations on their ability to pay dividends to us could have a material adverse effect on our business and results of operations” above for additional legal restrictions on the ability of our PRC subsidiaries to pay dividends to us.

Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise those rights.

As a holder of ADSs, you will not be treated as one of our shareholders and you will not have shareholder rights. Instead, the depositary will be treated as the holder of the shares underlying your ADSs. However, you may exercise some of the shareholders’ rights through the depositary, and you will have the right to withdraw the shares underlying your ADSs from the deposit facility.

Holders of ADSs may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under our current articles of association, the minimum notice period required to convene a general meeting is ten days. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your ordinary shares to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We plan to make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholder meeting.

You may be subject to limitations on transfers of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or government body, or under any provision of the deposit agreement, or for any other reason.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than that under U.S. law, you may have less protection for your shareholder rights than you would under U.S. law.

Our corporate affairs are governed by our memorandum and articles of association, Companies Law of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.

In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before federal courts of the United States.

As we are a Cayman Islands company and substantially all of our consolidated assets are located outside of the United States and substantially all of our current operations are conducted in China, there is uncertainty as to whether the courts of the Cayman Islands or China would recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state against us and our officers and directors, most of whom are not residents of the United States and the substantial majority of whose assets are located outside the United States. In addition, it is uncertain whether the Cayman Islands or PRC courts would entertain original actions brought in the Cayman Islands or in China against us or our officers and directors predicated on the federal securities laws of the United States. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States although the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in a federal or state court of the United States under which a sum of money is payable, other than a sum payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty and would give a judgment based thereon; provided that (i) such court had proper jurisdiction over the parties subject to such judgment; (ii) such court did not contravene the rules of natural justice of the Cayman Islands; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; and (v) such judgment imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given.

As a result of all of the above, shareholders of a Cayman Islands company may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a company incorporated in a jurisdiction in the United States. For example, contrary to the general practice in most corporations incorporated in the United States, Cayman Islands incorporated companies may not generally require that shareholders approve sales of all or substantially all of a company’s assets. The limitations described above will also apply to the depositary who is treated as the holder of the shares underlying your ADSs.

Our current articles of association contain anti-takeover provisions that could prevent a change in control even if such takeover is beneficial to our shareholders.

Our current articles of association contain provisions that could delay, defer or prevent a change in control of our company that could be beneficial to our shareholders. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for our ADSs. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a price above the then current market price of our ADSs.

These provisions provide that our board of directors has authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADSs or otherwise. Our board of directors may decide to issue such preferred shares quickly with terms calculated to delay or prevent a change in control of our company or make the removal of our management more difficult. If our board of directors decides to issue such preferred shares, the price of our ADSs may fall and the voting and other rights of holders of our ordinary shares and ADSs may be materially and adversely affected.

As a company incorporated in the Cayman Islands, we may adopt certain home country practices in relation to corporate governance matters. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE corporate governance listing standards.

As a non-U.S. company with ADSs listed on the NYSE, we are subject to the NYSE corporate governance listing standards. However, in reliance on Section 303A.11 of the NYSE Listed Company Manual, which permits a foreign private issuer to follow the corporate governance practices of its home country, we have adopted certain corporate governance practices that may differ significantly from the NYSE corporate governance listing standards. For example, we may include non-independent directors as members of our compensation committee and nominating and corporate governance committee, and our independent directors are not required to hold regularly scheduled meetings at which only independent directors are present. Such home country practice differs from the NYSE corporate governance listing standards, because there are no specific provisions under the Companies Law of the Cayman Islands imposing such requirements. Accordingly, executive directors, who may also be our major shareholders or representatives of our major shareholders, may have greater power to make or influence major decisions than they would if we complied with all the NYSE corporate governance listing standards. While we may adopt certain practices that are in compliance with the laws of the Cayman Islands, such practices may differ from more stringent requirements imposed by the NYSE rules and as such, our shareholders may be afforded less protection under Cayman Islands law than they would under the NYSE rules applicable to U.S. domestic issuers. See “Item 16G. Corporate Governance” included in our 2012 Annual Report.

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our ADSs or ordinary shares.

Based on the composition of our assets and income, we believe that we were not a passive foreign investment company, or a PFIC, for U.S. federal income tax purposes with respect to our 2013 taxable year, and we do not currently intend or anticipate becoming a PFIC for 2014 or any future taxable year. However, we must make a separate determination each taxable year as to whether we are a PFIC (after the close of each taxable year). Accordingly, we cannot assure you that we will not be a PFIC for our taxable year ending December 31, 2014 or any future taxable year. A non-U.S. corporation will be considered a PFIC for any taxable year if either (1) at least 75% of its gross income is passive income or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income. The value of our assets for purposes of the PFIC asset test will generally be determined based on the market price of our ADSs and ordinary shares, which may fluctuate from time to time. If we are treated as a PFIC for any taxable year during which a U.S. Holder (as defined in “Taxation — U.S. Federal Income Taxation — Passive Foreign Investment Company”) holds an ADS or a share, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Taxation — U.S. Federal Income Taxation — Passive Foreign Investment Company.”

Our management has broad discretion over the use of proceeds from this offering.

Our management will have significant discretion in applying the net proceeds that we receive from this offering. Although we expect to use the net proceeds from this offering for general corporate purposes, which may include expanding manufacturing capacity, the development of solar power projects and working capital, our board of directors retains significant discretion with respect to the use of proceeds. We may use a portion of the net proceeds to fund, acquire or invest in complementary businesses or technologies. The proceeds from this offering may be used in a manner that does not generate favorable returns. In addition, if we use the proceeds for future acquisitions, there can be no assurance that we would successfully integrate any such acquisition into our operations or that the acquired entity would perform as expected.

We may issue additional ordinary shares, other equity or equity-linked or debt securities, which may materially and adversely affect the price of our ordinary shares or ADSs. Hedging activities may depress the trading price of our ordinary shares.

We may issue additional equity, equity-linked or debt securities for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions), to satisfy our obligations for the repayment of existing indebtedness, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons. Any future issuances of equity securities or equity-linked securities could substantially dilute your interests and may materially and adversely affect the price of our ordinary shares or ADSs. We cannot predict the timing or size of any future issuances or sales of equity, equity-linked or debt securities, or the effect, if any, that such issuances or sales, including the sale of ADSs in this offering, may have on the market price of our ordinary shares or ADSs. Market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

Substantial future sales of our ordinary shares or ADSs in the public market, or the perception that such sales could occur, could cause the price of our ordinary shares or ADSs to decline.

Sales of our ordinary shares or ADSs in the public market, or the perception that such sales could occur, could cause the market price of our ordinary shares to decline. As of September 30, 2013, we had 108,051,630 ordinary shares outstanding. The number of ordinary shares outstanding and available for sale will increase when our employees and former employees who are holders of restricted share units and options to acquire our ordinary shares become entitled to the underlying shares under the terms of their units or options. To the extent these shares are sold into the market, or are converted to ADSs which are sold into the market place, the market price of our ordinary shares or ADSs could decline.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make these rights available in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately US$126.0 million after deducting underwriting commissions and fees and the estimated offering expenses payable by us (assuming the underwriter does not exercise its option to purchase up to an additional 562,500 ADS). We intend to use the estimated net proceeds from this offering and the concurrent convertible notes offering for general corporate purposes, which may include expanding manufacturing capacity, the development of solar power projects and working capital. Our management will retain broad discretion over the use of proceeds, and we may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the net proceeds in short-term, marketable instruments.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2013:

•	on an actual basis; and
•	on an as adjusted basis, giving effect to both (i) our issuance and sale of 15,000,000 ordinary shares in the form of ADSs pursuant to this prospectus supplement, at a public offering price of US$35.25 per ADS, resulting in estimated net proceeds of US$126.0 million, assuming the underwriter does not exercise its over-allotment option to purchase additional ADSs and after deducting estimated underwriting discounts and commissions and estimated issuance expenses, and (ii) the concurrent issuance and sale by us of US$130.0 million aggregate principal amount of convertible notes in the concurrent offering and the receipt of the estimated proceeds of US$130.0 million by us from the offering of the convertible notes, assuming the initial purchaser does not exercise its over-allotment option to purchase additional notes, and before deducting estimated underwriting discounts and commissions and estimated issuance expenses.

The as adjusted information is illustrative only. You should read this table together with our financial statements and the related notes and the information under “Item 5. Operating and Financial Review and Prospects” included in our 2012 Annual Report, which are incorporated by reference herein, and our unaudited interim condensed consolidated financial statements and related notes for the nine months ended September 30, 2013 included elsewhere in this prospectus supplement.

	As of September 30, 2013
	Actual		As adjusted
	RMB	US$	RMB	US$
	(in thousands, except share data)
Long-term borrowings	383,000	62,582	383,000	62,582
Bonds payable	800,000	130,719	800,000	130,719
4.00% convertible senior notes due 2016	673,228	110,005	673,228	110,005
4.00% convertible senior notes due 2019(1)	—	—	795,600	130,000
Shareholders’ equity:
Ordinary shares (US$0.00002 par value, 500,000,000 shares authorized, 107,506,334 shares issued and outstanding as of September 30, 2013)	16	3	18	3
Additional paid-in capital	1,957,729	319,890	2,728,600	445,849
Statutory reserves	179,041	29,255	179,041	29,255
Accumulated other comprehensive loss	5,493	898	5,493	898
Treasury stock, at cost; 1,723,200 shares of ordinary shares as adjusted	(13,876)	(2,267)	(13,876)	(2,267)
Accumulative deficit	(301,296)	(49,231)	(301,296)	(49,231)
Total shareholders’ equity	1,827,107	298,548	2,597,980	424,507
Total capitalization	3,683,335	601,854	5,249,808	857,813

(1)	Represents the gross proceeds from before deducting the initial purchaser’s discount and estimated offering expenses payable by us.

There have been no material changes to our total capitalization since September 30, 2013, except as disclosed above.

DIVIDEND POLICY

We have never declared or paid dividends, nor do we have any present plan to pay any cash dividends on our ordinary shares or ADSs in the foreseeable future. We currently intend to retain our available funds and any future earnings to operate and expand our business.

Subject to our memorandum and articles of association and applicable laws, our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ADSs, if any, will be paid in U.S. dollars.

EXCHANGE RATE INFORMATION

We publish our consolidated financial statements in Renminbi. The conversion of Renminbi into U.S. dollars in this prospectus supplement is solely for the convenience of readers. For all dates and periods through December 31, 2008, exchange rates of Renminbi into U.S. dollars are based on the noon buying rate in the City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. For January 1, 2009 and all later dates and periods, the exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus supplement and the accompany prospectus were made at a rate of RMB6.1200 to US$1.00, the noon buying rate in effect as of September 30, 2013. The Renminbi is not freely convertible into foreign currency. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. On January 10, 2014, the exchange rate, as set forth in the H.10 statistical release of the Federal Reserve Board, was RMB6.0519 to US$1.00.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	Noon buying rate
Period	Period end	Average(1)	High	Low
	(RMB per US$1.00)
2009	6.8259	6.8295	6.8470	6.8176
2010	6.6000	6.7603	6.8330	6.6000
2011	6.2939	6.4475	6.6364	6.2939
2012	6.2301	6.3043	6.3879	6.2221
2013	6.0537	6.1412	6.2438	6.0537
2013
July	6.1284	6.1346	6.1408	6.1284
August	6.1193	6.1213	6.1302	6.1123
September	6.1200	6.1198	6.1213	6.1178
October	6.0943	6.1032	6.1209	6.0815
November	6.0922	6.0929	6.0993	6.0903
December	6.0537	6.0738	6.0927	6.0537
2014
January (through January 10, 2014)	6.0519	6.0516	6.0540	6.0504

(1)	Determined by averaging the rates on the last business day of each month during the relevant year, except for monthly average rates, which are determined by averaging the daily rates during the respective months.

MARKET PRICE INFORMATION FOR OUR AMERICAN DEPOSITARY SHARES

Our ADSs, each representing four of our ordinary shares, have been listed on the NYSE since May 14, 2010. Our ADSs trade under the symbol “JKS.” For the period from May 14, 2010 to January 15, 2014, the closing price of our ADSs on the NYSE has ranged from US$2.01 to US$38.92 per ADS. The following table sets forth the high and low market prices for our ADSs on the NYSE for the periods indicated.

	Trading Price
	High	Low
	US$
Annual Highs and Lows
2010 (from May 14, 2010)	41.75	8.23
2011	32.21	4.55
2012	10.20	2.00
2013
Quarterly Highs and Lows
First Quarter 2012	10.20	4.95
Second Quarter 2012	6.09	3.06
Third Quarter 2012	3.96	2.00
Fourth Quarter 2012	7.14	3.18
First Quarter 2013	10.07	4.57
Second Quarter 2013	10.44	3.96
Third Quarter 2013	23.40	9.00
Fourth Quarter 2013	34.88	19.06
Monthly Highs and Lows
July	14.79	9.00
August	16.24	12.00
September	23.40	16.01
October	27.14	19.06
November	34.88	22.73
December	31.47	24.93
January (through January 15, 2014)	37.98	29.22

On January 15, 2014, the last reported closing sale price of our ADSs on the New York Stock Exchange was US$36.26 per ADS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, we have agreed to sell to the underwriter named below, the following number of ADSs:

Underwriter	Number of ADSs
Credit Suisse Securities (USA) LLC	3,750,000
Total	3,750,000

The underwriting agreement provides that the underwriter is obligated to purchase all the ADSs in the offering if any are purchased, other than those ADSs covered by the option described below. The underwriting agreement also provides that if the underwriter defaults, the offering may be terminated.

We have granted to the underwriter an option, exercisable for 30 days from the date of pricing, to purchase up to an aggregate of 562,500 additional ADSs from the Company at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions.

The underwriter proposes to offer the ADSs initially at the public offering price listed on the cover page of this prospectus and to selling group members at that price less a selling concession of US$0.95175 per ADS. After the public offering, the underwriter may vary the public offering price and concessions and discount to broker-dealers.

Credit Suisse (Securities (USA) LLC is acting as the sole bookrunner. The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, NY 10010.

Commissions and Expenses

The following table shows the per ADS and total underwriting discounts and commissions. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional ADSs.

	Per ADS		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise
Underwriting discounts and commissions paid by us	US$1.59	US$1.59	US$5,948,438	US$6,840,703

The expenses of this offering that are payable by us are estimated to be approximately US$0.3 million (excluding underwriting discounts and commissions). The underwriter has informed us that it does not expect sales to accounts over which the underwriter have discretionary authority to exceed 5% of the total number of ADSs being offered. The underwriter expects to make offers and sales both inside and outside the United States through its selling agent. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

In connection with this offering, we may at our absolute and sole discretion pay the underwriter an incentive fee of a maximum of 0.25% of the total public offering price of the ADSs.

Lock-Up Agreements

For a period of 90 days after the date hereof, we will not, directly or indirectly, take any of the following actions with respect to any United States dollar-denominated debt securities issued or guaranteed by us and having a maturity of more than one year from the date of issue, any ordinary shares, any ADSs or any securities convertible into or exchangeable or exercisable for any of our ordinary shares, ADSs (collectively, the “lock-up securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of lock-up securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase lock-up securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of lock-up securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in lock-up securities within the meaning of Section 16 of the Exchange Act or (v) file with the SEC a registration statement under the Securities Act relating to lock-up securities or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse Securities (USA) LLC; subject to certain exceptions, including the issuance of options or shares pursuant to our employee stock option plan.

Certain of our officers, directors and principal shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any ordinary shares or ADSs, or securities convertible into or exercisable or exchangeable for ordinary shares or ADSs, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of ordinary shares or ADSs, whether any such aforementioned transaction is to be settled by delivery of ordinary shares or ADSs or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC until 90 days after the date hereof; subject to certain exceptions, including that this lock-up will not apply to the exercise of share options granted as of the date of this prospectus supplement, and any ordinary shares or ADSs acquired by such officers, directors and principal shareholders in the open market will not be subject to the lock-up restrictions and a transfer of ordinary shares or ADSs to a family member, any entity controlled by the family member, an affiliate of such officers, directors and principal shareholders or a trust may be made, provided the transferee agrees to be bound in writing by the terms of this lock-up restrictions prior to such transfer.

Indemnification

We have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

NYSE Listing

Our ADSs are listed on the New York Stock Exchange under the symbol “JKS.”

Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriter may engage in stabilizing transactions, short sales, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•	Short sales involve sales by the underwriter in excess of the number of ADSs the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs sold by the underwriter is not greater than the number of additional ADSs that it may purchase from us. In a naked short position, the number of ADSs sold by the underwriter is greater than the number of additional ADSs that it may purchase from us. The underwriter may close out any covered short position by either exercising its option to purchase additional ADSs and/or purchasing ADSs in the open market.
•	Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriter will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which it may purchase ADSs through the option to purchase additional ADSs. If the underwriter sells more ADSs than could be covered by the option to purchase additional ADSs, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.
•	In passive market making, market makers in the ADSs who is the underwriter or prospective underwriters may, subject to limitations, make bids for or purchases of our ADSs until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of the ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market. If these activities are commenced, they are required to be conducted in accordance with applicable laws and regulations, and they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

Electronic Offer, Sale and Distribution of ADSs

A prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in this offering and the underwriter participating in this offering may distribute prospectuses electronically. The underwriter may agree to allocate a number of ADSs to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations.

We expect that delivery of our ADSs will be made against payment therefor on or about January   , 2014.

Other Relationships

The underwriter and its affiliates have provided and may, from time to time, continue to provide investment banking, financial advisory, lending and other services to us and to our affiliates, for which they have received customary fees and reimbursements of expenses, and for which they expect to receive customary fees and reimbursement of expenses, respectively. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia.  This prospectus is not a product disclosure statement, prospectus or other type of disclosure document for the purposes of Corporations Act 2001 (Commonwealth of Australia) (the “Act”) and does not purport to include the information required of a product disclosure statement, prospectus or other disclosure document under Chapter 6D.2 of the Act. No product disclosure statement, prospectus, disclosure document, offering material or advertisement in relation to the offer of the ADSs has been or will be lodged with the Australian Securities and Investments Commission or the Australian Securities Exchange.

Accordingly, (1) the offer of the ADSs under this prospectus may only be made to persons: (i) to whom it is lawful to offer the ADSs without disclosure to investors under Chapter 6D.2 of the Act under one or more exemptions set out in Section 708 of the Act; and (ii) who are “wholesale clients” as that term is defined in section 761G of the Act; (2) this prospectus may only be made available in Australia to persons as set forth in clause (1) above; and (3) by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (1) above, and the offeree agrees not to sell or offer for sale any of the ADSs sold to the offeree within 12 months after their issue except as otherwise permitted under the Act.

Canada.  The ADSs may not be offered, sold or distributed, directly or indirectly, in any province or territory of Canada or to or for the benefit of any resident of any province or territory of Canada, except pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer, sale or distribution is made, and only through a dealer duly registered under the applicable securities laws of that province or territory or in accordance with an exemption from the applicable registered dealer requirements.

Cayman Islands.  This prospectus does not constitute a public offer of the ordinary shares or ADSs, whether by way of sale or subscription, in the Cayman Islands. The underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ordinary shares or ADSs in the Cayman Islands.

European Economic Area.  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, the ADSs may not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that the ADSs may, with effect from and including the Relevant Implementation Date, be offered to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter for any such offer; or
(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of ADSs to the public” in relation to any of the ADSs in any Relevant Member States means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe for the ADSs, as the same may be varied in that Member State, by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong.  The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) or any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) or any rules made thereunder.

Israel.  In the State of Israel, the ADSs offered hereby may not be offered to any person or entity other than the following:

(a)	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;
(b)	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;
(c)	an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;
(d)	a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;
(e)	a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;
(f)	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;
(g)	the underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;
(h)	a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);
(i)	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and
(j)	an entity, other than an entity formed for the purpose of purchasing the ADSs in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the ADSs offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Japan.  The underwriter will not offer or sell any of the ADSs directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except, in each case, pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

People’s Republic of China.  This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore.  This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the

ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289), or the SFA, (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 except:

1.	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person, or any person pursuant to Section 275 (2), or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;
2.	where no consideration is given for the transfer; or
3.	by operation of law.

Switzerland.  This prospectus does not constitute a prospectus within the meaning of Article 652a or 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht), and none of this offering and the ADS has been or will be approved by any Swiss regulatory authority.

United Kingdom.  An offer of the ADSs may not be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances that do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the company.

All applicable provisions of the FSMA with respect to anything done by the underwriter in relation to the ADSs must be complied with in, from or otherwise involving the United Kingdom.

TAXATION

Cayman Islands Taxation

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. No Cayman Islands stamp duty will be payable unless an instrument is executed in, brought to, or produced before a court of the Cayman Islands. The Cayman Islands are not parties to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Hong Kong Taxation

The following is a summary of the material Hong Kong tax consequences of the ownership of the ADSs by an investor that either holds the ADSs (or recognizes gains on a mark-to-market basis for accounting purposes) or resells the ADSs. This summary does not purport to address all possible tax consequences of the ownership of the ADSs, and does not take into account the specific circumstances of any particular investors (such as tax-exempt entities, certain insurance companies, broker-dealers etc.), some of which may be subject to special rules. This summary is based on the tax laws of Hong Kong as in effect on the date of this prospectus supplement.

Under the current laws of Hong Kong:

•	No profits tax is imposed in Hong Kong in respect of capital gains from the sale of the ADSs.
•	Revenue gains from the sale of ADSs by persons carrying on a trade, profession or business in Hong Kong where the gains are derived from or arise in Hong Kong from the trade, profession or business will be chargeable to Hong Kong profits tax, which is currently imposed at the rate of 16.5% on corporations and at the rate of 15% on individuals and unincorporated businesses.
•	Gains arising from the sale of ADSs, where the purchases and sales of ADSs are effected outside of Hong Kong (e.g., on the NYSE), should not be subject to Hong Kong profits tax.
•	According to the current tax practice of the Hong Kong Inland Revenue Department, dividends paid by us on ADSs would not be subject to any Hong Kong tax, even if received by investors in Hong Kong.
•	No Hong Kong stamp duty is payable on the purchase and sale of the ADSs.

People’s Republic of China Taxation

PRC corporate income tax is calculated based on taxable income determined according to PRC accounting principles and adjustments in line with the tax laws and regulations. In accordance with the Income Tax Law of the People’s Republic of China for enterprises with Foreign Investment and Foreign Enterprises, or the former Income Tax Law, and the related implementing rules, foreign-invested enterprises incorporated in the PRC were generally subject to an corporate income tax of 30% on taxable income and a local income tax of 3% on taxable income. The former Income Tax Law and the related implementing rules provided certain favorable tax treatments to foreign invested enterprises. For instance, beginning with its first year of profitability, a foreign invested enterprise of production nature scheduled to operate for no less than ten years would be eligible for a corporate income tax exemption of two years followed by a three-year 50% reduction on its applicable corporate income tax rate.

On March 16, 2007, the National People’s Congress passed the CIT Law, which became effective on January 1, 2008. On December 6, 2007, the State Council of China approved and promulgated the Implementation Rules, which took effect simultaneously with the CIT Law. The CIT Law supersedes the former Income Tax Law.

The CIT Law applies a uniform 25% corporate income tax rate to both foreign invested enterprises and domestic enterprises and eliminates many of the preferential tax policies afforded to foreign investors. In addition, dividends paid by a foreign invested enterprise to a non-resident shareholder are now subject to a withholding tax of 10%, which may be reduced under any applicable bilateral tax treaty between China and the jurisdiction where the non-resident shareholder resides.

The CIT Law provides a five-year grandfathering period, starting from its effective date, for enterprises established before the promulgation date of the CIT Law that were entitled to enjoy preferential tax policies under former Income Tax Law or regulations. However, subject to the Circular by the State Council of China on the Implementation of the Grandfathering Preferential Policies under the PRC Corporate Income Tax Law (Decree No. [2007] 39), or the Implementation Circular, promulgated on December 26, 2007, only a certain number of the preferential policies provided under the former Income Tax Law, regulations, and documents promulgated under the legal authority of the State Council of China are eligible to be grandfathered in accordance with Implementation Circular.

With respect to our PRC operations, only the “two-year exemption” and “three-year half deduction” tax preferential policy enjoyed by Jiangxi Jinko and Zhejiang Jinko were grandfathered by the Implementation Circular. Jiangxi Jinko recorded profits in 2008 and 2009 and was exempted from income tax in 2008 and 2009 under the “two-year exemption”. Zhejiang Jinko had a loss in 2009. Both Jiangxi Jinko and Zhejiang Jinko were subject to a preferential tax rate of 12.5% in 2010, 2011 and 2012.

In 2010, Jiangxi Jinko was designated by relevant governmental authorities as a “High and New Technology Enterprise” under the CIT Law, and was entitled to a preferential tax rate of 15% for the years ended December 31, 2010, 2011 and 2012. Jiangxi Jinko obtained renewal for its preferential tax treatment from the relevant governmental authorities for another three years on November 13, 2013.

In 2012, Zhejiang Jinko was designated by relevant governmental authorities as a “High and New Technology Enterprise” under the CIT Law, and it is subject to a preferential tax rate of 15% for the years ended December 31, 2012, 2013 and 2014. Zhejiang Jinko’s entitlement to a preferential 15% tax rate starting from 2015 is subject to its application for renewal and relevant governmental authorities’ review and approval.

According to the Administrative Measures for Non-Residents Enjoying Tax Treaty Benefits (Trial Implementation), which were issued by the State Administration of Taxation on August 24, 2009 and became effective on October 1, 2009, the application of the preferential withholding tax rate under a bilateral tax treaty is subject to the approval of the competent PRC tax authority. According to the Circular of the State Administration of Taxation on How to Understand and Identify “Beneficial Owner” under Tax Treaties, which became effective on October 27, 2009, the PRC tax authorities must evaluate whether an applicant for treaty benefits in respect of dividends, interest and royalties qualifies as a “beneficial owner” on a case-by-case basis and following the “substance over form” principle. This circular sets forth the criteria to identify a “beneficial owner” and provides that an applicant that does not carry out substantial business activities, or is an agent or a conduit company may not be deemed as a “beneficial owner” of the PRC subsidiary and therefore may not enjoy tax treaty benefits.

An enterprise registered under the laws of a jurisdiction outside China may be deemed a PRC tax resident enterprise if its place of effective management is in China. If an enterprise is deemed to be a PRC tax resident enterprise, its worldwide income will be subject to the corporate income tax. According to the Implementation Rules of the CIT Law, the term “de facto management bodies” is defined as bodies that have, in substance, and overall management and control over such aspects as the production and the business, personnel, accounts and properties of the enterprise. In addition, under the CIT Law and the Implementation Rules of the CIT Law, foreign shareholders could become subject to a 10% withholding tax on any gains they realize from the transfer of their shares if such gains are regarded as income derived from sources within China, which includes gains from transfer of shares in an enterprise considered a “tax resident enterprise” in China. Once a non-PRC company is deemed to be a PRC tax resident enterprise by following the “place of effective management” concept and any dividend distributions from such company are regarded as income derived from sources within China, PRC income tax withholding may be imposed and applied to dividend distributions from the deemed PRC tax resident enterprise to its foreign shareholders.

If our company and JinkoSolar Technology are considered PRC tax resident enterprises for tax purposes, any dividends distributed from Jiangxi Jinko and Zhejiang Jinko to JinkoSolar Technology and ultimately to our company could be exempt from the PRC withholding tax; however, our company and JinkoSolar Technology will be subject to the uniform 25% corporate income tax rate as to our global income. In addition, any dividends we pay to our overseas shareholders or ADS holders, as well as any gains realized by such shareholders or ADSs holders from the transfer of our shares or ADSs, may be viewed as China-sourced income and, as a consequence, subject to PRC withholding tax at a rate of 10% or a lower treaty rate. If the dividends we pay to our overseas shareholders or ADS holders or gains realized by such shareholders or ADS holders from the transfer of our shares or ADSs are subject to PRC corporate income tax, we would be required to withhold taxes on such dividends. In such case, the value of your investment in our shares or ADSs may be materially and adversely affected.

Effective January 1, 2012, the PRC Ministry of Finance and the State Administration of Taxation launched a Business Tax to Value Added Tax (“VAT”) Transformation Pilot Program (“the Pilot Program”), in Shanghai. On April 10, 2013, the State Council announced the nationwide implementation of the Pilot Program, which took effective from August 1, 2013. VAT payable on taxable services provided by a general VAT taxpayer for a taxable period is the net balance of the output VAT for the period after crediting the input VAT for the period. The amount of VAT payable does not result directly from output VAT generated from taxable services provided. In addition, the PRC Ministry of Finance and the State Administration of Taxation released a notice, which further expanded the scope of taxable services for VAT on December 12, 2013, effective from January 1, 2014, replacing the Business Tax to Value Added Tax Circular 37 released by the PRC Ministry of Finance and the State Administration of Taxation on May 24, 2013.

U.S. Federal Income Taxation

The following discussion describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the ordinary shares or ADSs (evidenced by ADRs) by U.S. Holders (as defined below). This discussion applies only to U.S. Holders that hold the ordinary shares or ADSs as capital assets. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion is also based in part on representations by the depositary and assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms. This discussion does not address all of the tax considerations that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, other financial institutions, insurance companies, tax-exempt entities, retirement plans, regulated investment companies, partnerships, dealers in securities, brokers, U.S. expatriates, persons who have acquired the shares or ADSs as part of a straddle, hedge, conversion transaction or other integrated investment, persons that have a “functional currency” other than the U.S. dollar or persons that own (or are deemed to own) 10% or more (by voting power) of our stock). If a partnership holds ordinary shares or ADSs, the consequences to a partner will generally depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership holding ordinary shares or ADSs should consult its own tax advisor regarding the U.S. tax consequences of its investment in the ordinary shares or ADSs through the partnership. This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of the ordinary shares or ADSs, for U.S. federal income tax purposes, that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source thereof, or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS APPLICABLE TO THEM RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE ORDINARY SHARES OR AMERICAN DEPOSITARY SHARES, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS OR NON-U.S. TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

ADSs

In general, for U.S. federal income tax purposes, a U.S. Holder of an ADS will be treated as the owner of the ordinary shares represented by the ADSs and exchanges of ordinary shares for ADSs, and ADSs for ordinary shares, will not be subject to U.S. federal income tax.

The U.S. Treasury Department has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying security, and the claiming of foreign tax credits, by the holder of the ADS (which may include, for example, pre-releasing ADSs to persons that do not have the beneficial ownership of the securities underlying the ADSs). These actions also may be inconsistent with the claiming of the reduced rate of tax applicable to certain dividends received by non-corporate U.S. Holders of ADSs, including individual U.S. Holders. Accordingly, among other things, the availability of foreign tax credits or the reduced tax rate for dividends received by non-corporate U.S. Holders, each discussed below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and our company if, as a result of such actions, the holders of ADSs are not properly treated as beneficial owners of ordinary shares.

Dividends

Subject to the discussion below under “— Passive Foreign Investment Company,” the gross amount of any distribution made by us on the ordinary shares or ADSs generally will be treated as a dividend includible in the gross income of a U.S. Holder as ordinary income to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, when received by the U.S. Holder, in the case of ordinary shares, or when actually or constructively received by the Depositary, in the case of ADSs. To the extent the amount of such distribution exceeds our current and accumulated earnings and profits as so computed, it will be treated first as a non-taxable return of capital to the extent of such U.S. Holder’s adjusted tax basis in such ordinary shares or ADSs and, to the extent the amount of such distribution exceeds such adjusted tax basis, will be treated as gain from the sale of such ordinary shares or ADSs. We, however, may not calculate earnings and profits in accordance with U.S. tax principles. In this case, all distributions by us to U.S. Holders will generally be treated as dividends.

Certain dividends received by non-corporate U.S. Holders, including individuals, generally will be subject to reduced rates of taxation. This reduced income tax rate is applicable to dividends paid by “qualified foreign corporations” and only with respect to ordinary shares or ADSs held for a minimum holding period of at least 61 days during a specified 121-day period, and if certain other conditions are met. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. We should be a qualified foreign corporation because our ADSs are listed on the NYSE. Accordingly, subject to the conditions described above and the discussions below under “— Passive Foreign Investment Company,” dividends paid by us on shares represented by ADSs generally will be eligible for the reduced income tax rate. A qualified foreign corporation also includes a foreign corporation that is eligible for the benefits of an income tax treaty with the United States, so long as the Secretary of the United States Treasury has determined such treaty is satisfactory for purposes of the reduced rate and such treaty includes an exchange of information program. The Secretary of the United States Treasury has determined that the U.S. income tax treaty with China satisfies these requirements. Accordingly, in the event that we are deemed to be a PRC tax resident enterprise under the CIT Law and if we are eligible for the benefits of the income tax treaty between the United States and China, dividends we pay on the ordinary shares, regardless of whether such shares are represented by ADSs, would be subject to the reduced rates of taxation described above (subject to the general conditions for the reduced tax rate on dividends described above and the Medicare tax described below). Dividends paid by us will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.

Dividends paid by us will constitute income from sources outside the United States for U.S. foreign tax credit limitation purposes and will be categorized as “passive category income” or, in the case of certain U.S. Holders, as “general category income” for U.S. foreign tax credit purposes. In the event that we are deemed to be a PRC tax resident enterprise under the CIT Law, PRC withholding taxes may be imposed on dividends paid with respect to the ordinary shares or ADSs, and, subject to certain conditions and limitations, such PRC withholding taxes may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. In certain circumstances, however, if U.S. Holders have held the ordinary shares or ADSs for less than a specified minimum period during which such U.S. Holders are not protected from risk of loss, or are obligated to make payments related to the dividends, such U.S. Holders will not be allowed a U.S. foreign tax credit for any PRC withholding taxes imposed on dividends paid on the ordinary shares or ADSs. The rules relating to the U.S. foreign tax credit are complex. U.S. Holders should consult their own tax advisors regarding the availability of a foreign tax credit in their particular circumstance.

A distribution of additional ordinary shares or ADSs to U.S. Holders with respect to their ordinary shares or ADSs that is made as part of a pro rata distribution to all shareholders generally will not be subject to U.S. federal income tax.

Sale or Other Disposition of Ordinary Shares or ADSs

Subject to the discussion below under “— Passive Foreign Investment Company,” a U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes upon a sale or other disposition of the ordinary shares or ADSs in an amount equal to the difference between the amount realized from such sale or disposition and the U.S. Holder’s adjusted tax basis in such ordinary shares or ADSs. Such gain or loss generally will be a capital gain or loss and will be long-term capital gain (taxable at a reduced rate for non-corporate U.S. Holders, including individuals) or loss if, on the date of sale or disposition, such ordinary shares or ADSs were held by such U.S. Holder for more than one year. The deductibility of capital losses is subject to significant limitations. Any gain or loss on the sale or disposition will be treated as U.S. source income or loss for U.S. foreign tax credit limitation purposes. However, in the event that we are deemed to be a PRC tax resident enterprise under the CIT Law, a U.S. Holder may be eligible for the benefits of the income tax treaty between the United States and the PRC. Under that treaty, if any PRC tax was to be imposed on any gain from the disposition of the ordinary shares or ADSs, the gain may be treated as PRC-source income. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign withholding tax is imposed on a disposition of the ordinary shares or ADSs, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

Based on the composition of our assets and income, we believe that we were not a PFIC for U.S. federal income tax purposes with respect to our 2013 taxable year, and we do not currently intend or anticipate becoming a PFIC for our 2014 taxable year or any future taxable year. The determination of PFIC status is a factual determination that must be made annually at the close of each taxable year. Changes in the nature of our income or assets, the manner and rate at which we spend cash that we hold, or a decrease in the trading price of the ordinary shares or ADSs may cause us to be considered a PFIC in the current or any subsequent year. However, as noted above, there can be no certainty in this regard until the close of each taxable year.

In general, a non-U.S. corporation will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of its gross income is “passive income” or (ii) on average at least 50% of the value of its assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents and gains from commodities and securities transactions. Passive income does not include rents and royalties derived from the active conduct of a trade or business. If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income.

If we are a PFIC in any year during which a U.S. Holder owns the ordinary shares or ADSs, such U.S. Holder may experience certain adverse tax consequences. Such U.S. Holder could be liable for additional taxes and interest charges upon (i) distributions received by the U.S. Holder on our ordinary shares or ADSs during the year, but only to the extent that the aggregate of the distributions for the taxable year exceeds 125% of the average amount of distributions received by the U.S. Holder during the shorter of the preceding three years or the U.S. Holder’s holding period for the ordinary shares or ADSs, or (ii) upon a sale or other disposition of the ordinary shares or ADSs at a gain, whether or not we continue to be a PFIC (each an “excess distribution”). The tax will be determined by allocating the excess distribution ratably to each day of the U.S. Holder’s holding period. The amount allocated to the current taxable year and any taxable year with respect to which we were not a PFIC will be taxed as ordinary income (rather than capital gain) earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates applicable to ordinary income for such taxable years and, in addition, an interest charge will be imposed on the amount of such taxes.

These adverse tax consequences may be avoided if the U.S. Holder is eligible to and does elect to annually mark-to-market the ordinary shares or ADSs. If a U.S. Holder makes a mark-to-market election, such holder will generally include as ordinary income the excess, if any, of the fair market value of the ordinary shares or ADSs at the end of each taxable year over their adjusted basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of the ordinary shares or ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Any gain recognized on the sale or other disposition of the ordinary shares or ADSs will be treated as ordinary income. The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange or other market, as defined in the applicable Treasury regulations. We expect the ADSs to be “marketable stock” because our ADSs are listed on the NYSE, but it is unclear whether our ordinary shares would be so treated.

A U.S. Holder’s adjusted tax basis in the ordinary shares or ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If a U.S. Holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ordinary shares or ADSs are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors about the availability of the mark-to-market election, and whether making the election would be advisable in their particular circumstances.

The above results may also be eliminated if a U.S. Holder is eligible for and makes a valid qualified electing fund election, or QEF election. If a QEF election is made, such U.S. Holder generally will be required to include in income on a current basis its pro rata share of its ordinary income and its net capital gains. We do not intend to prepare or provide the information that would entitle U.S. Holders to make a QEF election.

If we are a PFIC for any taxable year during which you hold our ordinary shares or ADSs, we will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold the ordinary shares or ADSs, unless we cease to be a PFIC and you make a “deemed sale” election with respect to the ordinary shares or ADSs, as applicable. If such election is made, you will be deemed to have sold the ordinary shares or ADSs you hold at their fair market value on the last day of the last taxable year for which we were a PFIC and any gain from such deemed sale would be subject to the excess distribution rules described above. After the deemed sale election, your ordinary shares or ADSs with respect to which such election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

If we are regarded as a PFIC, a U.S. Holder of ordinary shares or ADSs must make an annual return containing such information as the Secretary of the United States Treasury may require. Additionally, the reduced tax rate for dividend income, as discussed above under “— Dividends” is not applicable to a dividend paid by us if we are a PFIC for either the year the dividend is paid or the preceding year.

Prospective investors should consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in a PFIC.

Backup Withholding Tax and Information Reporting Requirements

Dividend payments made to U.S. Holders and proceeds paid from the sale or other disposition of their ordinary shares or ADSs may be subject to information reporting to the Internal Revenue Service and, possibly, to U.S. federal backup withholding. Certain exempt recipients are not subject to these information reporting requirements. Backup withholding will not apply to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification, or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification).

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability. A U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service in a timely manner and furnishing any required information.

Prospective investors should consult their own tax advisors as to their qualification for an exemption from backup withholding and the procedure for obtaining this exemption.

Information with Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals (and under proposed regulations, certain entities) are required to report information relating to an interest in our ordinary shares or ADSs, subject to certain exceptions (including an exception for ordinary shares or ADSs held in accounts maintained by certain financial institutions).

Medicare Tax

Certain U.S. Holders who are individuals, estates, or trusts are subject to an additional 3.8% tax on, among other things, dividends and gains from the sale or other disposition of ordinary shares or ADSs. In addition, U.S. Holders who are individuals may be required to report information relating to an interest in our ordinary shares or ADSs, subject to certain exceptions. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these requirements on their ownership and disposition of ordinary shares or ADSs.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are currently subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the document listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2012 filed with the SEC on April 30, 2013, as amended on May 23, 2013, or our 2012 Annual Report.

Our 2012 Annual Report contains a description of our business and audited consolidated financial statements with a report by our independent registered public accounting firm. These financial statements are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

We will also incorporate by reference any future filings made by us with the SEC under the Exchange Act after the date of this prospectus supplement until we sell all of the ordinary shares offered by this prospectus supplement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated by reference in this prospectus supplement, except for exhibits to such documents unless the exhibits are specifically incorporated by reference into the documents. You should direct your requests to our principal executive office located at 1 Jingke Road, Shangrao Economic Development Zone, Jiangxi Province, 334100, People’s Republic of China. Our telephone number at this address is +86 793 846 9699 and our fax number is +86 793 846 1152.

You should rely only on the information contained or incorporated in this prospectus by reference and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

LEGAL MATTERS

Certain legal matters as to United States federal and New York state law in connection with this offering will be passed upon for us by Shearman & Sterling LLP. Certain legal matters as to United States federal and New York state law in connection with this offering will be passed upon for the underwriter by Kirkland & Ellis. Certain legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder. Legal matters as to PRC law will be passed upon for us by DaHui Lawyers and for the underwriter by King & Wood Mallesons.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference to JinkoSolar Holding Co., Ltd.’s annual report on Form 20-F for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

At the discretion of the government of the People’s Republic of China in accordance with the Scheme for the Localization Restructuring of Chinese-Foreign Cooperative Accounting Firms, PricewaterhouseCoopers Zhong Tian CPAs Limited Company has converted to a new partnership and changed its name to PricewaterhouseCoopers Zhong Tian LLP, effective from July 1, 2013. PricewaterhouseCoopers Zhong Tian LLP has succeeded PricewaterhouseCoopers Zhong Tian CPAs Limited Company for all purposes and assumed all of the obligations and rights of PricewaterhouseCoopers Zhong Tian CPAs Limited Company with effect from July 1, 2013.

The office of PricewaterhouseCoopers Zhong Tian LLP is located at 11th Floor, PricewaterhouseCoopers Center, 202 Hu Bin Road, Shanghai 200021, People’s Republic of China.

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS OF JINKOSOLAR HOLDING CO., LTD

Unaudited Interim Condensed Consolidated Financial statements

Unaudited Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 2012 and 2013	F-2
Unaudited Condensed Consolidated Statements of Comprehensive (Loss)/Income for the Nine Months Ended September 30, 2012 and 2013	F-3
Unaudited Condensed Consolidated Balance Sheets as of December 31, 2012 and September 30, 2013	F-5
Unaudited Condensed Consolidated Statements of Changes in Shareholders' Equity For the Nine Months Ended September 30, 2012 and 2013	F-6
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2012 and 2013	F-7
Notes to Unaudited Interim Condensed Consolidated Financial Statements	F-9

JINKOSOLAR HOLDING CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2013

		For the nine months ended
	Notes	September 30, 2012	September 30, 2013
		RMB	RMB	USD (Note 2 (ac))
Revenues		3,627,601,970	4,890,772,677	799,145,862
Cost of revenues		(3,439,359,969)	(3,994,260,322)	(652,656,915)
Gross profit		188,242,001	896,512,355	146,488,947
Operating expenses:
Selling and marketing		(258,721,378)	(349,478,501)	(57,104,330)
General and administrative		(246,721,320)	(127,663,422)	(20,860,036)
Provision for advance to suppliers		(133,873,440)	—	—
Research and development		(48,703,722)	(36,130,324)	(5,903,648)
Total operating expenses		(688,019,860)	(513,272,247)	(83,868,014)
(Loss)/Income from operations		(499,777,859)	383,240,108	62,620,933
Interest expense, net		(165,399,348)	(170,013,190)	(27,779,933)
Subsidy income		284,000	4,059,702	663,350
Exchange loss		(46,176,385)	(31,968,168)	(5,223,557)
Other income, net		8,333,169	7,366,349	1,203,652
Change in fair value of forward contracts		(59,043,309)	32,643,286	5,333,870
Change in fair value of convertible senior notes and capped call options		(28,489,562)	(160,862,531)	(26,284,727)
(Loss)/Income before income taxes		(790,269,294)	64,465,556	10,533,588
Income tax benefit/(expenses)		9,000,780	(18,185,248)	(2,971,446)
Equity in losses of affiliated companies		—	(21,731,063)	(3,550,827)
Net (loss)/income		(781,268,514)	24,549,245	4,011,315
Less: Net income attributable to the non-controlling interests		16,937	823,487	134,557
Net (loss)/income attributable to JinkoSolar Holding Co., Ltd.’s ordinary shareholders		(781,285,451)	23,725,758	3,876,758
Net (loss)/income attributable to JinkoSolar Holding Co., Ltd.’s ordinary shareholders per share –
Basic		(8.80)	0.27	0.04
Diluted		(8.80)	0.26	0.04
Net (loss)/income attributable to JinkoSolar Holding Co., Ltd.’s ordinary shareholders per ADS –
Basic		(35.20)	1.08	0.16
Diluted		(35.20)	1.04	0.16
Weighted average ordinary shares outstanding –
Basic		88,748,445	89,317,742	89,317,742
Diluted		88,748,445	91,097,669	91,097,669

Each ADS represents four ordinary shares

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

JINKOSOLAR HOLDING CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED
STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2013

		For the nine months ended
	Notes	September 30, 2012	September 30, 2013
		RMB	RMB	USD (Note 2 (ac))
Net (loss)/income		(781,268,514)	24,549,245	4,011,315
Other comprehensive (loss)/income:
-Foreign currency translation adjustments		(135,883)	5,256,459	858,899
Comprehensive (loss)/income		(781,404,397)	29,805,704	4,870,214
Less: comprehensive income attributable to non-controlling interest		16,937	823,487	134,557
Comprehensive (loss)/income attributable to JinkoSolar Holding Co., Ltd.'s ordinary shareholders		(781,421,334)	28,982,217	4,735,657

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

JINKOSOLAR HOLDING CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2012 AND SEPTEMBER 30, 2013

	Notes	December 31, 2012	September 30, 2013
		RMB	RMB	USD (Note 2 (ac))
ASSETS
Current assets:
Cash and cash equivalents		279,130,015	950,002,457	155,229,160
Restricted cash		140,760,763	388,424,476	63,468,052
Short-term investments		722,461,319	846,302,659	138,284,748
Accounts receivable, net – related parties		105,531,368	284,336,234	46,460,169
Accounts receivable, net – third parties		1,712,685,219	1,409,422,691	230,297,825
Notes receivable – related parties		—	41,000,000	6,699,346
Notes receivable, net – third parties		1,423,773	192,151,072	31,397,234
Advances to suppliers – third parties		63,552,991	92,774,164	15,159,177
Inventories		527,962,378	629,624,028	102,879,743
Forward contract receivables		12,930,159	26,751,795	4,371,208
Other receivables – related parties		5,840,380	141,642	23,144
Capped call options		—	56,592,820	9,247,193
Prepayments and other current assets		413,330,793	557,338,229	91,068,338
Total current assets		3,985,609,158	5,474,862,267	894,585,337
Non-current assets:
Restricted cash		14,800,000	15,624,726	2,553,060
Available-for-sale investment		—	23,730,486	3,877,530
Project assets		536,391,099	962,521,180	157,274,703
Investments in affiliates		35,183,709	97,452,646	15,923,635
Property, plant and equipment, net		3,329,872,661	3,331,930,002	544,433,007
Land use rights, net		365,749,215	360,694,637	58,937,032
Intangible assets, net		6,373,598	6,326,925	1,033,812
Forward contract receivables-long term		—	2,848,592	465,456
Capped call options		16,131,208	—	—
Other assets		82,209,673	128,725,499	21,033,577
Total assets		8,372,320,321	10,404,716,960	1,700,117,149
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable – related party		30,045,245	28,611,284	4,675,046
Accounts payable – third party		1,347,326,958	1,444,785,505	236,076,063
Notes payable – third party		1,149,136,512	1,555,972,998	254,243,954
Accrued payroll and welfare expenses		206,425,079	228,541,300	37,343,350
Advances from third party customers		121,031,162	313,814,874	51,276,940
Income tax payables		3,275	35,195,291	5,750,865
Other payables and accruals		817,393,146	880,569,214	143,883,858
Other payables due to a related party		2,270,876	2,986,577	488,003
Forward contract payables		5,490,630	9,046,131	1,478,126
Convertible senior notes-current		—	673,228,108	110,004,593
Bonds payable and accrued interests		313,689,778	48,745,777	7,964,996
Short-term borrowings from third parties, including current portion of long-term bank borrowings		2,245,630,796	2,020,911,191	330,214,247
Total current liabilities		6,238,443,457	7,242,408,250	1,183,400,041

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

JINKOSOLAR HOLDING CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2012 AND SEPTEMBER 30, 2013 – (continued)

	Notes	December 31, 2012	September 30, 2013
		RMB	RMB	USD (Note 2 (ac))
Non-current liabilities:
Long-term borrowings		167,000,000	383,000,000	62,581,699
Long term payables		145,515	—	—
Bond payables		—	800,000,000	130,718,954
Accrued warranty costs – non-current		109,338,274	141,826,871	23,174,325
Convertible senior notes		483,581,668	—	—
Forward contract payables-long term		—	62,667	10,240
Total liabilities		6,998,508,914	8,567,297,788	1,399,885,259
Shareholders’ equity:
Ordinary shares (US$0.00002 par value, 500,000,000 shares authorized, 88,758,778 and 107,506,334 shares issued and outstanding as of December 31, 2012 and September 30, 2013, respectively)		13,202	15,508	2,534
Additional paid-in capital		1,524,728,796	1,957,728,914	319,890,345
Statutory reserves		179,041,258	179,041,258	29,255,108
Accumulated other comprehensive income		236,395	5,492,854	897,525
Treasury stock, at cost: 1,723,200 shares of ordinary shares as of December 31, 2012 and September 30, 2013, respectively		(13,875,553)	(13,875,553)	(2,267,247)
Accumulative deficit		(325,021,804)	(301,296,046)	(49,231,380)
Total JinkoSolar Holding Co., Ltd. shareholders' equity		1,365,122,294	1,827,106,935	298,546,885
Non-controlling interests		8,689,113	10,312,237	1,685,005
Total shareholders' equity		1,373,811,407	1,837,419,172	300,231,890
Total liabilities and shareholders' equity		8,372,320,321	10,404,716,960	1,700,117,149

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

JINKOSOLAR HOLDING CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF
CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2013

		Ordinary shares				JinkoSolar Holding Co., shareholders' equity
	Note	Number of shares	Par value	Additional paid in capital	Statutory reserves	Accumulater other comprehasive (loss)/income	Treasury Stock	Retained earnings (Accumulated deficit)	Non- controlling interest	Total shareholders’ equity
			RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2011		89,435,058	13,200	1,507,224,827	178,984,364	(134,611)	(8,354,423)	1,217,457,158	9,983,063	2,905,173,578
Contribution from non-controlling interests									8,600,000	8,600,000
Share-based compensation charge				14,787,431						14,787,431
Share repurchase		(694,280)					(5,521,130)			(5,521,130)
Foreign currency exchange translation adjustment						(135,883)				(135,883)
Net loss								(781,285,451)	16,937	(781,268,514)
Balance as of September 30, 2012		88,740,778	13,200	1,522,012,258	178,984,364	(270,494)	(13,875,553)	436,171,707	18,600,000	2,141,635,482
Balance as of December 31, 2012		88,758,778	13,202	1,524,728,796	179,041,258	236,395	(13,875,553)	(325,021,804)	8,689,113	1,373,811,407
Disposition of non-controlling interests									799,637	799,637
Issuance of shares		17,480,000	2,149	411,728,568						411,730,717
Share-based compensation charge				7,823,965						7,823,965
Foreign currency exchange translation adjustment						5,256,459				5,256,459
Exercised of share option		1,267,556	157	13,447,585						13,447,742
Net income								23,725,758	823,487	24,549,245
Balance as of September 30, 2013		107,506,334	15,508	1,957,728,914	179,041,258	5,492,854	(13,875,553)	(301,296,046)	10,312,237	1,837,419,172
Balance as of September 30, 2013 US$ (Notes 2(ac))		107,506,334	2,534	319,890,345	29,255,108	897,525	(2,267,247)	(49,231,380)	1,685,005	300,231,890

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

JINKOSOLAR HOLDING CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED CASHFLOW STATEMENT
FOR THE NINE MONTHS PERIOD ENDED SEPTEMBER 30, 2012 AND 2013

	For the nine months ended
	September 30, 2012	September 30, 2013
	RMB	RMB	USD (Note 2 (ab))
Cash flows from operating activities:
Net (loss)/income	(781,268,514)	24,549,245	4,011,315
Change in fair value of forward contracts	97,120,700	(13,052,060)	(2,132,690)
Change in fair value of convertible senior notes	22,742,635	201,755,541	32,966,591
Change in fair value of capped call options	5,746,927	(40,893,010)	(6,681,864)
Share-based compensation charge	14,787,431	7,823,965	1,278,426
Depreciation of property, plant and equipment	240,945,797	247,057,129	40,368,812
Depreciation of project assets	3,780,376	17,926,630	2,929,188
Amortization of land use rights	4,879,420	5,054,578	825,911
Amortization of intangible assets	559,494	619,762	101,268
Inventories provision	254,151,344	117,725,143	19,236,134
Provision (reversal of provision) for allowance of doubtful accounts	91,144,176	(119,014,746)	(19,446,854)
Provision for notes receivable	—	5,588,556	913,163
Provision for advance to suppliers	133,873,440	—	—
(Gain)/Loss on disposal of property, plant and equipment	(15,768)	693,418	113,304
Gain on disposal of investment in subsidiary	—	(1,200,363)	(196,138)
Equity in losses of affiliated companies	—	21,731,063	3,550,827
Amortization of deferred financing cost	250,000	—	—
Exchange loss	46,176,385	31,968,168	5,223,557
Changes in operating assets and liabilities:
(Increase)/Decrease in accounts receivable	(537,157,069)	356,537,120	58,257,699
Increase in accounts receivable from related parties	(109,577,429)	(178,804,866)	(29,216,481)
Decrease/(Increase) in notes receivable	17,012,530	(196,315,855)	(32,077,754)
Increase in notes receivable from related parties	—	(41,000,000)	(6,699,346)
Decrease/(Increase) in advances to suppliers	45,629,794	(29,221,173)	(4,774,701)
Increase in advances to suppliers from a related party	(1,661,620)	—	—
Decrease/(Increase) in inventories	(308,661,124)	(219,386,793)	(35,847,515)
(Increase)/Decrease in other receivables from related parties	(80,611)	5,698,738	931,166
Decrease/(Increase) in prepayments and other current assets	373,814,988	(141,799,067)	(23,169,782)
Increase in other assets	(15,433,996)	(17,229,371)	(2,815,257)
Increase in accounts payable	939,388,496	101,147,299	16,527,336
Increase/(Decrease) in accounts payable to a related party	106,876,709	(1,433,961)	(234,307)
Increase in accrued payroll and welfare expenses	11,227,627	22,118,609	3,614,152
(Decrease)/Increase in advances from customers	(8,129,585)	193,227,928	31,573,191
(Decrease)/Increase in income tax payables	(32,882,565)	35,192,016	5,750,329
Increase in other payables and accruals	108,533,496	117,568,038	19,210,465
Net cash provided by operating activities	723,773,484	514,631,681	84,090,145
Cash flows from investing activities:
Cash collected for short-term investments	1,188,267,283	1,244,309,416	203,318,532
Cash received from third party for disposal of investment in subsidiaries	—	2,000,000	326,797

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

JINKOSOLAR HOLDING CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED CASHFLOW STATEMENT
FOR THE NINE MONTHS PERIOD ENDED SEPTEMBER 30, 2012 AND 2013 – (continued)

	For the nine months ended
	September 30, 2012	September 30, 2013
	RMB	RMB	USD (Note 2 (ab))
Proceeds from disposal of property, plant and equipment	793,880	1,424,672	232,790
Proceeds from disposal of intangible assets	—	431,054	70,434
Government grants received	31,812,821	49,215,250	8,041,708
(Increase) in restricted cash	(46,330,730)	(284,869,933)	(46,547,375)
Purchase of property, plant and equipment	(203,017,855)	(387,588,320)	(63,331,425)
Prepayment of land use rights	(7,200)	(1,441,708)	(235,573)
Purchase for intangible assets	(3,318,310)	(1,004,143)	(164,076)
Cash paid for short-term investments	(1,312,139,057)	(1,368,150,756)	(223,554,045)
Cash paid for investments in affiliates	(12,784,599)	(84,000,000)	(13,725,490)
Cash paid for project assets	(24,105,264)	(373,647,831)	(61,053,568)
Net cash used in investing activities	(380,829,031)	(1,203,322,299)	(196,621,291)
Cash flows from financing activities:
Proceeds from exercise of share options	—	10,832,250	1,769,975
Proceeds from issuance of bonds	300,000,000	800,000,000	130,718,954
Capital contributions by non-controlling interests holder	8,600,000	—	—
Borrowings from third parties	2,756,544,424	2,451,704,896	400,605,375
Repayment of borrowings to third parties	(2,684,560,721)	(2,455,910,566)	(401,292,576)
Decrease in cash restricted for notes payable	75,924,093	36,381,494	5,944,689
(Decrease)/Increase in notes payable	(5,562,521)	406,836,486	66,476,550
Repayment of bonds payable	(1,000,000,000)	(300,000,000)	(49,019,608)
Proceeds from issuance of ordinary shares follow-on offerings	—	414,732,879	67,766,810
Net cash (used in)/provided by financing activities	(549,054,725)	1,364,577,439	222,970,169
Effect of foreign exchange rate changes on cash and cash equivalents	708,572	(5,014,379)	(819,343)
Net (decrease)/increase in cash and cash equivalent	(205,401,700)	670,872,442	109,619,680
Cash and cash equivalents, beginning of year	433,850,961	279,130,015	45,609,480
Cash and cash equivalents, end of year	228,449,261	950,002,457	155,229,160
Supplemental disclosure of cash flow information
Cash paid for income tax	(26,276,342)	20,949	3,423
Cash paid for interest expenses (net of amounts capitalized)	182,849,532	130,574,465	21,335,697
Supplemental disclosure of non-cash investing and financing cash flow information
Purchases of property, plant and equipment included in other payables – net	53,696,086	167,121,055	27,307,362
Purchases of project assets included in other payables – net	279,641,240	255,032,030	41,671,900
Shares repurchase utilizing prepayment made in prior year	5,521,130	—	—
Proceeds from exercise of share options received in subsequent period	—	2,776,348	453,652
Payment of issuance cost for follow-on offering in subsequent period	—	3,002,162	490,549

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF OPERATIONS

JinkoSolar Holding Co., Ltd. (the “Company”) was incorporated in the Cayman Islands on August 3, 2007. On May 14, 2010, the Company became listed on the New York Stock Exchange (“NYSE”) in the United States. The Company and its subsidiaries (collectively the “Group”) are principally engaged in the design, development, production and marketing of photovoltaic products and also provide solar system integration services as well as developing commercial solar power projects.

JinkoSolar Technology Limited (“Paker”, formally known as Paker Technology Limited) was incorporated in Hong Kong as a limited liability company on November 10, 2006 by a Hong Kong citizen and a citizen of People's Republic of China (“the PRC”), who held the investment on behalf of three PRC shareholders (the “Shareholders”) via a series of entrustment agreements. On December 16, 2008, all of the then existing shareholders of Paker exchanged their respective shares of Paker for equivalent classes of shares of the Company (the “Share Exchange”). As a result, Paker became a wholly-owned subsidiary of the Company. On December 13, 2006, Paker established Jinko Solar Co., Ltd. (“Jiangxi Jinko”) as a wholly foreign owned enterprise in Shangrao, Jiangxi province, the PRC.

In June 2009, the Company acquired 100% equity interest in Zhejiang Jinko for a total consideration of RMB100 million. The acquisition was consummated on June 30, 2009. Consequently, the Company consolidated the financial statements of Zhejiang Jinko starting from June 30, 2009. Zhejiang Jinko is a solar cell manufacturer which was also one of Jiangxi Jinko's major solar wafer customers before the acquisition.

The following table sets forth information concerning the Company’s major subsidiaries as of September 30, 2013:

Subsidiaries	Date of Incorporation/Acquisition	Place of Incorporation	Percentage of ownership
JinkoSolar Technology Limited (“Paker”)	November 10, 2006	Hong Kong	100%
Jinko Solar Co., Ltd. (“Jiangxi Jinko”)	December 13, 2006	PRC	100%
Zhejiang Jinko Solar Co., Ltd. (“Zhejiang Jinko”)	September 30, 2009	PRC	100%
JinkoSolar International Limited (“JinkoSolar International”)	November 25, 2009	Hong Kong	100%
Jinko Solar Import and Export Co., Ltd. (“Jinko Import and Export”)	December 24, 2009	PRC	100%
Zhejiang Jinko Trading Co., Ltd. (“Zhejiang Trading”)	September 13, 2010	PRC	100%
Jiangxi Photovoltaic Materials Co., Ltd (“Jiangxi Materials”)	December 1, 2010	PRC	100%
JinkoSolar GmbH (“Jinko GmbH”)	April 1, 2010	Germany	100%
JinkoSolar (U.S.) Inc. (“Jinko US”)	August 19, 2010	USA	100%
JinkoSolar (Switzerland) AG(“Jinko Switzerland”)	May 3, 2011	Switzerland	100%
JinkoSolar Italy S.R.L. (“Jinko Italy”)	July 8, 2011	Italy	100%
JinkoSolar (US) Holdings Inc. (“Jinko US Holding”)	September 7, 2011	USA	100%
JinkoSolar SAS (“Jinko France”)	September 12, 2011	France	100%
Haining JinkoSolar Investment Co., Ltd. (“Haining Investment”)	September 14, 2012	PRC	100%
Jinko Solar Canada Co., Ltd (“Jinko Canada”)	November 18, 2011	Canada	100%
Jinko Solar Australia Holdings Co. Pty Ltd (“Jinko Australia”)	December 7, 2011	Australia	100%

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

2. PRINCIPAL ACCOUNTING POLICIES

a. Basis of presentation and use of estimates

The accompanying unaudited condensed consolidated financial statements were prepared on a basis substantially consistent with the Company’s audited consolidated financial statements for the year ended December 31, 2012. These unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”) for interim financial information.

In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all normal recurring adjustments necessary for a fair statement of the Company’s interim condensed consolidated financial statements as of and for the Nine months ended September 30, 2012 and September 30, 2013. The year-end condensed balance sheet data as of December 31, 2012 was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. These unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and related notes as of and for the year ended December 31, 2012.

The preparation of unaudited interim condensed consolidated financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the amounts reported and related disclosures. Actual results could materially differ from these estimates. The Group bases its estimates on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the Company’s unaudited interim condensed consolidated financial statements include allowance for doubtful receivables, provision for inventories and advances to suppliers, impairment of long-lived assets, the economic useful lives of property, plant and equipment and intangible assets, assumptions used to measure impairment of goodwill, property, plant and equipment, project assets and intangible assets, certain accrued liabilities including accruals for warranty costs, accounting for share-based compensation, fair value measurements, legal contingencies, and income taxes and related tax valuation allowance, and the assessment of going concern assumption as discussed below.

The Company has negative working capital at September 30, 2013. Management believes that the Company’s current cash position as of September 30, 2013, the cash expected to be generated from operations and funds available from borrowings under the bank quotas will be sufficient to meet the Company’s operation needs for at least the next twelve months from September 30, 2013. However, given that certain bank borrowings and bonds are due within the near term future (Note 17), and the put option of the convertible senior notes on May 15, 2014 (Note 20), sufficient funds may not be available to the Company. Accordingly, the Company may need to reduce discretionary spending and raise additional funds through public or private equity or debt financing. Any additional equity financing may be dilutive to stockholders and debt financing, if available, may involve covenants that would restrict the Company. Additional funds may not be available on terms favourable to the Company or at all. Failure to manage discretionary spending or raise additional capital or debt financing as required may adversely impact the Company’s ability to achieve its intended business objectives. The Company believes, although it is not certain, that it will be able to maintain compliance with the convertible senior notes covenants including the put option of the notes on May 15, 2014 to repurchase the notes (Note 20) and repay short term borrowings and other liabilities as those become due for at least the next twelve months from September 30, 2013, and as such, these financial statements are prepared under the going concern assumption which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business.

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

2. PRINCIPAL ACCOUNTING POLICIES  – (continued)

b. Consolidation

The unaudited interim condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

For the Company’s majority-owned subsidiaries, non-controlling interests is recognized to reflect the portion of their equity which is not attributable, directly or indirectly, to the Group.

c. Foreign currency translation

The Group's reporting currency is the Renminbi (“RMB”), the official currency in the PRC. The Company and certain subsidiaries use RMB as their functional currency. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates quoted by the People's Bank of China (the “PBOC”) prevailing at the dates of the transactions. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations. Monetary assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates quoted by the PBOC at the applicable balance sheet dates. All such exchange gains or losses are included in exchange loss in the consolidated statements of operations.

For consolidation purpose, the financial statements of the Company’s subsidiaries whose functional currencies are other than the RMB are translated into RMB using exchange rates quoted by PBOC. Assets and liabilities are translated at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates and revenues, expenses and gains and losses are translated using the average exchange rates for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of in accumulated other comprehensive income in the consolidated statement of comprehensive income/(loss).

The RMB is not a freely convertible currency. The PRC State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in China’s foreign exchange trading system market.

d. Cash and cash equivalents

Cash and cash equivalents represent cash on hand and demand deposits placed with banks or other financial institutions, which have original maturities of three months or less.

e. Restricted cash

Restricted cash represents deposits legally held by a bank which are not available for the Group’s general use. These deposits are held as collateral for issuance of letters of credit, letters of guarantee and bank acceptance notes to vendors for purchase of machinery, inventory, and forward contracts.

f. Short-term investments

Short-term investments represent the bank time deposits with original maturities longer than three months and less than one year.

g. Available-for-sale investment

Investments in debt and equity securities are, on initial recognition, classified into the three categories: held-to-maturity securities, trading securities and available-for-sale securities. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

2. PRINCIPAL ACCOUNTING POLICIES  – (continued)

selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses recognized in accumulated other comprehensive income.

Subsequent to initial recognition, available-for-sale investment is measured at fair value with changes in fair value recognized in accumulated other comprehensive income included in shareholder’s equity. When there is objective evidence that the investment is impaired, the cumulative losses from the declines in fair value that had been recognized directly in accumulated other comprehensive income are removed from equity and recognized in the income statement. When the available-for-sale investment is sold, the cumulative fair value adjustments previously recognized in accumulated other comprehensive income are recognized in the statement of operations and comprehensive loss. The Group evaluates the investments periodically for possible other-than temporary impairment. When other-than-temporary impairment has occurred for an available-for-sale debt security and the Group intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, an impairment loss is recognized in earnings equal to the difference between the investment’s amortized cost basis and its fair value at the balance sheet date. The new cost basis will not be changed for subsequent recoveries in fair value. To determine whether a loss is other-than-temporary, the Group reviews the cause and duration of the impairment, the extent to which fair value is less than cost, the financial condition and near-term prospects of the issuer, and the Group’s intent and ability to hold the security for a period of time sufficient to allow for any anticipated recovery of its cost.

On September 20, 2013, the parent company (“Issuer”) of one of the Company’s customers issued convertible bond (“Bond”) to the Company in order to settle the outstanding receivables owed by that customer of EUR 2,948,489. The Bond matures on December 31, 2015. Each Bond is convertible into one share at 1:1 ratio during September 1, 2014 to December 31, 2014, or June 1, 2015 to December 31, 2015. The Bond bears a simple interest of 5% per annum and payable every six months in arrears on June 30 and December 31 of each year from 2013 to 2015. The Issuer, at any time, may redeem all the Bonds outstanding by paying a sum of money, an amount equal to the greater of (1) the total nominal value of the Bond issue plus outstanding interest and (2) the counter-value. Upon maturity, the not converted Bond will be reimbursed at the nominal value together with the accrued and unpaid interests to each Bond.

The Company recorded such Bond as available-for-sale instruments as its intent is to convert the convertible bonds into common shares when the common stock price appreciates during the two convertible periods, and recorded the fair value change in the Bond in accumulated other comprehensive income.

h. Accounts receivable

Specific provisions are made against accounts receivable for estimated losses resulting from the inability of the Group’s customers to make payments. The Group periodically assessed accounts receivable balances to determine whether an allowance for doubtful accounts should be made based upon historical bad debts, specific customer creditworthiness and current economic trends. Accounts receivable in the balance sheets are stated net of such provision, if any. Before approving sales to each customer, the Group conducts a credit assessment for each customer to evaluate the collectability of such sales. The assessment usually takes into consideration the credit worthiness of such customer and its guarantor, if any, the Group’s historical payment experience with such customer, industry-wide trends with respect to credit terms, including the terms offered by competitors, and the macro-economic conditions of the region to which sales will be made. The Group will execute a sales order with a customer and arrange for shipment only if its credit assessment concludes that the collectability with such customer is reasonably assured. The Group may also from time to time require security deposits from certain customers to minimize its credit risk. After the sales are made, the Group closely monitors the credit situation of each customer on an on-going basis for any subsequent change in its

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

2. PRINCIPAL ACCOUNTING POLICIES  – (continued)

financial position, business development and credit rating, and will evaluate whether any of such adverse change warrants further action to be taken by the Group, including asserting claims and/or initiating legal proceedings against the customer and/or its guarantor, as well as making provisions. It is also the Group’s general practice to suspend further sales to any customer with significant overdue balances. The receivable from insurance is only recorded when insurance claim has been submitted to the insurance company and been accepted and acknowledged by the carrier and recovery is considered reasonably assured. Upon recording the recovery, the bad debt expense is reduced.

i. Short-term and long-term advances to suppliers

The Group provides short-term and long-term advances to secure its raw material needs, which are then offset against future purchases. The Group continually assesses the credit quality of its suppliers and the factors that affect the credit risk. If there is deterioration in the creditworthiness of its suppliers, the Group will seek to recover its advances to suppliers and provide for losses on advances which are akin to receivables in operating expenses because of suppliers’ inability to return its advances. Recoveries of the allowance for advances to supplier are recognized when they are received. The Company classified short-term and long-term advances to suppliers based on management’s best estimate of the expected purchase in the next twelve-months as of the balance sheet date and the Group’s ability to make requisite purchases under existing supply contracts. The balances expected to be utilized outside of the 12 months are recorded in advances to suppliers to be utilized beyond one year. A provision of advance to suppliers of RMB133,873,440 and nil was recorded for the nine months ended September 30, 2012 and 2013, respectively.

j. Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the weighted average method. Provisions are made for excess, slow moving and obsolete inventories as well as for inventories with carrying values in excess of market. Certain factors could impact the realizable value of inventory, so the Group continually evaluates the recoverability based on assumptions about customer demand and market conditions. The evaluation may take into consideration historical usage, expected demand, anticipated sales price, new product development schedules, the effect new products might have on the sale of existing products, product obsolescence, customer concentrations, and other factors. The reserve or write-down is equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserves or write-downs may be required that could negatively impact the Group’s gross margin and operating results. If actual market conditions are more favorable, the Group may have higher gross margin when products that have been previously reserved or written down are eventually sold. The sale of previously reserved inventory did not have a material impact on our gross margin percentage for any of the years presented.

In addition, the Group analyzes its firm purchase commitments, which currently consist primarily of the fixed price polysilicon supplier agreements, at each period end. Provision is made in the current period when the anticipated inventories cost from future execution of such supplier agreement is in excess of market. There was no loss provision recorded related to these long-term contracts for each of the nine months ended September 30, 2012 and 2013.

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

2. PRINCIPAL ACCOUNTING POLICIES  – (continued)

k. Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Cost includes the prices paid to acquire or construct the assets, interest capitalized during the construction period and any expenditure that substantially extends the useful life of an existing asset. Depreciation, taking into consideration any estimated residual value, is computed using the straight-line method over the following estimated useful lives:

Buildings	20 years
Machinery and equipment	10 years
Furniture, fixture and office equipment	3 – 5 years
Motor vehicles	4 – 5 years

Construction in progress primarily represents the construction of new production line. Costs incurred in the construction are capitalized and transferred to property, plant and equipment upon completion, at which time depreciation commences.

Expenditures for repairs and maintenance are expensed as incurred. The gain or loss on disposal of property, plant and equipment, if any, is the difference between the net sales proceeds and the carrying amount of the disposed assets, and is recognized in the consolidated statement of operations upon disposal.

l. Project assets

Project assets consist primarily of costs relating to construction of solar power plants at various stages of development. These costs include costs for land and costs for developing and constructing a PV solar power plant. Project assets are amortized over the expected life of 20 years.

m. Interest Capitalization

The interest cost associated with major development and construction projects is capitalized and included in the cost of the property, plant and equipment or project assets. Interest capitalization ceases once a project is substantially complete or no longer undergoing construction activities to prepare it for its intended use. When no debt is specifically identified as being incurred in connection with a construction project, the Group capitalizes interest on amounts expended on the project at the Group’s weighted average cost of borrowing money. Interest expense capitalized for the nine months ended September 30, 2012 and 2013 were RMB 7,208,522 and RMB 6,727,228.

n. Land use rights

Land use rights represent fees paid to obtain the right to use land in the PRC. Amortization is computed using the straight-line method over the terms specified in land use right certificates of 50 years or 70 years, as applicable.

o. Intangible assets

Intangible assets include purchase software and fees paid to register trademarks and are amortized on a straight-line basis over their estimated useful lives, which are 5 and 10 years, respectively.

p. Business combination

The Group accounts for business combinations using the acquisition method of accounting. This method requires that the acquisition consideration to be allocated to the assets, including separately identifiable intangible assets, and the liabilities that the Company acquires based on their estimated fair values. The Group makes estimates and judgments in determining the fair value of the acquired assets and liabilities based on its experience with similar assets and liabilities in similar industries. If different judgments or assumptions were used, the amounts assigned to the individual acquired assets or liabilities could be materially different.

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

2. PRINCIPAL ACCOUNTING POLICIES  – (continued)

q. Investments in affiliates

The Group holds equity investments in affiliates for which it does not have a controlling financial interest, but has the ability to exercise significant influence over the operating and financial policies of the investee. These investments are accounted for under equity method of accounting wherein the Group records its' proportionate share of the investees' income or loss in its consolidated financial statements.

Investments are evaluated for impairment when facts or circumstances indicate that the fair value of the investment is less than its carrying value. An impairment is recognized when a decline in fair value is determined to be other-than-temporary. The Group reviews several factors to determine whether a loss is other-than-temporary. These factors include, but are not limited to, the: (1) nature of the investment; (2) cause and duration of the impairment; (3) extent to which fair value is less than cost; (4) financial conditions and near term prospects of the issuers; and (5) ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value.

r. Impairment of long-lived assets

The Group’s long-lived assets include property, plant and equipment, project assets and other intangible assets with finite lives. The Group’s business requires heavy investment in manufacturing equipment that is technologically advanced, but can quickly become significantly under-utilized or rendered obsolete by rapid changes in demand for solar power products produced with those equipment.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that carrying amount of an asset may not be recoverable. Factors considered important that could result in an impairment review include significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of acquired assets and significant negative industry or economic trends. The Group may recognize impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to these assets. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss, if any, is recognized for the difference between the fair value of the asset and its carrying value. Fair value is generally measured based on either quoted market prices, if available, or discounted cash flow analyses.

s. Leases

Leases are classified as capital or operating leases. A lease that transfers to the lessee substantially all the benefits and risks incidental to ownership is classified as a capital lease. At inception, a capital lease is recorded at the present value of minimum lease payments or the fair value of the asset, whichever is less. Assets under capital leases are amortized on a basis consistent with that of similar fixed assets or the lease term, whichever is less. Operating lease costs are recognized on a straight-line basis over the lease term.

t. Revenue recognition

The Group recognizes revenue for product sales when persuasive evidence of an arrangement exists, delivery of the product has occurred and title and risk of loss has passed to the customer, the sales price is fixed or determinable and the collectability of the resulting receivable is reasonably assured. For all sales, the Group requires a contract or purchase order which quantifies pricing, quantity and product specifications.

For sales of photovoltaic products from PRC to foreign customers, delivery of the products generally occurs at the point in time the product is delivered to the named port of shipment, which is when the risks and rewards of ownership are transferred to the customer. For sales of PV products to domestic customers in PRC or by foreign subsidiaries, delivery of the product occurs generally at the point in time the product is received by the customer, which is when the risks and rewards of ownership have been transferred. In the case of sales that are contingent upon customer acceptance, revenue is not recognized until the deliveries are formally accepted by the customers.

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

2. PRINCIPAL ACCOUNTING POLICIES  – (continued)

The Group enters into certain sales contracts with retainage terms since the second half of 2012, under which customers were allowed to withhold payment of 5% to 10% of the full contract price as retainage after a specified period which generally range from one year to two years (the “Retainage Period”). Given the limited experience the Group has with respect to the collectability of the retainage, the Group defers recognition of the retainage as revenue until the customers pay it after the Retainage Period expires. As of September 30, 2013, the total amounts of retainage that were not recognized as revenue were RMB158,548,329.

The Group provides solar power product processing services to customers and the revenue of processing services is recognized upon completion which is generally evidenced by delivery of processed products to the customers.

The Company recognizes revenue related to solar system integration projects on the percentage-of-completion method. The Company estimates its revenues by using the cost-to-cost method, whereby it derives a ratio by comparing the costs incurred to date to the total costs expected to be incurred on the project. The Company applies the ratio computed in the cost-to-cost analysis to the contract price to determine the estimated revenues earned in each period. When the Company determines that total estimated costs will exceed total revenues under a contract, it records a loss accordingly.

The Company recognized income from generated electricity as revenue upon completion of development and connection of the solar power plant to the grid.

Advance payments received from customers for the future sale of inventory are recognized as advances from third party customers in the consolidated balance sheets. Advances from third party customers are recognized as revenues when the conditions for revenue recognition described above have been satisfied. Advances from third party customers have been recognized as a current liability because the amount at each balance sheet date is expected to be recognized as revenue within twelve months.

In the PRC, value added tax (“VAT”) at a general rate of 17% on invoice amount is collected on behalf of tax authorities in respect of the sales of product and is not recorded as revenue. VAT collected from customers, net of VAT paid for purchases, is recorded as a liability until it is paid to the tax authorities.

u. Segment report

During the third quarter of 2013, we changed our organizational structure as part of our transformation to a products manufacturing and solar projects developing company. As a result of these changes, information that the Company’s chief operating decision maker regularly reviews for purposes of allocating resources and assessing performance changed. Therefore, beginning in the third quarter of 2013, we are reporting our financial performance based on our new segments: manufacturing segment and solar projects segment.

The Company uses the management approach in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions, allocating resources and assessing performance as the source for determining the Company’s reportable segments. Management has determined that the Company operates our business in two segments, as that term is defined by FASB ASC Topic 280, Segment reporting.

Our first segment is the vertically integrated solar power products manufacturing business (“manufacturing segment”), from silicon ingots, wafer, cell to solar modules.

Our second segment is the downstream solar projects (“solar projects segment”), through which we develop, construct and operate the solar projects, including (i) project development, (ii) engineering, procurement, and construction (“EPC”), (iii) connecting solar projects to the grid, operating and maintenance (“O&M”).

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

2. PRINCIPAL ACCOUNTING POLICIES  – (continued)

v. Warranty cost

Solar modules produced by the Group are typically sold with either a 2-year or 5-year warranty for product defects, and a 10-year and 25-year warranty against declines of more than 10% and 20%, respectively, from the initial minimum power generation capacity at the time of delivery. Therefore, the Group is exposed to potential liabilities that could arise from these warranties. The potential liability is generally in the form of product replacement or repair.

Due to limited warranty claim history, the Group estimates warranty costs based on an assessment for its competitors’ history while incorporating estimates of failure rates through its quality review. Consequently, the Group accrues the equivalent of 1% of gross revenues as a warranty liability to accrue the estimated cost of its warranty obligations. Actual warranty costs incurred for warranty claims by customers are recorded in and charged against the accrued warranty liability. To the extent that actual warranty costs differ from the estimates, the Group will prospectively revise its accrual rate.

We purchase warranty insurance policy which provides coverage for the product warranty services of our solar modules worldwide. Prepayment for warranty insurance premium is initially recorded as other assets and is amortized over the insurance coverage period. Prepayment for warranty insurance premium is not recorded as reduction of estimated warranty liabilities. Once the Company receives insurance recoveries, warranty expenses will be credited. The accrual for warranty cost as of December 31, 2012 and September 30, 2013 was RMB130,517,641 and RMB 175,800,203, respectively. The warranty costs were classified as current liabilities under other payables and accruals, and non-current liabilities under accrued warranty costs — non-current, respectively, which reflect our estimate of the timing of when the warranty expenditures will likely be made. For the nine months ended September 30, 2012 and 2013, warranty cost expenses were RMB30,892,883 and RMB46,536,617, respectively. The utilization of the warranty accruals for the nine months ended September 30, 2012 and 2013 were RMB6,400,635 and RMB1,254,055.

w. Income taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and any tax loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or tax laws is recognized in the consolidated statements of operations in the period the change in tax rates or tax laws is enacted. A valuation allowance is provided to reduce the amount of deferred income tax assets if it is considered more likely than not that some portion or all of the deferred income tax assets will not be realized.

The accounting for uncertain tax positions requires that the Company recognizes in the consolidated financial statements the impact of an uncertain tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group's policy is to recognize, if any, tax related interest as interest expenses and penalties as general and administrative expenses. The Group did not have any interest and penalties associated with uncertain tax positions in the nine months ended September 30, 2012 and 2013, as there were no uncertain tax positions.

x. Fair value of financial instruments

The Company does not have any non-financial assets or liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

2. PRINCIPAL ACCOUNTING POLICIES  – (continued)

measurement date (also referred to as an exit price). A hierarchy is established for inputs used in measuring fair value that gives the highest priority to observable inputs and the lowest priority to unobservable inputs. Valuation techniques used to measure fair value shall maximize the use of observable inputs.

When available, the Company measures the fair value of financial instruments based on quoted market prices in active markets, valuation techniques that use observable market-based inputs or unobservable inputs that are corroborated by market data. Pricing information the Company obtains from third parties is internally validated for reasonableness prior to use in the consolidated financial statements. When observable market prices are not readily available, the Company generally estimates the fair value using valuation techniques that rely on alternate market data or inputs that are generally less readily observable from objective sources and are estimated based on pertinent information available at the time of the applicable reporting periods. In certain cases, fair values are not subject to precise quantification or verification and may fluctuate as economic and market factors vary and the Company's evaluation of those factors changes. Although the Company uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique. In these cases, a minor change in an assumption could result in a significant change in its estimate of fair value, thereby increasing or decreasing the amounts of the Company's consolidated assets, liabilities, equity and net income.

The Company's financial instruments consist principally of cash and cash equivalents, restricted cash, short-term investments, accounts and notes receivable, forward contract receivable, other receivables, prepayments and other current assets, capped call options, accounts and notes payable, other payables and accruals, forward contract payables, bonds payable, short-term borrowings, long-term borrowings, guarantee liabilities and convertible senior notes.

The Company elects to classify the cash flows related to realized gain or loss on settlement of foreign exchange forward contracts as operating activities, which are based on the nature of the cash flows the derivative is economically hedging.

y. Government grants

Government grants related to technology upgrades and enterprise development are recognized as subsidy income when received. These subsidies were non-recurring, not refundable and with no conditions, including none related to specific use or disposition of the funds, attached. Such amounts were recorded as subsidy income in the consolidated statements of operations. There are no defined rules and regulations to govern the criteria necessary for companies to enjoy such benefits and the amount of financial subsidy is determined at the discretion of the relevant government authorities.

Government grants related to assets are initially recorded as other payables and accruals which are then deducted from the carrying amount when the assets are ready for use.

z. Earnings/(Loss) per share

Basic earnings(loss) per share is computed by dividing net income(loss) attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period using the two-class method. Under the two-class method, net income is allocated between ordinary shares and other participating securities based on their participating rights. Diluted earnings(loss) per share is calculated by dividing net income(loss) attributable to ordinary shareholders, as adjusted for the change in income or loss as result from the assumed conversion of those participating securities, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary share equivalents consist of the ordinary shares issuable upon the conversion of the convertible senior notes (using the if-converted method) and ordinary shares issuable upon the exercise of outstanding share options (using the treasury stock method). Potential dilutive securities are not included in the calculation of dilutive earnings per share if the effect is anti-dilutive.

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

2. PRINCIPAL ACCOUNTING POLICIES  – (continued)

aa. Share based compensation

The Company’s share-based payment transactions with employees, including share options, are measured based on the grant-date fair value of the equity instrument issued. The fair value of the award is recognized as compensation expense, net of estimated forfeitures, over the period during which an employee is required to provide service in exchange for the award, which is generally the vesting period.

ab. Other comprehensive income/(loss)

Other comprehensive income/(loss) is defined as the change in equity during a period from non-owner sources. The Company’s other comprehensive income/(loss) for each period presented is comprised of foreign currency translation adjustment of the Company’s foreign subsidiaries whose assets and liabilities are translated from their respective functional currencies at exchange rates in effect at the balance sheet date, and revenues and expenses are translated at average exchange rates prevailing during the applicable period.

ac. Convenience translation

Translations of amounts from RMB into United States dollars (“US$” or “USD”) are solely for the convenience of readers and were calculated at the rate of RMB6.1200 to US$1.00, the noon buying rate in effect on September 30, 2013, as set forth in the H.10 statistical release of the Federal Reserve Board. No representation is intended to imply that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on September 30, 2013, or at any other rate.

ad. Investments

Investments in entities where the Group does not have a controlling financial interest, but have the ability to exercise significant influence over the operating and financial policies of the investee, are accounted for using the equity method of accounting. Under the equity method of accounting, the Group's share of the investee's results of operations is included in equity gain/(loss) for the investee in the Group's consolidated statements of operations. Unrealized gains on transactions between the Company and the equity method investees are eliminated to the extent of the Group’s interest in the investees, if any; unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

On December 20, 2012, JinkoSolar signed a strategic cooperation agreement with Jinchuan Group Co., Ltd. (“Jinchuan Group”), a Chinese state-owned enterprise, to jointly invest and establish a Company (“Gansu Jintai” or “investee”), to develop 200 MW photovoltaic (“PV”) solar power plant in Jinchang, Gansu Province, China. The Group held 28% equity interest in Gansu Jintai and accounts for its investment in Gansu Jintai using the equity method as the Group has the ability to exercise significant influence over the operating and financial policies of the investee. The Group’s share of Gansu Jintai’s results of operations is included in equity gain/(loss) in affiliated companies in the Group’s consolidated statements of operations.

ae. Recent accounting pronouncements

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210), “Disclosures about Offsetting Assets and Liabilities” (ASU 2011-11). This newly issued accounting standard requires an entity to disclose both gross and net information about instruments and transactions eligible for offset in the statements of financial position as well as instruments and transactions executed under a master netting or similar arrangement and was issued to enable users of financial statements to understand the effects or potential effects of those arrangements on their financial position. This ASU is required to be applied retrospectively and is effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. The adoption of this standard did not have an impact on the Group's financial statements.

In July 2012, the FASB issued ASU 2012-02, Intangibles — Goodwill and Other (Topic 350), Testing Indefinite-Lived Intangible Assets for Impairment. ASU 2012-02 gives companies an option to

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

2. PRINCIPAL ACCOUNTING POLICIES  – (continued)

first assess qualitative factors to determine whether the existence of events and circumstances indicate it is more-likely-than-not that an indefinite-lived intangible asset is impaired. If based on its qualitative assessment, a company concludes that it is more-likely-than-not that the fair value of an indefinite-lived intangible asset is less than its carrying amount, quantitative impairment testing is required. However, if a company concludes otherwise, quantitative impairment testing is not required. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The adoption of this accounting standard in the first quarter of 2013 did not have an impact on the Group's financial statements.

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income: Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”. This update does not change the current requirements for reporting net income or other comprehensive income in financial statements. However, this update requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. This update is effective prospectively for reporting periods beginning after December 15, 2012 for public entities. The adoption of this Update beginning on January 1, 2013 did not have an impact on the Group's financial statements.

3. REVENUES

The Group's revenues for the respective periods are detailed as follows:

	For the nine months ended
	September 30, 2012	September 30, 2013
	RMB	RMB
Sales of solar modules	3,006,372,065	4,611,999,419
Sales of silicon wafers	296,658,163	62,559,008
Sales of solar cells	98,044,664	102,294,313
Sales of silicon ingots	1,885,648	1,174,960
Sales of recovered silicon materials	270,406	4,550,593
Processing service fees	142,824,118	45,803,712
Solar system integration projects	79,796,445	201,056
Revenue from generated electricity	—	46,898,983
Others	1,750,461	15,290,633
Total	3,627,601,970	4,890,772,677

The Company began developing solar projects in 2011. As of September 30, 2013, the Company has completed 105MW worth of solar projects. Before July 1, 2013, the Company did not accrue the government subsidy for electricity revenues from solar projects due to the lack of detailed government guidelines and uncertainty over the timing of subsidy payment. During the third quarter of 2013, the Chinese government announced a series of policies aimed at streamlining and standardizing government subsidy payments for electricity revenues from solar projects in China as well as expanding the amount invested in renewable energy. In addition, the Company received the government subsidy payments for electricity revenues from

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

3. REVENUES  – (continued)

solar projects for the year 2012 during the third quarter of 2013. As the result of the increased policy clarity and payment certainty, the Company has begun to accrue the government subsidy for electricity revenue from solar projects starting July 1, 2013.

For the electricity revenues in the nine months period ended September 30, 2013, RMB18.8 million was related to the government subsidy for electricity revenues before July 1, 2013 and RMB14.7 million was related to the government subsidy for electricity revenues in the third quarter of 2013. Excluding the government subsidy for electricity revenues, electricity revenues for electricity from solar projects were RMB 13.3 million.

The following table summarizes the Group's net revenues generated in respective geographic locations:

	For the nine months ended
	September 30, 2012	September 30, 2013
	RMB	RMB
Inside China (including Hong Kong and Taiwan)	1,400,283,660	2,213,041,143
Outside China
Germany	1,002,807,713	559,178,326
South Africa	116,305	489,286,633
Singapore	14,854,015	370,111,695
India	24,190,638	269,804,714
America	132,906,594	213,910,605
Rest of the world	1,052,443,045	775,439,561
Total	3,627,601,970	4,890,772,677

4. SEGMENT REPORT

During the third quarter of 2013, we changed our organizational structure as part of our transformation to a products manufacturing and projects developing company. As a result of these changes, information that the Company’s chief operating decision maker regularly reviews for purposes of allocating resources and assessing performance changed. Therefore, beginning in the third quarter of 2013, we are reporting our financial performance based on our new segments: manufacturing segment and solar projects segment.

The following table set forth the results of operations of our segments and reconciliation with our consolidated results of operations for the nine months ended September 30, 2012 and 2013:

	For the nine months ended
	September 30, 2012 RMB				September 30, 2013 RMB
	Manufacturing	Solar projects	Elimination	Total	Manufacturing	Solar projects	Elimination	Total
Revenues	3,637,770,978	—	(10,169,008)	3,627,601,970	5,083,894,353	46,898,983	(240,020,659)	4,890,772,677
Gross profit	189,590,629	—	(1,348,628)	188,242,001	933,042,774	27,050,401	(63,580,820)	896,512,355
Interest expense, net	(165,399,348)	—	—	(165,399,348)	(162,547,756)	(7,465,434)	—	(170,013,190)
Loss/(Income) before income taxes	(788,920,666)	—	(1,348,628)	(790,269,294)	138,648,735	13,252,832	(87,436,011)	64,465,556

	2012				2013
	December 31 RMB				September 30 RMB
	Manufacturing	Solar projects	Elimination	Total	Manufacturing	Solar projects	Elimination	Total
Total assets	7,719,329,082	798,992,874	(146,001,635)	8,372,320,321	9,094,808,110	1,952,132,486	(642,223,636)	10,404,716,960

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

5. TAXATION

The Company and its subsidiaries file separate income tax returns.

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, upon any payment of dividends by the Company, no Cayman Islands withholding tax is imposed.

People’s Republic of China

On March 16, 2007, the National People's Congress approved the Corporate Income Tax Law of the People's Republic of China (the “CIT Law”) with effective on January 1, 2008. The CIT Law enacted a statutory income tax rate of 25%. As foreign invested enterprises, Jiangxi Jinko and Zhejiang Jinko are entitled to a two year tax exemption from CIT and a 50% CIT reduction for the succeeding three years thereafter. Jiangxi Jinko and Zhejiang Jinko are each subject to CIT rate of 12.5% starting from year 2010 to year 2012.

In 2012 and 2013, Zhejiang Jinko and Jiangxi Jinko were designated by their relevant governmental authorities as a High and New Technology Enterprise (“HNTE”) under the CIT Law, and were entitled to a preferential tax rate of 15% for a consecutive 3-year period starting from 2012 and 2013, respectively.

Additionally, under the CIT Law, 10% withholding income tax (“WHT”) will be levied on foreign investors for dividend distributions from foreign invested enterprises' profit earned after January 1, 2008. For certain treaty jurisdictions such as Hong Kong which has signed double tax arrangement with the PRC, the applicable WHT rate could be reduced to 5% if foreign investors directly hold at least 25% shares of invested enterprises at any time throughout the 12-month period preceding the entitlement to the dividends and they are also qualified as beneficial owners to enjoy the treaty benefit.

Hong Kong

The Company's subsidiaries established in Hong Kong, Paker and JinkoSolar International are subject to Hong Kong profit tax at a rate of 16.5% on its assessable profit.

European Countries

Jinko Switzerland is incorporated in Switzerland and according to its current business model where it employs limited staff and generates income exclusively from trading activities conducted outside Switzerland, is subject to a combined federal, cantonal and communal tax rate of 8.62% in 2012.

Jinko GMBH is incorporated in Germany and is subject to Germany profit tax rate of approximately 33% on the assessable profit.

Jinko Italy is incorporated in Italy and is subject to corporate income tax at 31.4%.

United States

Both Jinko US and Jinko US Holding are incorporated in Delaware, the United States. Jinko US and Jinko US Holding do not conduct any business in Delaware, thus, they are not subject to Delaware State income tax. Jinko US conducts business in California. It is subject to a progressive federal corporate income tax from 15% to 35% and California state income tax of 8.84%, which is deductible for federal income tax purpose.

Canada

Jinko Canada is incorporated in Canada and is subject to a federal corporate income tax of 15% and provinces and territories income tax of 11%.

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

5. TAXATION  – (continued)

Australia

Jinko Australia is incorporated in Australia and is subject to corporate income tax at 30%.

The current and deferred positions of income tax benefit included in the consolidated statement of operations for the nine months ended September 30, 2012 and 2013 are as follows:

	For the nine months ended
	September 30, 2012	September 30, 2013
	RMB	RMB
Current income tax benefit/(expense)	9,000,780	(18,185,248)
Income tax benefit	9,000,780	(18,185,248)

The Company adopted ASC 740-270 approach for interim period tax computation and reporting. As of September 30, 2012 and 2013, full valuation allowances were provided against deferred tax assets because it was more likely than not that such portion of deferred tax will not be realized based on the future taxable incomes of all its subsidiaries.

In the nine months ended September 30, 2012, the Company recorded an out-of-period adjustment of income tax benefit amounted to RMB12,146,071 resulting from income tax filing difference for two PRC entities, which should have been recorded in the year ended December 31, 2011. The originating amount in 2011 was not material to the 2011 consolidated financial statements, nor was the out of period adjustment recorded in the nine months ended September 30, 2012 material to the condensed consolidated financial statements for the nine month period then ended or the year ended December 31, 2012.

6. SHORT-TERM INVESTMENTS

Short-term investments included term deposits with original maturity of more than 3 months. The carrying value of term deposits approximated their fair value because such deposits bear market interest rates and have short period of maturity.

As of December 31, 2012 and September 30, 2013, term deposits with amount of RMB 40,665,079 and RMB67,291,000 were held as collateral for issuance of bank acceptance notes to vendors for purchase of raw materials.

7. ACCOUNTS RECEIVABLE, NET — THIRD PARTIES

Accounts receivable consisted of the following:

	2012	2013
	December 31	September 30
	RMB	RMB
Accounts receivables	2,386,356,664	1,916,472,252
Allowance for doubtful accounts	(673,671,445)	(507,049,561)
Accounts receivable, net	1,712,685,219	1,409,422,691

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

7. ACCOUNTS RECEIVABLE, NET — THIRD PARTIES  – (continued)

Movement of allowance of doubtful accounts

	For the nine months ended
	September 30, 2012	September 30, 2013
	RMB	RMB
At beginning of year	179,746,165	673,671,445
Addition	138,153,703	116,151,710
Write-off	—	(47,607,138)
Reversal	(47,009,527)	(235,166,456)
As of September 30	270,890,341	507,049,561

The Group assesses credit worthiness of customers before granting any credit terms. This assessment is primarily based on reviewing of customer’s financial statements and historical collection records, discussion with customers’ senior management, and reviewing of information provided by third parties, such as Dun & Bradstreet and the insurance company that ultimately insures the Group against customer credit default.

The significant bad debt reversal represents the cash collection of the fully provided long-term receivables. The Company made bad debt provisions for certain long-term receivables in prior years which were in line with the adverse economic environment in solar industry. With the recovery of solar industry in 2013, the Company made its best effort to improve the cash collection for the long-aged accounts receivables. The cash received was recorded as the reversal of prior year bad debt provision.

8. ADVANCES TO THIRD PARTY SUPPLIERS

Advances to third party suppliers consisted of the following:

	2012	2013
	December 31	September 30
	RMB	RMB
Advances to suppliers – current	67,582,991	96,804,164
Advances to suppliers – noncurrent	223,043,440	223,043,440
Total	290,626,431	319,847,604
Provision for advances to suppliers	(227,073,440)	(227,073,440)
Advances to suppliers, net	63,552,991	92,774,164

The Group's advance payments to suppliers for purchase contracts with term of more than one year were made to two major suppliers, Hoku Materials, Inc. (“Hoku”), a fully owned subsidiary of Hoku Corporation (formerly known as “Hoku Scientific, Inc.”) and Wuxi ZhongCai Technologies Co., Ltd., (“Wuxi Zhongcai”), respectively. The Group previously entered into long-term polysilicon supply agreements with each of Hoku and Wuxi Zhongcai. As a result of continuing significant decline in the polysilicon purchase price and the adverse developments in those suppliers’ operations during 2012, including the suspension of their productions, the Group made full provision of RMB223,043,440 for the full outstanding balances of advance payments made to those two suppliers under long-term polysilicon supply contracts during the year ended December 31, 2012. A provision for advance to suppliers of RMB 133,873,440 and nil was recorded for the nine months ended September 30, 2012 and 2013, respectively.

As of September 30, 2013, advances to suppliers mainly represent term of less than 1 year payments for procurement of recoverable silicon materials, virgin polysilicon and solar cells and the Group has delivery plan with the respective suppliers to receive the materials in the next twelve months.

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

9. INVENTORIES

Inventories consisted of the following:

	2012	2013
	December 31	September 30
	RMB	RMB
Raw materials	80,712,251	222,674,017
Work-in-progress	92,719,649	132,969,306
Finished goods	354,530,478	273,980,705
Total	527,962,378	629,624,028

Write-down of the carrying amount of inventory to its estimated market value was RMB254,151,344 and RMB117,725,143 for the nine months ended September 30, 2012 and 2013, respectively, and were recorded as cost of revenues in the unaudited condensed consolidated statements of operations.

As of September 30, 2013, Jiangxi Jinko had short-term bank borrowings of RMB90,000,000 that were collateralized by inventories totalling RMB212,726,501.

10. PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets consisted of the following:

	2012	2013
	December 31	September 30
	RMB	RMB
Value-added tax deductible	209,695,401	347,439,073
Prepayment for share repurchase	25,963,848	25,395,869
Employee advances	13,660,674	17,426,645
Prepayment for income tax	6,390,847	24,286,731
Deposits for customs duty, rental and open bidding for solar projects.	46,450,079	51,861,818
Receivable from insurance company	81,388,706	61,151,712
Prepaid insurance premium, rent, and others	18,040,237	24,257,772
Others	11,741,001	5,518,609
Total	413,330,793	557,338,229

Value-added tax deductible represented the balance that the Group can utilize to deduct its value-added tax liability within the next 12 months.

As of September 30, 2013, all of the employee advances were business related, interest-free, not collateralized and will be repaid or settled within one year from the respective balance sheet dates.

Receivable from insurance company represented the insurance compensation which the Group has claimed with the insurance company that insures the Group against customer credit default and the collection of receivable is reasonably assured.

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

11. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment and related accumulated depreciation are as follows:

	2012	2013
	December 31	September 30
	RMB	RMB
Buildings	507,989,849	614,911,996
Machinery and equipment	3,307,235,601	3,483,235,333
Motor vehicles	22,609,244	22,795,516
Furniture, fixture and office equipment	45,729,731	51,732,786
	3,883,564,425	4,172,675,631
Less: Accumulated depreciation	(732,881,877)	(978,644,044)
Less: Impairment	(70,260,894)	(70,001,179)
Subtotal	3,080,421,654	3,124,030,408
Construction in progress	249,451,007	207,899,594
Property, plant and equipment, net	3,329,872,661	3,331,930,002

Depreciation expense was RMB240,945,797 and RMB247,057,129 for the nine months ended September 30, 2012 and 2013, respectively.

Construction in progress primarily represents the construction of production lines. Costs incurred in the construction are capitalized and transferred to property, plant and equipment upon completion, at time depreciation also commences.

Impairment of RMB 70,260,894 related to the retirement of certain equipment in the wafer and cell production line that had become obsolete during the year ended December 31, 2012. There was no impairment provision recorded in the nine months ended September 30, 2012 and 2013.

As of September 30, 2013, property, plant and equipment with net book value amounting to RMB2,459,091,136 are pledged as collateral for the Group's short-term and long-term borrowings of RMB1,306,224,218and RMB268,000,000, respectively.

12. PROJECT ASSETS

As of December 31, 2012 and September 30, 2013 the balances of project assets was RMB536,391,099 and RMB962,521,180, respectively. As of December 31, 2012 and September 30, 2013, RMB 349,485,131 and RMB486,828,592 of project assets have been completed and connected to the grid. The revenue from connection to the grid for the nine months ended September 30, 2012 and 2013 is nil and RMB46,898,983 (refer to Notes 4), respectively. Depreciation expense of project assets were RMB3,780,376 and RMB17,926,630 for the nine months ended September 30, 2012 and 2013, respectively.

As of September 30, 2013, project assets with net book value amounting to RMB325,217,777 are pledged as collateral for the Group's long-term borrowings of RMB359,000,000.

13. LAND USE RIGHTS, NET

Land use rights represent fees paid to the government to obtain the rights to use certain lands over periods of 50 or 70 years, as applicable, in the PRC.

	2012	2013
	December 31	September 30
	RMB	RMB
Land use rights	386,909,459	386,909,459
Less: accumulated amortization	(21,160,244)	(26,214,822)
Land use rights, net	365,749,215	360,694,637

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

13. LAND USE RIGHTS, NET  – (continued)

Amortization expense was RMB4,879,420 and RMB5,054,578 for the nine months ended September 30, 2012 and 2013, respectively. As of September 30, 2013, estimated amortization expense in each of the next five years is RMB6,665,288.

As of September 30, 2013, land use rights with net book value amounting to RMB283,011,228 are pledged as collateral for the Group's short-term and long-term borrowings of RMB619,475,884 and RMB27,000,000, respectively.

14. OTHER ASSETS

Other assets consisted of the following:

	2012	2013
	December 31	September 30
	RMB	RMB
Prepayments for purchase of property, plant and equipment	36,411,466	62,257,069
Prepayments for land use right	—	1,441,708
Prepayment for warranty insurance premium	44,228,323	59,537,072
Prepaid service fee – non-current portion	1,114,886	305,739
Others	454,998	5,183,911
Total	82,209,673	128,725,499

15. OTHER PAYABLES AND ACCRUALS

Other payables and accruals consisted of the following:

	2012	2013
	December 31	September 30
	RMB	RMB
Payables for purchase of property, plant and equipment	253,431,693	167,121,055
Payables for project assets	184,623,149	255,032,030
Government grants related to assets	181,160,000	210,310,000
Value-added tax and other tax payable	26,545,382	10,315,828
Freight payables	28,799,192	44,889,322
Accrued utilities, rentals and interest	35,204,650	24,233,617
Contracted labor fee	19,593,436	27,000,305
Accrued warranty cost	21,179,367	33,973,332
Commission payables	2,020,242	24,879,938
Accrued professional service fees	13,844,655	13,555,204
Others	50,991,380	69,258,583
Total	817,393,146	880,569,214

The government grant related to assets was under Golden Sun Program which was sponsored by China's Ministry of Finance, Ministry of Science and Technology, the National Energy Administration of the National Development and Reform Commission, and the Ministry of Housing and Urban-Rural Development. Jiangxi Jinko and Zhejiang Jinko were granted by the government for the construction of solar power generation facilities under the project. These grants will be deducted from the carrying amount when the assets are ready for use.

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

16. BONDS PAYABLE AND ACCRUED INTEREST

On January 14, 2011, Jiangxi Jinko issued short-term bonds with a principal amount of RMB300,000,000 which bears interest at the rate of 5.28% per annum, and the bond was repaid on January 14, 2012. On March 24, 2011, Jiangxi Jinko issued short-term bonds with a principal amount of RMB300,000,000 which bears interest at the rate of 5.6% per annum, and the bond was repaid on March 23, 2012. On July 11, 2011, Jiangxi Jinko issued short-term bonds with a principal amount of RMB400,000,000 which bears interest at the rate of 6.5% per annum, and the bond was repaid on July11, 2012.

On April 24, 2012, Jiangxi Jinko issued short-term bonds with a principal amount of RMB300,000,000 which bears interest at the rate of 6.3% per annum, and the bond was subsequently repaid on April 23, 2013.

On January 29, 2013, the Group issued nine-year bonds with an aggregate principal amount of RMB800,000,000 which bears a fixed annual interest rate of 8.99% and will mature on January 29, 2019. At the end of the third year in the life of the bonds, the Group has the option to raise the interest rate by up to 100 basis points, and the bondholders will have the right to require the Company to repurchase all or part of their bonds, at such time. The bonds are recorded on amortized cost basis with the interest rate of 8.99%. Interest expense related to the bonds was RMB 48,745,777 in the nine months ended September 30, 2013.

17. BORROWINGS

(a) Short-term borrowings

	2012	2013
	December 31	September 30
	RMB	RMB
Short-term bank borrowings	1,917,630,796	1,742,911,191
Long-term bank borrowings – current portion	328,000,000	278,000,000
Total short-term borrowings	2,245,630,796	2,020,911,191

(b) Long-term borrowings

	2012	2013
	December 31	September 30
	RMB	RMB
Long-term bank borrowings	495,000,000	661,000,000
Less: Current portion	(328,000,000)	(278,000,000)
Total long-term borrowings	167,000,000	383,000,000

Future principal repayments on the long-term borrowings are as follows:

Twelve months ending September 30	RMB
2014	278,000,000
2015	31,000,000
Thereafter	352,000,000
Total	661,000,000

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

18. EARNINGS PER SHARE

Basic earnings per share and diluted earnings per share have been calculated as follows:

	For the nine months ended
	September 30, 2012	September 30, 2013
	RMB	RMB
Numerator:
Net (loss)/income attributable to JinkoSolar Holding Co., Ltd.’s ordinary shareholders – Basic	(781,285,451)	23,725,758
Dilutive effect of convertible notes	—	—
Net (loss)/income attributable to JinkoSolar Holding Co., Ltd.’s ordinary shareholders – Diluted	(781,285,451)	23,725,758
Denominator:
Denominator for basic calculation – weighted average number of ordinary shares outstanding	88,748,445	89,317,742
Dilutive effects of outstanding share options	—	—
Dilutive effects of exercised share options	—	1,779,927
Denominator for diluted calculation – weighted average number of ordinary shares outstanding	88,748,445	91,097,669
Basic (loss)/income per share attributable to JinkoSolar Holding Co., Ltd.’s ordinary shareholders	(8.80)	0.27
Diluted (loss)/income per share attributable to JinkoSolar Holding Co., Ltd.’s ordinary shareholders	(8.80)	0.26

In the nine months ended September 2012 and 2013, the Company’s average stock price for the period was below the strike price of the call options; therefore the call options were not included in the computation of diluted EPS because of their anti-dilutive effect.

In the nine months ended September 30, 2012 and 2013, the convertible bonds was not included in the calculation of diluted EPS because of its anti-dilutive effect.

In the nine months ended September 30, 2012, the Company was in the loss situation, therefore the Company’s share options were not included in the computation of diluted EPS because of its anti-dilutive effect. However, the Company’s share options were included in the computation of diluted EPS because of the dilution impact to the nine months ended September 30, 2013.

19. Employee benefits

The full-time employees of the Company's subsidiaries incorporated in the PRC are entitled to staff welfare benefits, including medical care, welfare subsidies, unemployment insurance and pension benefits and housing funds. These companies are required to pay for these benefits based upon certain percentages of employees' salaries in accordance with the relevant regulations, and to make contributions to the state-sponsored housing, pension and medical plans from the amounts accrued for housing, medical and pension benefits. The total amounts charged to the condensed consolidated statements of operations for such employee benefits were RMB37,287,812 and RMB 44,257,373 for the nine months ended September 30, 2012 and 2013, respectively. The unpaid balances of liability accrued for such employee welfare benefits were RMB154,819,927 and RMB166,378,501 as of December 31, 2012 and September 30, 3013, respectively. The unpaid balance of penalty accrued for employee welfare benefits were RMB12,063,712 and RMB21,770,735 as of December 31, 2012 and September 30, 2013, respectively.

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

19. Employee benefits  – (continued)

The PRC government is responsible for the medical benefits and ultimate pension liability to these employees.

20. CONVERTIBLE SENIOR NOTES

The Company issued USD 125 million of convertible senior notes on May 17, 2011 (the “Notes”). The Notes will mature on May 15, 2016. The interest rate is 4% per annum payable semi-annually, in arrears. No accrued interest to be paid on the Notes when they are converted.

Holders have the option to convert their Notes from the earlier of (i) when the registration statement of the Notes becomes effective and (ii) the first anniversary of the date on which the Notes are first issued, through to and including the business day prior to the maturity date into ADSs representing the ordinary shares initially at a conversion rate of 29.6307 ADSs per US$1,000 principal amount of Notes (equivalent to an initial conversion price of approximately US$33.75 per ADS).

The conversion rate is subject to change on anti-dilution and upon certain fundamental changes. Fundamental changes are defined as 1) any “person” or “group” beneficially owns (directly or indirectly) 50% or more of the total voting power of all outstanding classes of Company’s shares or has the power to elect a majority of the members of the board of directors; 2) Company consolidates with, or merge with or into, another person or the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, or any person consolidates with, or merges with or into, the Company; 3) Termination of trading of Company’s ADSs; and 4) adoption of a plan relating to our liquidation or dissolution.

The holders have the option to require the Company to repurchase the Notes, in whole or in part, in the event of a fundamental change for an amount equal to the 100% of the principal amount and any accrued and unpaid interest in the event of fundamental changes. Management assessed that the likelihood of fundamental change is remote.

The holders will have the right to require the Company to repurchase for cash all or any portion of their notes on May 15, 2014 at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.

While the Notes remain outstanding, the Company or its subsidiaries will not create or permit to subsist any security upon its property, assets or revenues (present or future) to secure any international investment securities or to secure any guarantee of or indemnity of any international investment securities unless the obligations under the Notes and the indenture (a) are secured equally and ratably therewith, or (b) have the benefit of such other security, guarantee, indemnity or other arrangement as shall be approved by holders of a majority in aggregate principal amount of the Notes then outstanding.

The Company has RMB as its functional currency, and the Notes are denominated in USD. As a result, the conversion feature is dual indexed to the Company’s stock as well as the RMB and USD exchange rate, and is considered an embedded derivative which needs to be bifurcated from the host instrument in accordance with ASC 815.

ASC 815-15-25 provides that if an entity has a hybrid financial instrument that would require bifurcation of embedded derivatives under ASC 815, the entity may irrevocably elect to initially and subsequently measure a hybrid financial instrument in its entirety at fair value with changes in fair value recognized in earnings. The fair value election can be made instrument by instrument and shall be supported by concurrent documentation or a preexisting documented policy for automatic election.

The Company elected to measure the Notes in their entirety at fair value with changes in fair value recognized as non-operating income or loss at each balance sheet date in accordance with ASC 815-15-25.

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

20. CONVERTIBLE SENIOR NOTES  – (continued)

Further, as the functional currency of the Company is RMB, the fair value of the Notes is translated into RMB at each balance sheet date with the difference being reported as exchange gain or loss. In addition, all issuance costs associated with the Notes offering has been expensed as incurred in the year ended December 31, 2011.

The estimated fair value of the Notes amounted to approximately RMB483,581,668 and RMB 673,228,108 as of December 31, 2012 and September 30, 2013. In the nine months ended September 30, 2012 and 2013, the Company recorded foreign exchange loss of RMB2,631,327 and gain of RMB12,109,101, loss from change in fair value of convertible senior notes of RMB22,742,635 and RMB201,755,541, respectively.

As a result of the depressed market conditions, the Company repurchased the Notes with face value of US$2 million or 1.6% of the Notes at approximately 41% of the face value as of December 31, 2011. There were no repurchase of the Notes for the Nine months ended September 30, 2012 and 2013.

Capped Call Options

Concurrent with the Company’s issuance of the Convertible Senior Notes on May 17, 2011, it entered into a capped call option transactions with an affiliate of the initial purchaser of the Notes. The capped call transaction was designed to reduce the potential dilution that would otherwise occur as a result of new ordinary share issuances upon conversion of the Notes and effectively increase the conversion price of the Notes for the Company to $48.21 per ADS from the actual conversion price to the Notes holders of $33.75 per ADS. The total premium paid by the Company for the capped call transactions was US$18 million. The purchaser of the Notes have the right to require us to repurchase for cash all or any portion of their notes on May 15, 2014 at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.

The Company’s functional currency is different from the denomination of the capped call. Therefore, in accordance with ASC 815, Derivatives and Hedging, the Company accounted for the capped call transactions as freestanding derivative assets in the consolidated balance sheets. The derivative is marked to market each reporting period utilizing the binomial model.

The fair value of capped call options was RMB16,131,208 and RMB56,592,820 as of December 31, 2012 and September 30, 2013. An amount of loss of RMB5,746,927 and gain of RMB40,893,010 was recorded in change in fair value of capped call options for the nine months ended September 30, 2012 and 2013.

21. SHARE BASED COMPENSATION

The Company adopted a long-term incentive plan (the “Plan”) in July 2009 which was subsequently amended and restated. The Plan provides for the issuance of options of the Company's ordinary shares in the amount of up to 7,325,122. The options have a contractual life of seven years with the exception of certain options granted to an employee that can be exercised until October 1, 2013. From August 28, 2009 to September 15, 2009, options were granted to certain of the Company's administrative and management personnel to purchase in total 3,024,750 shares of the Company's ordinary shares at an exercise price of US$3.13 per share. On April 6, 2010, the exercise price of these share options was adjusted from US$3.13 per share to US$2.08 per share (“repricing”). The impact of this amendment of RMB5,132,052 was recognized during the year ended December 31, 2010 as a result of the IPO condition described below. The share options will generally vest in 5 successive equal annual installments on the last day of each year from the grant date, provided that the personnel's service with the Company has not terminated prior to each such vesting date. For one employee, the share options will vest in a series of 36 successive equal monthly installments, on the last day of each month, commencing from October 1, 2008, provided that the personnel's service with the Company has not terminated prior to each such vesting date.

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

21. SHARE BASED COMPENSATION  – (continued)

On September 28, 2011, the Company amended and restated the Plan to increase the maximum number of shares that may be issued under the Plan to 9,325,122.

On January 25, 2010, the Company granted to certain officers and employees options to purchase 726,250 ordinary shares of the Company at an exercise price of 85% of the initial public offering price per share. These options will vest in five successive equal annual installments on the last day of each year from January 25, 2010, provided that the personnel's service with the Company has not been terminated prior to each such vesting date. These share options were considered as not effectively granted until their exercise price was determined at US$2.08 on April 12, 2010.

From April 12, 2010 to April 26, 2010, the Company granted additional options to purchase 785,480 ordinary shares at an exercise price of US$2.08 per share to certain administrative and management personnel. The share options will generally vest in 5 successive equal annual installments on the last day of each year from the grant date, provided that the personnel's service with the Company has not terminated prior to each such vesting date.

No portion of any of the above granted share options, even vested, may be exercised prior to and within the 180-day period following an effective initial public offering as defined in the Plan. Given the exercise restriction, the recognition of share-based compensation expense was delayed. Such expense of RMB14,651,329 accumulated from grant date was recognized at the time of the Company's initial public offering on May 14, 2010.

On March 11, 2011, the Company granted to certain officers and employees options to purchase 300,000 ordinary shares of the Company at an exercise price of US$5.65 per share. The share options will vest in 5 successive equal annual installments on the last day of each year from the grant date, provided that the personnel's service with the Company has not terminated prior to each such vesting date.

On May 3, 2011, the Company granted to one officer options to purchase 100,000 ordinary shares of the Company at an exercise price of US$6.50 per share. The share options will vest in 5 successive equal annual installments on the last day of each year from the grant date, provided that the personnel's service with the Company has not terminated prior to each such vesting date.

On October 1, 2011, the Company granted to certain officers and employees options to purchase 4,180,000 and 32,000 ordinary shares of the Company at an exercise price of US$1.42 per share, with which the share options will vest in 5 and 1 successive equal annual installments on the last day of each year from the grant date, respectively, provided that the personnel's service with the Company has not terminated prior to each such vesting date.

On November 3, 2011, the Company granted to one officer options to purchase 1,120,000 ordinary shares of the Company at an exercise price of US$1.42 per share. The share options will vest in 24 successive equal monthly installments on the last day of each month from October 1, 2011, provided that the personnel's service with the Company has not terminated prior to each such vesting date.

On December 21, 2012, the Company granted to certain officers options to purchase 160,000 ordinary shares of the Company at an exercise price of US$1.42 per share. The share options will vest in 5 successive equal annual installments on the last day of each year from December 21, 2011 and February 1, 2012, provided that the personnel's service with the Company has not terminated prior to each such vesting date.

On August 13, 2013, the Company extended the expiration date of the stock options granted to an officer from October 1, 2013 to October 1, 2014. As a result of this modification, the company recorded additional stock-based compensation expense of RMB 1,608,968 during the nine months ended September 30, 2013.

As of September 30, 2013, the company had 6,336,098 options outstanding. Total share-based compensation expense, determined based on the fair value of the options on the grant dates including the

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

21. SHARE BASED COMPENSATION  – (continued)

incremental charge resulted from the repricing, applying an estimated forfeiture rate of 10%, amounted to approximately RMB59,174,950 of which the amounts of RMB14,787,431 and RMB7,823,965 recognized in the nine months ended September 30, 2012 and 2013, respectively. The Group had unrecognized share-based compensation expenses RMB6,560,904 related to non-vested share options as of September 30, 2013.

On October 1, 2013, the Company granted to an officer options to purchase 600,000 ordinary shares of the Company at an exercise price of US$4.38 per share, with which the share options will vest in 12 successive equal monthly installments on the last day of each month from the grant date, provided that the personnel's service with the Company has not terminated prior to each such vesting date. On October 1, 2013, the Company granted to certain employees options to purchase 680,000 ordinary shares of the Company at an exercise price of US$4.38 per share, with which the share options will vest in 3 and 5 successive equal annual installments on the last day of each year from the grant date, respectively, provided that the personnel's service with the Company has not terminated prior to each such vesting date.

22. RELATED PARTY TRANSACTIONS AND BALANCES

(a) Related party balances

Outstanding amounts due from/to related parties were as follows:

	2012	2013
	December 31	September 30
	RMB	RMB
Accounts receivable from related parties:
Accounts receivable from subsidiaries of ReneSola Ltd. (“ReneSola”, controlled by an immediate family member of the principal shareholders and directors of the Company, who are the executive officers of the Company)	105,531,368	56,990,772
Accounts receivable due from Gausu Jintai Electronic Power Company Ltd. (“Guasu Jintai”, our non-controlling interest company with 28% shares)	—	227,345,462
Notes receivalbes from related parties:
Notes receivable from subsidiaries of ReneSola Ltd. (“ReneSola”, controlled by an immediate family member of the principal shareholders and directors of the Company, who are the executive officers of the Company)	—	17,000,000
Notes receivable due from Gausu Jintai Electronic Power Company Ltd. (“Guasu Jintai”, our non-controlling interest company with 28% shares)	—	24,000,000
Other receivables from related parties:
Advances of travel and other business expenses to executive directors who are also shareholders	5,840,380	141,642
Total	111,371,748	325,477,876
Accounts payable due to a related party:
Accounts payable due to a subsidiary of ReneSola Ltd. (“ReneSola”, controlled by an immediate family member of the principal shareholders and directors of the Company, who are the executive officers of the Company)	30,045,245	28,611,284

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

22. RELATED PARTY TRANSACTIONS AND BALANCES  – (continued)

	2012	2013
	December 31	September 30
	RMB	RMB
Other payables due to a related party:
Other payables to Jiangxi Desun Energy Co., Ltd. (Desun, an entity in which our founders and substantial shareholders, Xiande Li, Kangping Chen and Xianhua Li, each holds more than 10%, and collectively hold 73%, of the equity interest) for leasing of land and buildings	2,161,345	2,986,577
Travelling reimbursements payable to executive directors who are also shareholders	109,531	—
Total	32,316,121	31,597,861

Balances due to related parties are interest-free, not collateralized, and have no definitive repayment terms.

(b) Related party transactions

For the nine months ended September 30, 2012 and 2013, revenues from sales of products and provision of processing services to subsidiaries of ReneSola amounted to RMB150,705,597 and RMB29,021348, respectively.

For the transactions with subsidiaries of Renesola in the nine months ended September 30,2012, these sales and purchases transactions were conducted simultaneously and there was direct linkage between any one or group of buy transactions with any one or group of sell transactions. There was also correlation between the value of raw materials received and the value of finished goods delivered pursuant to the contractual arrangement. These buy and sell transactions with the same counterparty were recognized at net basis and presented separately as sales in the Group’s condensed consolidated statement of operations. In the nine months ended September 30, 2013, the Group entered into processing services agreements with subsidiaries of Renesola, and revenue related to provision of processing services was recognised when such services had been performed.

For the nine months ended September 30, 2012 and 2013, raw materials purchased from a subsidiary of ReneSola amounted to RMB266,714,991 and RMB20,854,435.

On January 1, 2008, Desun and Jiangxi Jinko entered into an operating lease agreement pursuant to which Desun leased its buildings and land use rights to Jiangxi Jinko for a ten-year period from January 1, 2008 to December 31, 2017. Desun was deconsolidated from the Group on July 28, 2008 and became a related party of the Group. Desun charged Jiangxi Jinko RMB825,228 rental expenses for each of the nine months ended September 30, 2012 and 2013.

On December 20, 2012, JinkoSolar has signed a strategic cooperation agreement with Jinchuan Group Co., Ltd. (“Jinchuan Group”), a Chinese state-owned enterprise, to jointly invest and establish a Company (“Gansu Jintai” or “investee”), to develop 200 MW photovoltaic (“PV”) solar power plant in Jinchang, Gansu Province, China. (Note 2(ac) In the nine months ended September 30, 2013, sales of solar module to Jinchuan Group amounted to RMB558,124,072.

During the nine months ended September 30, 2013, the shareholders provided guarantees for the Group’s several short-term and long-term bank borrowings. As of September 30, 2013, the shareholders provided guarantees for Jiangxi Jinko several short-term and long-term bank borrowings totalling RMB269,995,632, which mature within the next twelve months from September 30, 2013.

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

23. COMMITMENTS AND CONTINGENCIES

(a) Contingencies

In the opinion of management, as confirmed by its legal counsel, as of September 30, 2013, the ownership structure of the Group is in compliance with all existing PRC laws and regulations. It is also in the opinion of management that potential losses arising from the ownership structure based on current regulatory environment is remote. However, the Company cannot be assured that the PRC government authorities will not take a view contrary to the opinion of management. In addition, there may be changes and other developments in the PRC laws and regulations or their interpretations. If the current ownership structure of the Group was found to be not in compliance with any existing or future PRC laws or regulations, the Group may be required to restructure its ownership structure and operations in the PRC to comply with current or new PRC laws and regulations.

On October 11, 2011, JinkoSolar, along with our directors and officers at the time of our initial public offering, or the Individual Defendents, and the underwriters of our initial public offering were named as defendants in a putative shareholder class action lawsuit filed in the United States District Court for the Southern District of New York captioned Marco Peters v. JinkoSolar Holding Co., Ltd., et al., Case No. 11-CV-7133 (S.D.N.Y.). In an amended complaint filed on September 1, 2012, the plaintiff, representing a class of all purchasers and acquirers of ADSs of JinkoSolar between May 13, 2010 and September 22, 2011, inclusive, alleged that the defendants violated Sections 11 and 12(a)(2) of the Securities Act and Section 10(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, by making material misstatements or failing to disclose material information regarding, among other things, JinkoSolar’s compliance with environmental regulations at its Haining facility. The amended complaint also asserted claims against the Individual Defendants for control person liability under Section 15 of the Securities Act and Section 20(a) of the Exchange Act. The amended complaint sought, among other things, certification of the putative class, unspecified compensatory damages (including interest), and costs and expenses incurred in the action.

On March 19, 2012, the court entered an order appointing lead plaintiffs in the U.S. Securities Action. On April 2, 2012, the trial court directed lead plaintiffs to file an amended complaint on or before May 30, 2012. On August 1, 2012, JinkoSolar filed a motion to dismiss the amended complaint, as did Stephen Markscheid, who was the only Individual Defendant to have been served in the action. On the same date, the underwriter defendants filed a joinder to JinkoSolar’s motion to dismiss. On January 22, 2013, the court issued a Memorandum and Order granting JinkoSolar’s and Stephen Markscheid’s motions to dismiss in their entirety and dismissing the Amended Complaint as against all defendants. The Court entered judgment in favor of defendants on the same date. On February 19, 2013, lead plaintiffs filed a notice of appeal with respect to the court’s January 22, 2013 Memorandum and Order and Judgment. Oral argument on the appeal was heard on September 18, 2013. Although JinkoSolar was successful before the district court, we cannot guarantee that the decision will be upheld on appeal. Lead plaintiffs’ appeal is currently pending in the United States Court of Appeals for the Second Circuit. The Company is unable to reliably estimate the probability of the case and the range of any exposure if any.

In July 2008, we entered into a long-term supply agreement with Wuxi Zhongcai, a producer of virgin polysilicon materials. We provided a prepayment of RMB95.6 million pursuant to such contract. Wuxi Zhongcai subsequently halted production as a result of the adverse changes in the polysilicon market. In February 2013, we sued Wuxi Zhongcai in Shangrao City Intermediate People's Court for the refund of the outstanding balance of our prepayment of RMB93.2 million after deducting delivery made to us by an affiliate of Wuxi Zhongcai. In January 2013, we notified Wuxi Zhongcai to terminate our long-term supply agreement. In February 2013, Wuxi Zhongcai sued us in Shanghai Pudong New Area People's Court for approximately RMB2.7 million for breaching the contract by failing to make allegedly required payments. We considered the recovery of the RMB93.2 million unlikely as a result of the polysilicon market conditions, the mutually alleged claims and the adverse developments in the operations of Wuxi Zhongcai and recorded provisions of

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

23. COMMITMENTS AND CONTINGENCIES  – (continued)

RMB93.2 million for the balance of our prepayment to Wuxi Zhongcai. As of the date of this report, these suits are still pending. The Company is unable to reliably estimate the probability of the case and the range of any exposure if any.

In March 2012, COGIP S.P.A., or COGIP, one of our customers, initiated arbitration proceedings in the Chinese European Arbitration Centre for approximately EUR20.4 million for damages allegedly relating to the late delivery of modules and defects in our products. We responded to the arbitration summons on April 18, 2012 and raised a counterclaim for the outstanding portion of the purchase price of EUR23,310,000.00 plus liquidated damages of 0.5% of this amount per week since March 6, 2012. On April 24, 2013 we reached a settlement agreement with COGIP, pursuant to which COGIP agreed to pay EUR14 million to us in three installments to settle all claims As of July 31, 2013, we received all settlement payment of EUR14 million from COGIP.

(b) Guarantees

On September 13, 2009, Jiangxi Jinko entered into a loan agreement with Shangrao Heji Investment Co., Ltd. (“Heji”), in the principal amount of RMB100 million with a term of three years. Of this amount, RMB50 million was outstanding as of March 31, 2011. In consideration of this loan agreement, Heji required Jiangxi Jinko to enter into a guarantee agreement with Jiangxi International Trust Co., Ltd. (”JITCL”) on May 31, 2009 for Heji’s payment obligations under its separate trust loan agreement with JITCL (”JITCL Loan Agreement”), under which JITCL extended a loan to Heji in the principal amount of RMB50 million for a term of three years. In the event that Heji fails to perform its obligations under the JITCL Loan Agreement or otherwise defaults thereunder, Jiangxi Jinko will become liable for Heji’s obligations under the JITCL Loan Agreement. The Company recorded a guarantee liability of RMB1.5 million as of December 31, 2010 and reclassified to short term liability as of December 31, 2011. Corresponding deferred financing cost was recorded and amortized over the period of Jiangxi Jinko’s long-term borrowing. Jiangxi Jinko has fully repaid the entrusted loans in July 2011. In the Nine months ended September 30, 2012, Heji repaid the loan and Jiangxi Jinko was released from its obligations.

(c) Operating lease commitments

From January 1, 2008, Jiangxi Jinko leased buildings and land use rights from Desun, under a non-cancelable operating lease expiring in January 2018. In addition, the Group also leased office buildings for its offices under non-cancelable operating lease from third parties.

Future minimum obligations for operating leases are as follows:

Twelve months ending September 30	RMB
2014	8,893,245
2015	3,267,404
2016	1,988,723
2017	1,667,567
2018	811,198
Thereafter	982,890
Total	17,611,027

Rental expense under all operating leases were RMB5,801,306 and RMB6,838,794 for the nine months ended September 30, 2012 and 2013, respectively.

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

23. COMMITMENTS AND CONTINGENCIES  – (continued)

(d) Capital commitments

The Group entered into several purchase agreements and supplementary agreements with certain suppliers to acquire machineries to be used in the manufacturing of its products. The Group's total future payments under these purchase agreements amounted to RMB392.8million as of September 30, 2013.

24. FAIR VALUE MEASUREMENTS

A hierarchy is established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability, developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. As such, fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. The hierarchy is broken down into three levels based on the reliability of inputs as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than the quoted price in active markets that are observable either directly or indirectly, or quoted prices in less active markets; and (Level 3) unobservable inputs with respect to which there is little or no market data, which require the Company to develop its own assumptions.

(a) Fair value change in forward contracts

The Company has entered into foreign exchange forward contracts with local banks to reduce the exposure of significant changes in exchange rates between Renminbi and foreign currencies. Authoritative guidance requires companies to recognize all of the derivative financial instruments as either assets or liabilities at fair value in the consolidated balance sheets based upon quoted market prices for comparable instruments. The Company's derivative instruments have not met the criteria for hedge accounting within authoritative guidance. Therefore, the foreign currency forward contracts have been recorded at fair value, with the gain or loss on these transactions recorded in the consolidated statements of operations within “Change in fair value of forward contracts” in the period in which they occur. The Company does not use derivative financial instruments for trading or speculative purposes. The Company held foreign exchange forward contracts with a total notional value of US$330 million and EUR109 million as of September 30, 2013. These foreign exchange forward contracts mature between 1 to 15 months. The Company used a discounted cash-flow methodology to measure fair value, which requires inputs such as interest yield curves and foreign exchange rates. The significant inputs used in the aforementioned model can be corroborated with market observable data and therefore the fair value measurements are classified as level 2. Typically, any losses or gains on the forward exchange contracts are offset by re-measurement losses or gains on the underlying balances denominated in non-functional currencies. The Company's foreign currency exchange contract is an over-the-counter instrument.

(b) Convertible Senior Notes and Capped Call Options

The Company has adopted valuation models to assess the fair value for capped call options and the Notes, as the capped call options are not publicly traded and the trading of the Notes is considered inactive. Management is responsible for determining these fair values and assessing a number of factors. Both capped call options and the Notes are valued using the Binominal Tree option pricing model. The valuation involves complex and subjective judgments as well as the Company’s best estimates on the valuation date. The main inputs to this model include underlying share price, expected share volatility, expected dividend yield, risk free interest rate etc.

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

24. FAIR VALUE MEASUREMENTS  – (continued)

(c) Available-for-sale investment

On a recurring basis, the Company measures available-for-sale investment at fair value. Since the available-for-sale investment does not have quoted price in active markets, the Company has adopted Binomial Tree option pricing model to assess the fair value for Convertible Bond. Management is responsible for determining the fair value and assessing a number of factors. The valuation involves complex and subjective judgements as well as the Company's best estimates on the valuation date. The main inputs to this model include underlying share price of the Issuer, risk free rate, expected volatility, expected dividend yield etc.

(d) Recurring change in fair value

As of December 31, 2012 and September 30, 2013, information about inputs into the fair value measurements of the Company's assets and liabilities that are measured at fair value on a recurring basis in periods subsequent to their initial recognition is as follows:

	Fair Value Measurements at Reporting Date Using
Description	Balance as of December 31, 2012	Quote prices in active market for identical assets (level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Foreign exchange forward contracts	12,930,159	—	12,930,159	—
Capped call options	16,131,208	—	—	16,131,208
Available-for-sale investment	—	—	—	—
Liabilities:
Foreign exchange forward contracts	5,490,630	—	5,490,630	—
Convertible senior notes	483,581,668	—	—	483,581,668

	Fair Value Measurements at Reporting Date Using
Description	Balance as of September 30, 2013	Quote prices in active market for identical assets (level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Foreign exchange forward contracts	29,600,387	—	29,600,387	—
Capped call options	56,592,820	—	—	56,592,820
Available-for-sale investment	23,730,486	—	—	23,730,486
Liabilities:
Foreign exchange forward contracts	9,108,798	—	9,108,798	—
Convertible senior notes	673,228,108	—	—	673,228,108

The Group's foreign exchange forward contracts are not traded on an exchange, the Group values them using valuation models. The valuation of these contracts used interest rate yield curves and foreign exchange rates as the significant inputs in the valuation models. These inputs are observable in active markets over the terms of the instruments the Group holds.

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

24. FAIR VALUE MEASUREMENTS  – (continued)

(e) Assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3 valuation)

A summary of changes in Level 3 fair value of convertible senior notes for the nine months ended September 30, 2012 and 2013 were as follows:

	For the nine months ended
	September 30, 2012	September 30, 2013
	RMB	RMB
Balance at Beginning	387,777,235	483,581,668
Foreign exchange loss/(gain)	2,631,327	(12,109,101)
Change in fair value of convertible senior notes	22,742,635	201,755,541
Balance at September 30, 2012 and 2013	413,151,197	673,228,108

A summary of changes in Level 3 fair value of Capped call options for the nine months ended September 30, 2012 and 2013 were as follows:

	For the nine months ended
	September 30, 2012	September 30, 2013
	RMB	RMB
Balance at Beginning	16,408,445	16,131,208
Foreign exchange gain/(loss)	130,857	(431,398)
Change in fair value of capped call options	(5,746,927)	40,893,010
Balance at September 30, 2012 and 2013	10,792,375	56,592,820

A summary of changes in Level 3 fair value of available-for-sale investment for the nine months ended September 30, 2013 were as follows:

For the nine months ended September 30, 2013
RMB
Balance at Beginning	—
Receipt of available-for-sale investment	23,730,486
Foreign exchange gain/(loss)	—
Balance at September 30, 2013	23,730,486

JINKOSOLAR HOLDING CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

24. FAIR VALUE MEASUREMENTS  – (continued)

(f) Change in fair value of derivatives

The Change in fair value of derivatives recognized in earnings was as follows:

	For the nine months ended
	September 30, 2012	September 30, 2013
	RMB	RMB
Foreign exchange forward contracts – realized	38,077,391	19,591,226
Foreign exchange forward contracts – unrealized	(97,120,700)	13,052,060
Convertible senior notes	(22,742,635)	(201,755,541)
Capped call options	(5,746,927)	40,893,010
Total	(87,532,871)	(128,219,245)

25. REPURCHASE OF ORDINARY SHARES

In the nine months ended September 30, 2012, 173,570 outstanding ADSs” (694,280 shares) were repurchased with a total consideration of RMB5,521,130, which is shown as treasury stock. There was not share repurchase in the nine months ended September 30, 2013.

As of September 30, 2013, 430,800 ADSs (1,723,200 shares) were repurchased but have not been retired with a total consideration of RMB13,875,553 which is shown as treasury stock.

26. SUBSEQUENT EVENTS

Subsequent to September 30, 2013 and up to January 10, 2014, the Group obtained additional short-term bank borrowings and long-term bank borrowings of RMB925.0 million and RMB400 million, respectively, and repaid short-term and long-term bank borrowings of RMB888.8 million and RMB136.0 million, respectively.

In January 2014, Zhejiang Jinko entered into an operating lease agreement with the bankruptcy administrator of Zhejiang Topoint Photovoltaic Co., Ltd., Zhejiang Yutai Photovoltaic Material Co., Ltd., Zhejiang Weishida Photovoltaic Material Co., Ltd., and Zhejiang Jiutai New Energy Co., Ltd., (collectively “Topoint”) for the manufacturing assets of Topoint. The operating lease started on January 16, 2014 and will be terminated on the date when the bankruptcy reorganization of Topoint is completed. The minimum rental under the lease is RMB6.25 million per month.

PROSPECTUS

JinkoSolar Holding Co., Ltd.

(incorporated in the Cayman Islands with limited liability)

Ordinary Shares
Preferred Shares
Debt securities
Warrants

We may offer and sell ordinary shares, including ordinary shares represented by American depositary shares, or ADSs, preferred shares, debt securities or warrants in any combination from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us.

Each time we or any selling security holder sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided in connection with a specific offering. You should read this prospectus, any supplement and any free writing prospectus before you invest in any of our securities.

We or any selling security holder may sell the securities independently or together with any other securities registered hereunder through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Our ADSs are listed on the New York Stock Exchange, or the NYSE, and are traded under the ticker symbol “JKS.” Each ADS represents four ordinary shares, par value US$0.00002 per share.

Investing in our securities involves risks. You should read the “Risk Factors” section contained in the applicable prospectus supplement, any related free writing prospectus and the documents we incorporate by reference before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus, including any prospectus supplement, free writing prospectus and documents incorporated by reference. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 15, 2013.

i

ABOUT THIS PROSPECTUS

Before you invest in any of our securities, you should carefully read this prospectus and any prospectus supplement, together with the additional information described in the sections entitled “Where You Can Find Additional Information About Us” and “Incorporation of Documents by Reference” in this prospectus.

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“we,” “us,” “our company,” “our” or “JinkoSolar” refer to JinkoSolar Holding Co., Ltd., a Cayman Islands holding company, its current and former subsidiaries for the relevant periods;
•	“ADRs” refers to the American depositary receipts evidencing our American depositary shares;
•	“ADSs” refers to our American depositary shares;
•	“CE” refers to CE certification, a verification of electromagnetic compatibility (EMC) compliance issued by SGS Taiwan Ltd. certifying compliance with the principal protection requirement of directive 2004/108/EC of the European Union and EN61000-6-3:2001+A11:2004 and EN61000-6-1:2001 standards;
•	“CQC” refers to the certificate issued by China Quality Certification Centre certifying that our solar modules comply with IEC61215:2005 and IEC61730-2:2004 standards;
•	“MCS” refers to MCS certificate of factory production control issued by British Approvals Board for Telecommunications certifying that the production management system of our certain types of solar panels complies with MCS005 Issue 2.3 and MCS010 Issue 1.5 standards;
•	“NYSE” or “New York Stock Exchange” refers to the New York Stock Exchange Inc.;
•	“PRC” or “China” refers to the People’s Republic of China, excluding, for purposes of this prospectus, Taiwan, Hong Kong and Macau;
•	“RMB” or “Renminbi” refers to the legal currency of China;
•	“TÜV” refers to TÜV certificates, issued by TÜV Rheinland Product Safety GmbH certifying that certain types of our solar modules comply with IEC 61215:2005, EN 61215:2005, IEC 61730-1:2004, IEC 61730-2:2004, EN 61730-1:2007 and EN 61730-2:2007 standards;
•	“UL” refers to the certificate issued by Underwriters Laboratories Inc., to certify that certain types of our solar modules comply with its selected applicable standards;
•	“US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States; and
•	“watt” or “W” refers to the measurement of total electrical power, where “kilowatt” or “kW” means one thousand watts, “megawatts” or “MW” means one million watts and “gigawatt” or “GW” means one billion watts.

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process permitted under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we or any selling security holder may sell any of our securities from time to time and in one or more offerings. Each time we or any selling security holder sell securities, we may provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus, in any applicable prospectus supplement or any related free writing prospectus that we may authorize to be delivered to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the applicable supplement to this prospectus or in any related free writing prospectus is accurate as of its respective date, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2012 filed with the SEC on April 30, 2013; and
•	with respect to each offering of securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering under this prospectus.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated in this prospectus by reference, except for exhibits to such documents unless the exhibits are specifically incorporated by reference into the documents. You should direct your requests to our principal executive office located at 1 Jingke Road, Shangrao Economic Development Zone, Jiangxi Province, 334100, People’s Republic of China. Our telephone number at this address is (86-793) 846-9699 and our fax number is (86-793) 846-1152.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference, any related prospectus supplement and any related free writing prospectus include “forward-looking statements” within the meaning of, and intended to qualify for the safe harbor from liability established by, the United States Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify these forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would,” or similar expressions, including their negatives. These forward-looking statements include, without limitation, statements relating to our expectations and beliefs regarding:

•	general economic conditions;
•	the worldwide demand for electricity and the market for solar power;
•	the effects of environmental regulation and long-term fossil fuel supply constraints;
•	environmentally friendly power generation;
•	government support, government subsidies and economic incentives to the solar power industry;
•	the availability of debt financing;
•	the acceleration of adoption of solar technologies;
•	advancements in our process technologies and cost savings from such advancements;
•	the competitiveness of our products;
•	the advantages of our business model;
•	the scaling and expansion of our production capacity;
•	our ability to maintain and expand our existing customer base;
•	our ability to expand our product sales to customers outside of China;
•	our current and potential joint venture enterprises and other strategic investments;
•	our ability to enhance our revenue and profitability;
•	our ability to secure raw materials in the future;
•	the price trends of silicon wafers, solar cells, solar modules and our raw materials;
•	the demand for our products;
•	our ability to successfully implement our strategies;
•	our ability to secure sufficient funds to meet our cash needs for our operations and capacity expansion;
•	our future business development, results of operations and financial condition;
•	the fair value of our ordinary shares;
•	competition from other manufacturers of silicon wafers, solar cells and solar modules, other renewable energy systems and conventional energy suppliers; and
•	PRC government policies regarding foreign investments.

This prospectus also contains or incorporates by reference data, including industry-demand and product-pricing data, related to the solar power market in several countries, including China. These market data include projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements and any related statements made in this prospectus and the documents incorporated by reference are made as of the date of the respective documents. The forward-looking statements obtained from third-party studies or reports are made as of the date of the corresponding study or report. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though circumstances may change in the future.

OUR COMPANY

We are a leading global solar power product manufacturer based in Jiangxi Province and Zhejiang Province in China. We have built a vertically-integrated solar power product value chain, from recovering silicon materials to manufacturing solar modules, with a focus on solar modules. We sell most of our solar modules under our own brand “JinkoSolar” and a small portion of solar modules on an OEM basis. We sell silicon wafers and solar cells that we do not use in our solar module production. Leveraging our expertise in manufacturing high quality solar modules and our experience in the solar power industry, we have begun developing solar power projects and providing solar system integration services.

We sell our products in major export markets and China. We have established subsidiaries in a number of strategic markets, including Germany, France, Italy, Switzerland, Luxemburg, Canada, the United States, Australia and Singapore, to conduct sales, marketing and brand development for our products in Europe and around the world. We intend to continue to establish subsidiaries and offices overseas to expand our customer base and strengthen our market penetration. As of December 31, 2012, we had an aggregate of more than 160 customers for our solar modules globally, including distributors, project developers and system integrators.

Our solar modules utilize the most advanced PV technologies. All of our solar modules sold in Europe are CE certified, TÜV certified and MCS certified, and all of our solar modules sold in the United States are UL certified. We have also received CQC certification for our monocrystalline solar modules in China. In 2013, our solar modules passed TUV Nord's Dust & Sand Certification Test, demonstrating their suitability for installation in desert regions. We also unveiled our “Eagle II” solar modules, which represent a new standard for performance and reliability. The “Eagle II” solar modules can reach peak power output of approximately 260 to 270 watts for a 60-cell module.

We capitalize on our vertically-integrated platform and cost-efficient manufacturing capabilities in China to produce high quality products at competitive costs. Our solar cell and silicon wafer operations support our solar module production, reducing our procurement costs. As of December 31, 2012, we had annual silicon wafer, solar cell and solar module production capacity of approximately 1.2 GW each. We have also located our manufacturing facilities in Shangrao and Haining to allow for convenient and timely access to key resources and our customers.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risk factors and uncertainties described under the heading “Item 3. Key Information — D. Risk Factors” in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended and any risk factors and other information described in the applicable prospectus supplement or any free writing prospectus before acquiring any of our securities. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Unless we indicate otherwise in a prospectus supplement, we plan to use the net proceeds from the sale of the securities for general corporate purposes. We will not receive proceeds from sales of securities by persons other than us except as may otherwise be stated in any applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred share dividends on a historical basis for the period indicated.

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred share dividends is computed by dividing earnings by total fixed charges and preferred share dividends. For the purpose of computing the ratios, earnings consist of income from continuing operations before income taxes and equity in loss of investees and non-controlling interests, plus fixed charges and amortization of capitalized interest, minus capitalized interest and non-controlling interests in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expense including capitalized interest, and capitalized expenses related to indebtedness and estimated interest included in rental expense. Preferred share dividends consist of accretion charges for our convertible redeemable preferred shares during each of the years ended December 31, 2008, 2009 and 2010 prior to their conversion into our ordinary shares.

	Year Ended December 31,
	2008	2009	2010	2011	2012
Ratio of earnings to fixed charges	31.55	3.57	15.57	2.70	—	(1)
Ratio of earnings to combined fixed charges and preferred share dividends	7.15	1.09	10.82	2.70	—	(1)

(1)	Earnings for the year ended December 31, 2012 were insufficient to cover fixed charges by approximately RMB1,558.1 million (US$236.1 million) as our operating results were negatively impacted by the downward market performance during the whole year.

DESCRIPTION OF THE SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	ordinary shares, including ordinary shares represented by ADSs;
•	preferred shares;
•	debt securities; and
•	warrants to purchase debt securities, ordinary shares, preferred shares or ADSs.

We will set forth in the applicable prospectus supplement a description of the preferred shares, debt securities and warrants, and, in certain cases, the ordinary shares (including ordinary shares represented by ADSs) that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

DESCRIPTION OF SHARE CAPITAL

Introduction

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Law (2012 Revision) of the Cayman Islands, which is referred to as the Companies Law below. A Cayman Islands exempted company is a company that conducts its business outside of the Cayman Islands, is exempted from certain requirements of the Companies Law, including a filing of an annual return of its shareholders with the Registrar of Companies, does not have to make its register of shareholders open to inspection and may obtain an undertaking against the imposition of any future taxation.

As of the date of this prospectus, we have an authorized share capital of US$10,000 comprising 500,000,000 ordinary shares with a par value of US$0.00002 each, of which 89,051,402 shares are issued and outstanding. As of the date of this prospectus, there are vested and exercisable options to purchase 3,471,518 ordinary shares. The following are summaries of material provisions of our current memorandum and articles of association which are currently effective and the Companies Law insofar as they relate to the material terms of our ordinary shares. You should read the forms of our current memorandum and articles of association, which was filed as exhibits to our registration statement on Form F-1 on February 9, 2010. For information on how to obtain copies of our current memorandum and articles of association, see “Where You Can Find Additional Information.”

Ordinary Shares

All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Meetings

Subject to our current articles of association, an annual general meeting and any extraordinary general meeting may be called by not less than 10 clear days’ notice in writing. Notice of every general meeting will be given to all our shareholders other than to such shareholders as, under the provisions of our current articles of association or the terms of issue of the shares they hold, are not entitled to receive such notices from us, and also to our directors and auditors.

Notwithstanding that a meeting is called by shorter notice than that mentioned above, it will be deemed to have been duly called, if it is so agreed (i) in the case of a meeting called as an annual general meeting by all our shareholders entitled to attend and vote at the meeting; or (ii) in the case of any other meeting, by a majority in number of the shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving that right.

No business shall be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business.

Two of our members present in person or by proxy or (in the case of a member being a corporation) by its duly authorized representative representing not less than one third in the nominal value of the total issued shares in our company throughout the meeting shall form a quorum and a corporation being a shareholder shall be deemed for the purpose of our current articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Voting Rights Attaching to the Shares

Subject to any rights or restrictions attached to any shares, at any general meeting on a show of hands every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote, and on a poll every ordinary shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each ordinary share of which such shareholder is the holder.

Any ordinary resolution to be passed by our shareholders requires the affirmative vote of a simple majority of the votes cast at a meeting of our shareholders, while a special resolution requires the affirmative votes of no less than two thirds of the votes cast at a meeting of our shareholders. See “— Modification of Rights.”

No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share unless such shareholder is registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.

If a recognized clearing house (or its nominee(s)) is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is deemed to have been duly authorized without further evidence of the facts and be entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house (or its nominee(s)).

Protection of Minorities

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one-fifth of our shares in issue, appoint an inspector to examine our affairs and to report thereon in a manner as the Grand Court shall direct.

Any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up.

Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our current memorandum and articles of association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (a) an act which is ultra vires or illegal, (b) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (c) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Pre-emption Rights

There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our current memorandum and articles of association.

Liquidation Rights

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares, if we shall be wound up the liquidator may, with the sanction of a special resolution and any other sanction required by the Companies Law, divide among our shareholders in kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for that purpose, value any assets as the liquidator deems fair upon any asset and determine how the division shall be carried out as between our shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of our shareholders as the liquidator, with the like sanction, shall think fit, but so that no shareholders shall be compelled to accept any asset upon which there is a liability. If we shall be wound up, and the assets available for distribution among our shareholders as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by our shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. If we shall be wound up, and the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst our shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively.

Modification of Rights

Except with respect to share capital (as described below), alterations to our current memorandum and articles of association may only be made by special resolution of no less than two thirds of votes cast at a meeting of our shareholders.

Subject to the Companies Law of the Cayman Islands, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated with the sanction of a special resolution of no less than two thirds of votes cast at a meeting of our shareholders of that class.

The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking equally therewith.

Designations and Classes of Shares

All of our issued shares are ordinary shares. Our current articles of association provide that our authorized unissued shares shall be at the disposal of our board of directors, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as our board may in its absolute discretion determine. In particular, our board of directors is empowered to redesignate from time to time authorized and unissued ordinary shares as other classes or series of shares, to authorize from time to time the issuance of one or more series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers and liquidation preferences, and to increase or decrease the size of any such class or series.

Transfer of Shares

Subject to the restrictions of our current articles of association, any of our shareholder may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in or such other form as prescribed by the Designated Stock Exchange or in any other form which the directors may approve. Our directors may, in their absolute discretion and without assigning any reason therefore, decline to register any transfer of any share (not being a fully paid up share). Our directors may also decline to recognize any instrument of transfer unless:

(a)	the instrument of transfer is lodged with us accompanied by the certificate for the ordinary shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer;
(b)	the instrument of transfer is in respect of only one class of share;
(c)	a fee, if any, of such maximum sum as the Designated Stock Exchange may determine to be payable or such lesser sum as the directors may from time to time require is paid to us in respect thereof; and
(d)	if applicable, the instrument of transfer is duly and properly stamped.

The registration of transfers may, after compliance with any notice requirements of the Designated Stock Exchange, be suspended and the register closed at such times and for such periods as the directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Share Repurchase

We are empowered by the Companies Law and our current articles of association to purchase our own shares. Our directors may only exercise this power on our behalf, subject to the Companies Law, our current memorandum and articles of association and to any applicable requirements imposed from time to time by the SEC, the NYSE or by any other recognized stock exchange on which our securities are listed.

Dividends

Subject to the Companies Law and our current articles of association, we in general meeting or our board of directors may from time to time declare dividends in any currency, but no dividends shall exceed the amount recommended by our board of directors. Dividend may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law.

Unless and to the extent that the rights attached to any shares or the terms of issue thereof otherwise provide, with respect to any shares not fully paid throughout the period in respect of which the dividend is paid, all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid. For these purposes no amount paid up on a share in advance of calls shall be treated as paid up on the share.

Our board of directors may from time to time pay to our shareholders such interim dividends as appear to our directors to be justified by our profits. Our directors may also pay dividends semi-annually or at other intervals to be selected by them at a fixed rate if they are of the opinion that the profits available for distribution justify the payment.

Our board of directors may retain any dividends or other monies payable on or in respect of a share upon which we have a lien, and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists. Our board of directors may also deduct from any dividend or other monies payable to any shareholder all sums of money, if any, presently payable by him or her to us on account of calls or otherwise.

No dividend shall carry interest against us.

Whenever our board of directors or we in general meeting have resolved that a dividend be paid or declared on our share capital, the board of directors may further resolve: (a) that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up on provided that those of our shareholders entitled thereto will be entitled to elect to receive such dividend, or part thereof, in cash in lieu of such allotment; or (b) that those of our shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our board of directors may think fit. We may upon the recommendation of our board of directors by ordinary resolution resolve in respect of any one particular dividend that notwithstanding the foregoing a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid without offering any right to our shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend, interest or other sum payable in cash to a holder of shares may be paid by cheque or warrant sent through the post addressed to the registered address of our shareholder entitled, or in the case of joint holders, to the registered address of the person whose name stands first in our register of shareholders in respect of the joint holding to such person and to such address as the holder or joint holders may in writing direct. Every cheque or warrant so sent shall be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on our register of shareholders in respect of such shares, and shall be sent at his or their risk and the payment of any such cheque or warrant by the bank on which it is drawn shall operate as a good discharge to us in respect of the dividend and/or bonus represented thereby, notwithstanding that it may subsequently appear that the same has been stolen or that any endorsement there on has been forged.

Any dividend unclaimed for six years from the date of declaration of such dividend may be forfeited and shall revert to us.

Our board of directors may, or we in general meeting direct that any dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe securities of us or any other company, and where any difficulty arises in regard to such distribution our directors may settle it as they think expedient, and in particular may issue certificates in respect of fractions of shares, disregard fractional entitlements or round the same up or down, and may fix the value for distribution of such specific assets and may determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to our board of directors.

Untraceable Shareholders

We are entitled to sell any share of a shareholder who is untraceable, provided that:

(i)	all cheques or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of 12 years prior to the publication of the advertisement and the expiry of three months (or such shorter period as may be permitted by the Designated Stock Exchange) since the date of the advertisement;
(ii)	we have not during that time received any indication of the existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and
(iii)	we have caused an advertisement to be published in newspapers in the manner stipulated by our current articles of association, giving notice of our intention to sell these shares, and a period of three months or such shorter period as may be allowed by the Designated Stock Exchange has elapsed since such advertisement.

The net proceeds of any such sale shall belong to us and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Inspection of Books and Records

Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Board of Directors

General

We are managed by a board of directors which currently consists of seven members. Our current articles of association provide that the board of directors shall consist of not less than two and not more than seven directors.

Our shareholders may by ordinary resolution at any time remove any director before the expiration of his period of office notwithstanding anything in our current articles of association or in any agreement between us and such director, and may by ordinary resolution elect another person in his stead. Subject to our current articles of association, the directors will have power at any time and from time to time to appoint any person to be a director, either to fill a casual vacancy or a vacancy created by the removal of a director, but so that the total number of directors (exclusive of alternate directors) must not at any time exceed the maximum number fixed in our current articles of association.

There are no share ownership qualifications for directors.

Meetings of our board of directors may be convened by the secretary on the request of a director or by any director.

A meeting of our board of directors will be competent to make lawful and binding decisions if at least two directors are present or represented. At any meeting of our directors, each director, be it by his or her presence or by his or her alternate, is entitled to one vote. A director may vote in respect of any contract or transaction in which he is directly or indirectly interested, provided, such director must declare the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice stating that, by reason of the facts specified in the notice, he is to be regarded as interested in any contracts of a specified description which we may subsequently make.

Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the members of our board of directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting shall have a second or deciding vote. Our board of directors may also pass resolutions without a meeting by written consent.

The remuneration to be paid to the directors shall be such remuneration as our board of directors may from time to time determine. Under our current articles of association, the directors shall also be entitled to be paid their traveling, hotel and other expenses reasonably incurred by them in, attending meetings of the directors, or any committee of the directors, or general meetings of our company, or otherwise in connection with the discharge of his duties as director.

Differences in Corporate Law

The Companies Law is modeled after similar law in England but does not necessarily always follow recent changes in English law. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

We are an exempted company with limited liability under the Companies Law. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The responsibilities for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;
•	an exempted company’s register of members is not open to inspection;
•	an exempted company does not have to hold an annual general meeting;
•	an exempted company may issue no par value, negotiable or bearer shares;
•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•	an exempted company may register as a limited duration company; and
•	an exempted company may register as a segregated portfolio company.

Under the Companies Law, the liability of the members of a “limited liability” company formed under the Companies Law may be limited to the amount, if any, unpaid on the shares respectively held by them, provided that the memorandum of association contains a declaration that the liability of its members is so limited.

Interested Directors

There are no provisions under Cayman Islands law that require a director who is interested in a transaction entered into by a Cayman company to disclose his interest nor will render such director liable to such company for any profit realized pursuant to such transaction.

Voting Rights and Quorum Requirements

Under Cayman Islands law, the voting rights of shareholders are regulated by the company’s articles of association and, in certain circumstances, the Companies Law. The articles of association will govern matters such as quorum for the transaction of business, rights of shares, and majority votes required to approve any action or resolution at a meeting of the shareholders or board of directors. Under Cayman Islands law, certain matters must be approved by a special resolution which is defined as a majority of votes cast at a general meeting where at least two-thirds of such members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting; otherwise, unless the articles of association otherwise provide, the majority is usually a simple majority of votes cast.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation (a “Plan”), which must then be authorized by (a) a special resolution of the shareholders of each constituent company and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The Plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to majority vote have been met;
•	the shareholders have been fairly represented at the meeting in question;
•	the arrangement is such that a businessman would reasonably approve; and
•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90.0% of the shares within four months, the offerer may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would likely be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge:

•	an act which is illegal or ultra vires;
•	an action which requires a resolution with a qualified or special majority which has not been obtained; and
•	an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

Corporate Governance

Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of the NYSE or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement in which he is interested, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association permits the indemnification of officers, directors and auditors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud or default of such directors or officers or auditors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Anti-takeover Provisions in the Current Memorandum and Articles of Association

Cayman Islands law does not prevent companies from adopting a wide range of defensive measures, such as staggered boards, blank check preferred shares, removal of directors only for cause and provisions that restrict the rights of shareholders to call meetings, act by written consent and submit shareholder proposals. Our current memorandum and articles of association provides for, among others, a staggered board, blank check preferred stock and provisions that restrict the rights of shareholders to call shareholders’ meetings and eliminate their right to act by written consent.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, at common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

•	a duty to act in good faith in the best interests of the company;
•	a duty not to personally profit from opportunities that arise from the office of director;
•	a duty to avoid conflicts of interest; and
•	a duty to exercise powers for the purpose for which such powers were intended.

In general, the Companies Law imposes various duties on officers of a company with respect to certain matters of management and administration of the company. The Companies Law contains provisions, which impose default fines on persons who fail to satisfy those requirements. However, in many circumstances, an individual is only liable if he knowingly is guilty of the default or knowingly and willfully authorizes or permits the default.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The articles of association of our company contain provisions that eliminate the right of shareholders to act by written consent.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our current articles of association only allow a majority of our board of directors or the chairman of our board of directors to call an extraordinary shareholder’s meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our current articles of association require us to call such meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for election of directors are not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. While there is nothing under Cayman Islands law which specifically prohibits or restricts the creation of cumulative voting rights for the election of directors of a Company, our current articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our current articles of association, directors may be removed, by way of ordinary resolution of the shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Sale of Assets

Contrary to the general practice in most corporations incorporated in the United States, Cayman Islands incorporated companies may not generally require that shareholders approve sales of all or substantially all of a company’s assets.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law of the Cayman Islands and our current articles of association, our company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a meeting.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our current articles of association and as permitted by Cayman Islands law, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Law, our current memorandum and articles of association may only be amended with the vote of holders of two-thirds of our shares voting at a meeting.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our current memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our current memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A., as depositary, will issue ADSs in connection with an offering of ADSs. Each ADS will represent an ownership interest in four ordinary shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and you as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which it has not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflects your ownership of ADSs.

The depositary’s office is located at 1 Chase Manhattan Plaza, Floor 58, New York, NY 10005-1401.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Islands law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s public reference room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will you receive dividends and other distributions on the shares underlying your ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s expenses in

(1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.
•	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.
•	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights in its discretion. However, if we do not furnish such evidence, the depositary may (i) sell such rights if practicable and distribute the net proceeds in the same manner, as cash to the ADR holders entitled thereto; or (ii) if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing. We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.
•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with offerings to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. In the case of certificated ADSs, delivery will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;
•	the payment of fees, taxes and similar charges; or
•	compliance with any U.S. or foreign laws or government regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of shares,
•	to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities,
•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or
•	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do you vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the depositary will distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will you be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries), to the depositary. It will distribute the same to the registered ADR holders.

Fees and Expenses

What fees and expenses will you be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reasons, US$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;
•	a fee of up to US$0.05 per ADS for any cash distribution made pursuant to the deposit agreement;
•	a fee of up to US$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);
•	reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of the depositary’s agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which charge shall be assessed on a proportionate basis against ADS holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);
•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;
•	stock transfer or other taxes and other governmental charges;
•	cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares;
•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and
•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between the depositary and us.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the ADR program are not known at this time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services to any holder until the fees and expenses owing by such holder for those services or otherwise are paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution, or in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;
•	distribute additional or amended ADRs;
•	distribute cash, securities or other property it has received in connection with such actions;
•	sell any securities or property received and distribute the proceeds as cash; or
•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must give ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 45 days of the date of such resignation, or (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 90th day after our notice of removal was first provided to the depositary. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to receive and hold or sell distributions on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales (as long as it may lawfully do so), without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such net proceeds and other cash.

Limitations on Obligations and Liability to ADR Holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up or, combination of any ADR, the delivery of any distribution in respect thereof, the withdrawal of any deposited securities, and from time to time, we or the depositary or its custodian may require:

•	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable charges as described in the deposit agreement;
•	the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable laws, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and
•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdrawal shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People’s Republic of China (including the Hong Kong Special Administrative Region, the People’s Republic of China) or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provides shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);
•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;
•	it performs its obligations under the deposit agreement and ADRs without gross negligence or bad faith;
•	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or
•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADR or ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by any securities depositary, clearing agency or settlement system in connection with or arising out of book-entry settlement of deposited securities or otherwise. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. Neither the depositary nor any of its agents shall be liable to the registered holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

The depositary and its agents may own and deal in any class of our securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and you agree to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-release of ADSs

In its capacity as depositary, the depositary shall not lend shares or ADSs; provided, however, that the depositary may (i) issue ADSs prior to the receipt of shares and (ii) deliver shares prior to the receipt of ADSs for withdrawal of deposited securities, including ADSs which were issued under (i) above but for which shares may not have been received (each such transaction a “pre-release”). The depositary may receive ADSs in lieu of shares under (i) above (which ADSs will promptly be canceled by the depositary upon receipt by the depositary) and receive shares in lieu of ADSs under (ii) above. Each such pre-release will be subject to a written agreement whereby the person or entity (the “applicant”) to whom ADSs or shares are to be delivered (a) represents that at the time of the pre-release the applicant or its customer owns the shares or ADSs that are to be delivered by the applicant under such pre-release, (b) agrees to indicate the depositary as owner of such shares or ADSs in its records and to hold such shares or ADSs in trust for the depositary until such shares or ADSs are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver to the depositary or the custodian, as applicable, such shares or ADSs, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate. Each such pre-release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary deems appropriate, terminable by the depositary on not more than five (5) business days’ notice and subject to such further indemnities and credit regulations as the depositary deems appropriate. The depositary will normally limit the number of ADSs and shares involved in such pre-release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to ADSs outstanding under (i) above), provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The depositary may also set limits with respect to the number of ADSs and shares involved in pre-release with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided pursuant to (b) above, but not the earnings thereon, shall be held for the benefit of the registered holders of ADRs (other than the applicant).

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and
•	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law

The deposit agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf.

PLAN OF DISTRIBUTION

We or any selling security holder may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

•	through agents;
•	to dealers or underwriters for resale;
•	directly to purchasers; or
•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or any selling security holder or any dealers acting for or on behalf of us or a selling security holder may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to prevailing market prices; or
•	at negotiated prices.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we or any selling security holder will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We or any selling security holder may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commercially reasonable efforts to solicit purchases for the period of its appointment.

We or any selling security holder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we or any selling security holder may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We, any selling security holder and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we or any selling security holder may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We or any selling security holder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us or any selling security holder, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated and existing under the laws of the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;
•	an effective judicial system;
•	a favorable tax system;
•	the absence of exchange control or currency restrictions; and
•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and
•	Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our current operations are conducted in the PRC, and substantially all of our assets are located in the PRC. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed JinkoSolar (U.S.) Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Maples and Calder, our counsel as to Cayman Islands law, and DaHui Lawyers, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and the PRC, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the federal securities laws of the United States or any state or territory in the United States; or
•	entertain original actions brought in the courts of the Cayman Islands or the PRC against us or our directors or officers predicated solely upon the federal securities laws of the United States or any state or territory within the United States.

Maples and Calder has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar fiscal or revenue obligations and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the liabilities provision of the federal securities laws in the United States without retrial on the merits if such judgment gives rise to obligations to make payments that may be regarded as fines, penalties or similar charges.

DaHui Lawyers has further advised us that the recognition and enforcement of foreign judgments are primarily provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC currently does not have any treaties or other agreements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. Therefore, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

LEGAL MATTERS

Except as otherwise set forth in the applicable prospectus supplement, certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon for us by Shearman & Sterling LLP, our special United States counsel, to the extent governed by the laws of the State of New York, and by Maples and Calder, our special legal counsel as to Cayman Islands law, to the extent governed by the laws of the Cayman Islands. Legal matters as to PRC law will be passed upon for us by DaHui Lawyers, our counsel as to PRC law. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to JinkoSolar Holding Co., Ltd.’s annual report on Form 20-F for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

At the discretion of the government of the People’s Republic of China in accordance with the Scheme for the Localization Restructuring of Chinese-Foreign Cooperative Accounting Firms, PricewaterhouseCoopers Zhong Tian CPAs Limited Company has converted to a new partnership and changed its name to PricewaterhouseCoopers Zhong Tian LLP, effective from July 1, 2013. PricewaterhouseCoopers Zhong Tian LLP has succeeded PricewaterhouseCoopers Zhong Tian CPAs Limited Company for all purposes and assumed all of the obligations and rights of PricewaterhouseCoopers Zhong Tian CPAs Limited Company with effect from July 1, 2013.

The office of PricewaterhouseCoopers Zhong Tian LLP is located at 11th Floor, PricewaterhouseCoopers Center, 202 Hu Bin Road, Shanghai 200021, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file with or furnish to the SEC reports, including annual reports on Form 20-F, and other information. All information filed with or furnished to the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov. We also maintain a website at www.jinkosolar.com, but information contained on our website is not incorporated by reference in this prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus or any prospectus supplement.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings, and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of our ADSs and, upon our request, will mail to all record holders of our ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus and any accompanying prospectus supplement are part of the registration statement and do not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.